  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998

                                                REGISTRATION NO. 333-56337
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                            WASTE MANAGEMENT, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
               DELAWARE                              36-2660763
    (STATE OR OTHER JURISDICTION OF                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)
                             3003 BUTTERFIELD ROAD
                           OAK BROOK, ILLINOIS 60523
                                (630) 572-8800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             HERBERT A. GETZ, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             3003 BUTTERFIELD ROAD
                           OAK BROOK, ILLINOIS 60523
                                (630) 572-8800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
     CHARLES W. MULANEY, JR., ESQ.             DAVID A. SCHUETTE, ESQ.
         GARY P. CULLEN, ESQ.                   MAYER, BROWN & PLATT
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM           190 S. LASALLE STREET
              (ILLINOIS)                       CHICAGO, ILLINOIS 60603
    333 W. WACKER DRIVE, SUITE 2100                (312) 782-0600
        CHICAGO, ILLINOIS 60606
            (312) 407-0700
                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED JUNE 15, 1998

PROSPECTUS


                               20,000,000 SHARES

                      ----------------------------------

                          [LOGO WASTE MANAGEMENT/SM/]

                                  COMMON STOCK

                                 ------------

  All of the shares of common stock, par value $1.00 per share ("Company Common Stock"), of Waste Management, Inc. (the "Company" or "Waste Management") offered hereby are being offered by the Company (the "Offering").

  The Company Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "WMX." On June 12, 1998, the last reported sale price of the Company Common Stock on the NYSE was $32 3/4 per share. See "Price Range of Company Common Stock and Dividend Policy."

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMPANY COMMON STOCK OFFERED HEREBY.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................................    $          $            $
--------------------------------------------------------------------------------
Total......................................... $          $           $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company and USA Waste Services, Inc. have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act (as defined herein). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $425,000.

                                 ------------

  The shares of Company Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Company Common Stock will be made in
New York, New York on or about             , 1998.

                                 ------------

MERRILL LYNCH & CO.                                 DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                 ------------

                  The date of this Prospectus is       , 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF COMPANY COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF COMPANY COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Certain statements in the "Prospectus Summary" and under the captions "Risk Factors," "Combined Unaudited Pro Forma Condensed Financial Statements," "Notes to Combined Unaudited Pro Forma Condensed Financial Statements," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997" and elsewhere in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including failure of the Company to complete the merger described herein with USA Waste (as defined herein), the inability of the Company to meet price increase and new business sales goals, fluctuation in recyclable commodity prices, weather conditions, slowing of the overall economy, increased interest costs arising from a change in the Company's leverage, failure of the Company's plans to produce anticipated cost savings, the timing and magnitude of capital expenditures, inability to obtain or retain permits necessary to operate disposal or other facilities or otherwise complete project development activities and inability to complete contemplated dispositions of the Company's businesses and assets at anticipated prices and terms. The Company makes no commitments to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. In addition, prospective purchasers of Company Common Stock should consider carefully the information set forth herein under "Risk Factors," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997" and "Business" and the information set forth under the captions "Business" and "Legal Proceedings" in Parts I and II of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Waste Management 1997 Form 10-K"), which is incorporated by reference herein. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company does not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. Company Common Stock is listed on the NYSE and the Chicago Stock Exchange and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange, 1 Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605.

  A registration statement on Form S-3 with respect to the offering (the "Offering") of Company Common Stock to which this Prospectus relates (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-7327) are incorporated in this Prospectus by reference and are made a part hereof:

    1. Annual Report on Form 10-K for the fiscal year ended December 31,
  1997.

    2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

    3. Current Reports on Form 8-K filed January 7, 1998, February 2, 1998, March 2, 1998, March 13, 1998 and May 19, 1998.

    4. Joint Proxy Statement/Prospectus of the Company and USA Waste, dated June 9, 1998 (the "Waste Management/USA Waste Joint Proxy
  Statement/Prospectus") on Schedule 14A, filed by the Company with the Commission on June 10, 1998.

    5. The description of Company Common Stock contained in the Company's Registration Statement on Form 8-A (as filed with the Commission on August 15, 1990), including any amendment or report filed for the purpose of amending such description.

  The following documents filed by USA Waste with the Commission pursuant to the Exchange Act (File No. 1-12154) are incorporated in this Prospectus by reference and are made a part hereof:

    1. Annual Report on Form 10-K for the fiscal year ended December 31,
  1997.

    2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

    3. Waste Management/USA Waste Joint Proxy Statement/Prospectus on
  Schedule 14A, filed by USA Waste with the Commission on June 10, 1998.

  All documents filed by the Company or by USA Waste pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the Incorporated Documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Waste Management, Inc., 3003 Butterfield Road, Oak Brook, Illinois 60523, (630) 572-8800,
Attention: General Counsel.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, all references in this Prospectus to the "Company" and "Waste Management" refer to Waste Management, Inc. and its subsidiaries.

                                  THE COMPANY

  Waste Management is a leading international provider of waste management services. The Company provides integrated solid waste management services in North America primarily through Waste Management of North America, Inc. ("WMNA"). The Company's solid waste management services are provided to commercial, industrial, municipal and residential customers, as well as to other waste management companies, and consist of solid waste collection, transfer, resource recovery and disposal services. As part of these services, the Company is engaged in providing, through its Recycle America(R) and other programs, paper, glass, plastic and metal recycling services to commercial and industrial operations and curbside collection of such materials from residences and in removing methane gas from sanitary landfill facilities for use in electricity generation. In addition, through WMNA, the Company provides Port-O-Let(R) portable sanitation services to municipalities and commercial and special event customers. WMNA also manages the on-site industrial cleaning services businesses owned by the Company's Rust International Inc. ("Rust") subsidiary.

  The Company also provides hazardous waste management services. The Company's chemical waste treatment, storage, disposal and related services in North America are provided through WMNA and Chemical Waste Management, Inc. ("CWM"), and are provided to commercial and industrial customers, as well as to other waste management companies and to governmental entities. Through Advanced Environmental Technical Services, L.L.C., a wholly owned subsidiary of the Company ("AETS"), the Company provides on-site integrated hazardous waste management services, including hazardous waste identification, packaging, removal and recycling services, to industrial, institutional and governmental customers. Through its wholly owned Chem-Nuclear Systems, L.L.C. subsidiary ("Chem-Nuclear"), the Company also furnishes radioactive waste management services, primarily to electric utilities and governmental entities.

  The Company provides comprehensive waste management and related services outside North America through Waste Management International plc ("WM International"), a subsidiary owned approximately 56% by the Company and 12% each by subsidiaries of Rust and Wheelabrator Technologies Inc. ("Wheelabrator" or "WTI"). WM International provides a wide range of solid and hazardous waste management services in seven countries in Europe, seven countries in the Asia-Pacific region and Argentina, Brazil and Israel.

  Wheelabrator, a wholly owned subsidiary of the Company, is a leading developer of facilities for, and provider of services to, the trash-to-energy and waste-fuel powered independent power markets. WTI develops, arranges financing for, operates and owns facilities that dispose of trash and other waste materials in an environmentally acceptable manner by recycling them into electrical or steam energy. WTI is also pursuing the development, ownership and operation of power plants for industrial customers. In addition, WTI is involved in the treatment and management of biosolids resulting from the treatment of wastewater by converting them into useful fertilizers and the recycling of organic wastes into compost material useable for horticultural and agricultural purposes. WTI also designs and installs technologically advanced air pollution control systems and equipment. In the first quarter of 1998, the Company acquired the outstanding shares of WTI which it did not already own for $876.2 million.

  Rust, owned approximately 60% by the Company and 40% by WTI, is engaged in furnishing environmental and infrastructure consulting and a variety of other on-site industrial and related services primarily to clients in the public sector and petrochemical, chemical, energy, utility, pulp and paper, environmental services and other industries.

  The Company reports its continuing operations as being within a single industry segment, waste management services. The Company's continuing consolidated revenues were approximately $8.5 billion in 1994, $9.1 billion in 1995, $9.2 billion in 1996 and $9.2 billion in 1997.

  The Company's principal executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60523, (630) 572-8800.

                                   THE MERGER

  On March 10, 1998, the Company entered into a definitive agreement and plan of merger (the "Merger Agreement"), pursuant to which the Company will merge (the "Merger") with a wholly owned subsidiary of USA Waste Services, Inc. ("USA Waste"). Pursuant to the Merger Agreement, the Company's stockholders will receive 0.725 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of USA Waste ("USA Waste Common Stock") for each share of Company Common Stock. Based on the number of shares outstanding on June 9, 1998, and, assuming the consummation of the Offering, the Company's stockholders immediately prior to the Merger are expected to own approximately 60% of the outstanding shares of USA Waste following the Merger, which will be renamed "Waste Management, Inc." ("New Waste Management" or the "combined company").

  Following the consummation of the Merger, the current Chief Executive Officer of USA Waste will remain in such position with New Waste Management, and the current President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer of USA Waste are expected to remain in such positions with New Waste Management. Robert S. Miller, who is currently Chairman of the Board and Chief Executive Officer of Waste Management, will become non-executive Chairman of the New Waste Management Board for a 12-month term, after which John E. Drury, who is currently the Chairman of the Board and Chief Executive Officer of USA Waste, will become Chairman of the Board and will continue as Chief Executive Officer of New Waste Management. The Board of Directors of New Waste Management (the "New Waste Management Board") immediately following the effective time of the Merger will consist of 14 members, seven of whom will be designated by USA Waste and seven of whom will be designated by the Company.

  The consummation of the Merger is subject to a number of conditions, including: (i) the expiration or termination of the applicable merger review waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and other similar laws; (ii) approval by the stockholders of the Company of the Merger Agreement; (iii) approval by the stockholders of USA Waste of the issuance of the USA Waste Common Stock to be issued in the Merger (the "Share Issuance") and the amendment of the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock and to change the name of USA Waste to "Waste Management, Inc.," in each case at the effective time of the Merger (the "Charter Proposal"); (iv) there being in existence no court order which effectively prohibits the Merger; (v) all relevant governmental authorities must approve the Merger; (vi) each company's independent accountants must provide a letter regarding their respective concurrence with the conclusions of each company's management that the Merger will qualify for pooling of interests accounting treatment; (vii) the shares of USA Waste Common Stock to be issued in the Merger and to be issued upon exercise of the Company stock options must be authorized for listing on the NYSE; (viii) each company must certify to the other that its representations and warranties contained in the Merger Agreement are materially true and correct and that it has performed all of its material obligations under the Merger Agreement; (ix) no event or events shall have occurred or be reasonably likely to occur which shall have had, or could reasonably be expected to have, a material adverse effect with respect to either company; (x) each company must receive an opinion from its tax counsel that the Merger will qualify as a tax free reorganization; (xi) certain individuals must be appointed to their positions as directors and/or executive officers of New Waste Management and (xii) the sale of shares of Company Common Stock in the Offering in order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes. The principal purpose for the Offering is to facilitate the treatment of the Merger as a pooling of interests for accounting and financial reporting purposes.

  USA Waste is the third largest integrated solid waste management company in North America, as measured by revenues for the 1997 fiscal year, and currently serves, through its subsidiaries, the full spectrum of commercial, industrial, municipal and residential customers in 48 states, the District of Columbia, Canada and Puerto Rico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste, through its subsidiaries, owns or operates an extensive network of landfills, transfer stations and collection operations and, as of March 31, 1998, has a diversified customer base in excess of eight million. USA Waste is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Prospective purchasers of the Company Common Stock are urged to read and consider carefully such reports, proxy statements and other information. USA Waste Common Stock is traded on the NYSE under the symbol "UW." USA Waste's principal executive offices are located at 1001 Fannin, Suite 4000, Houston, Texas 77002.

  The Board of Directors of the Company has fixed the close of business on June 9, 1998, as the record date for determination of holders of Company Common Stock entitled to notice of and to vote at a special meeting of the stockholders of the Company to be held on July 15, 1998 (the "Special Meeting"), to consider and approve the Merger Agreement. Accordingly, purchasers of the shares of Company Common Stock in the Offering will not be entitled to vote such shares at the Special Meeting.

                              RECENT DEVELOPMENTS

  In light of the proposed Merger, the Company will discontinue work on a previously announced project to implement new information systems and projects to remediate Year 2000 issues in its principal U.S. solid waste information systems. Instead, the Company has negotiated a license of USA Waste's principal information systems software. The Company also will decentralize certain of its accounting activities and scale back its program to further centralize purchasing and various other corporate programs. Such actions are not expected to impact Waste Management's ability to meet customer service requirements.

  The decision to discontinue these projects and initiatives will result in a pre-tax charge to earnings during the second quarter currently estimated to be between $70 million and $90 million. The charge will include a write-off of previously capitalized costs for new information systems hardware and software, severance and other commitments. In addition, as a result of the proposed Merger, the Company is reviewing its current operational and overhead structures and, as transitional decisions related to the Merger are made, may incur additional asset write-downs, severance and other charges.

  On May 15, 1998, the Company announced that its Board of Directors has adopted a new dividend policy, reducing regular quarterly dividends from $0.17 per share to $0.01 per share. On such date, the Company declared a dividend to be paid on July 2, 1998, to stockholders of record on June 17, 1998.

                                  THE OFFERING

Company Common Stock Offered by     20,000,000 shares
 the Company......................
Company Common Stock to be          475,835,871 shares(1)
 Outstanding Immediately After the
 Offering.........................
Use of Proceeds...................  All of the estimated $614 million of the net proceeds of the Offering will be used by the
                                    Company for the repayment of indebtedness
                                    under the Chase Facility (as defined herein)
                                    and for the repayment of commercial paper.
                                    See "Use of Proceeds."
NYSE Symbol.......................  WMX

--------
(1) Based on the number of shares outstanding as of May 31, 1998, excluding 10,886,361 shares held by the Company's Employee Stock Benefit Trust. Does not include employee stock options outstanding to purchase an aggregate of 22,093,567 shares of Company Common Stock exercisable as of May 31, 1998, and options to purchase 4,593,045 shares of Company Common Stock which will become exercisable as a result of the Merger. Also does not include an aggregate of approximately 14,854,554 shares of Company Common Stock that may be issued upon the conversion of (i) Liquid Yield Option Notes, zero coupon-subordinated, interest 9%, due 2001, (ii) Liquid Yield Option Notes, zero coupon-subordinated, interest 6%, due 2012, (iii) Liquid Yield Option Notes, zero coupon-subordinated, interest 6%, due 2010 and (iv) Subordinated Notes, interest 5.75%, due 2005, of the Company.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 12 for a discussion of certain factors that should be considered by prospective purchasers of Company Common Stock.

               SELECTED HISTORICAL AND SUMMARY COMBINED UNAUDITED
                   PRO FORMA CONDENSED FINANCIAL INFORMATION

  The following selected historical financial information of the Company for each of the five years in the period ended December 31, 1997, has been derived from the Company's audited historical financial statements. The following selected historical financial information of the Company as of and for the three months ended March 31, 1997 and 1998, has been derived from the Company's unaudited historical financial statements and reflect all adjustments the Company considers necessary for a fair presentation of the financial position and results of operation for these periods. The selected historical financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months ended March 31, 1998," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997," the consolidated financial statements of the Company (the "Consolidated Financial Statements") and the notes thereto contained herein.

  The summary combined unaudited pro forma condensed financial information is derived from the combined unaudited pro forma condensed financial statements, appearing elsewhere herein, which give effect to the Merger by combining the results of operations of the Company and USA Waste using the pooling of interests method of accounting as if the Merger had been consummated as of the beginning of the periods presented and as if the Offering had been consummated as of March 31, 1998 and should be read in conjunction with such pro forma financial statements and notes thereto. See "Combined Unaudited Pro Forma Condensed Financial Statements." The combined unaudited pro forma condensed financial statements as of March 31, 1998, and for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1998, were prepared based on the respective historical financial statements of the Company and USA Waste.

  The combined unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of New Waste Management. The combined unaudited pro forma condensed financial information does not give effect to any possible divestitures of business units (including those which may be required by the antitrust regulatory authorities) or to any cost savings which may result from the integration of the Company's and USA Waste's operations nor does such information include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within the 12 months following the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

           WASTE MANAGEMENT SELECTED HISTORICAL FINANCIAL INFORMATION

                                                                                             THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                               MARCH 31,
                          ---------------------------------------------------------------  ------------------------
                             1993         1994         1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 7,827,280  $ 8,537,883  $ 9,100,225  $ 9,225,636  $ 9,188,582  $ 2,204,985  $ 2,131,621
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Costs and expenses......  $ 6,560,716  $ 7,090,342  $ 7,606,679  $ 7,756,225  $ 8,324,613  $ 1,947,344  $ 1,885,867
Asset impairment loss...       29,009       33,970       53,772       64,729    1,480,262        5,905          --
Special charges.........      524,767          --       335,587      370,735      145,990       15,916          --
Gains from stock
 transactions of
 subsidiaries and
 exchange of
 exchangeable LYONs.....      (15,109)         --           --           --           --            --          --
Other (income) expenses,
 net....................      175,729      299,423      232,540      373,480      291,390       (5,796)      74,786
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations
 before income taxes....  $   552,168  $ 1,114,148  $   871,647  $   660,467  $(1,053,673) $   241,616  $   170,968
Provision for income
 taxes..................      283,347      512,683      451,741      436,473      215,667      127,231       96,551
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations..  $   268,821  $   601,465  $   419,906  $   223,994  $(1,269,340) $   114,385  $    74,417
Income (loss) from
 discontinued
 operations.............       19,886       27,324        4,863     (263,301)      95,688          647          --
Extraordinary item......          --           --           --           --          (516)         --           --
Accounting changes......          --        (1,281)     (84,672)         --        (1,936)         --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $   288,707  $   627,508  $   340,097  $   (39,307) $(1,176,104) $   115,032  $    74,417
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Average common shares
 outstanding............      484,885      483,748      485,346      489,171      466,601      483,993      455,096
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Basic earnings (loss)
 per share:
 Continuing operations..  $      0.55  $      1.24  $      0.86  $      0.46  $     (2.72) $      0.24  $      0.16
 Discontinued
  operations............         0.05         0.06         0.01        (0.54)        0.20          --           --
 Extraordinary item.....          --           --           --           --           --           --           --
 Accounting changes.....          --           --         (0.17)         --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $      0.60  $      1.30  $      0.70  $     (0.08) $     (2.52) $      0.24  $      0.16
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Diluted earnings (loss)
 per share:
 Continuing operations..  $      0.55  $      1.24  $      0.86  $      0.46  $     (2.72) $      0.23  $      0.16
 Discontinued
  operations............         0.04         0.06         0.01        (0.54)        0.20          --           --
 Extraordinary item.....          --           --           --           --           --           --           --
 Accounting changes.....          --           --         (0.17)         --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  ===========  ===========
   Net income (loss)....  $      0.59  $      1.30  $      0.70  $     (0.08) $     (2.52) $      0.23  $      0.16
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Dividends per share.....  $      0.58  $      0.60  $      0.60  $      0.63  $      0.67  $      0.16  $      0.17
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital
 (deficit)..............  $  (232,665) $  (682,017) $(1,047,078) $  (280,923) $(2,046,899) $  (502,443) $(2,329,447)
Intangible assets, net..    3,230,826    3,406,897    3,892,355    3,871,919    3,198,374    3,728,860    3,686,079
Total assets............   15,716,369   16,444,947   17,457,159   17,083,577   13,589,098   16,667,655   13,864,000
Long-term debt,
 including current
 maturities.............    6,897,786    6,899,223    7,478,074    7,525,100    6,627,022    7,203,395    7,300,049
Stockholders' equity....    3,682,143    3,907,150    4,042,646    3,741,761    1,345,652    3,773,057    1,354,893

(1) As a result of a comprehensive review begun in the third quarter of 1997, the Company determined that certain items of expense were incorrectly reported in previously issued financial statements. The Company has accordingly restated its prior financial results. (See Note 2 to the Consolidated Financial Statements.)
(2) The Company recorded an asset impairment loss in 1997, and restated prior year financial statements to retroactively recognize impairment losses in earlier years. See Note 16 to the Consolidated Financial Statements.
(3) The results for 1993 include a non-taxable gain of $15.1 million (before minority interest), relating to the issuance of shares by Rust, as well as a special asset revaluation and restructuring charge of $524.8 million (before tax and minority interest) recorded by the CWM subsidiary of Waste Management related primarily to a revaluation of its thermal treatment business, and a provision of approximately $14 million to adjust deferred income taxes resulting from the 1993 tax law change.
(4) The results for 1995 include a special charge of $140.6 million (before tax) recorded by CWM, primarily to write off its investment in facilities and technologies that it abandoned because they do not meet customer service or performance objectives, and a special charge of $194.6 million (before tax and minority interest) recorded by WM International relating to actions it had decided to take to sell or otherwise dispose of non-core business and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization.
(5) In 1995, the Rust Board of Directors approved a plan to sell or otherwise discontinue Rust's process engineering, construction, specialty contracting and similar lines of business. During 1996, the sale of the industrial process engineering and construction business, based in Birmingham, Alabama, was completed. In 1996, WTI sold its water process systems and equipment manufacturing business, and Rust sold its industrial scaffolding business. WTI entered into an agreement to sell its water and wastewater facility operations and privatization business and Rust began implementing plans to exit its remaining domestic and international engineering and consulting business. These businesses were classified as discontinued operations in the financial statements. The Rust disposition was not completed within one year, and accordingly in 1997 this business has been reclassified back into continuing operations, as operations held for sale, in accordance with generally accepted accounting principles. The unused portion ($87.0 million) of the previously recorded provision for loss on disposal was reversed in discontinued operations, and an impairment loss provision of $122.2 million was recognized in continuing operations.
(6) The results for 1996 include special charges of $47.1 million (before tax and minority interest) related to WM International's sale of its investment in Wessex Water plc and a charge of $169.5 million (before tax and minority interest) to revalue its investments in France, Austria and Spain in contemplation of exiting these markets and to write off an investment in a hazardous waste disposal facility. Also in 1996, WMNA and CWM recorded special charges of $154.1 million (before tax) for reengineering their finance and administration functions and increasing reserves for certain litigation.
(7) In 1997, the Company recorded a special charge of $41.6 million (pretax) for severance related to WMNA, and WM International recorded a charge of $104.4 million (before tax and minority interest) to reflect costs of demobilization following the loss of the contract renewal for Buenos Aires, Argentina, divestiture or closure of underperforming businesses, and the writeoff of projects it decided to no longer pursue.
(8) In 1995, the Company changed its accounting for capitalized interest on landfill cell construction. See Note 3 to the Consolidated Financial Statements.

      SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                                                   THREE MONTHS
                                                                      ENDED
                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                            -------------------------------------  ------------
                               1995         1996         1997          1998
                            -----------  -----------  -----------  ------------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues........  $10,316,307  $10,874,767  $11,802,350  $ 2,901,061
                            -----------  -----------  -----------  -----------
Costs and expenses:
 Operating (exclusive of
  depreciation and
  amortization shown
  below)..................  $ 6,176,196  $ 6,498,708  $ 7,479,745  $ 1,757,707
 General and
  administrative..........    1,260,192    1,294,471    1,413,244      345,581
 Depreciation and
  amortization............    1,178,896    1,256,727    1,382,356      351,458
 Merger costs.............       26,539      126,626      109,411          --
 Unusual items............      394,092      499,264    1,650,972          --
(Income) loss from
 continuing operations
 held for sale, net of
 minority interest........      (25,110)        (315)       9,930        2,416
                            -----------  -----------  -----------  -----------
                            $ 9,010,805  $ 9,675,481  $12,045,658  $ 2,457,162
                            -----------  -----------  -----------  -----------
Income (loss) from
 operations...............  $ 1,305,502  $ 1,199,286  $  (243,308) $   443,899
                            -----------  -----------  -----------  -----------
Other income (expense):
 Interest expense:
   Nonrecurring...........  $   (10,994) $       --   $       --   $       --
   Other..................     (522,480)    (522,921)    (551,149)    (153,942)
 Interest income..........       41,565       34,603       45,214        6,109
 Minority interest........      (81,367)     (41,289)     (45,442)     (25,302)
 Other income, net .......      257,586      108,390      126,172       70,323
                            -----------  -----------  -----------  -----------
                            $  (315,690) $  (421,217) $  (425,205) $  (102,812)
                            -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations
 before income taxes......  $   989,812  $   778,069  $  (668,513) $   341,087
Provision for income
 taxes....................      492,885      486,616      361,464      161,815
                            -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations....  $   496,927  $   291,453  $(1,029,977) $   179,272
                            ===========  ===========  ===========  ===========
Basic earnings (loss) per
 common share from
 continuing operations....  $      1.00  $      0.55  $    (1.88)  $      0.33
                            ===========  ===========  ===========  ===========
Diluted earnings (loss)
 per common share from
 continuing operations....  $      0.99  $      0.54  $    (1.88)  $      0.32
                            ===========  ===========  ===========  ===========
BALANCE SHEET DATA (AT END
 OF PERIOD):
Working capital (deficit).                                         $(1,537,137)
Intangible assets, net....                                           5,651,426
Total assets..............                                          21,248,259
Long-term debt, including
 current maturities.......                                          10,317,063
Stockholders' equity......                                           4,644,650

                                 RISK FACTORS

  The following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus, should be considered by prospective purchasers of Company Common Stock prior to making an investment decision.

RISKS RELATING TO THE MERGER

  CONSUMMATION OF THE MERGER. There can be no assurance that the conditions to the Merger will be satisfied or waived, and, therefore, there can be no assurance that the Merger will be consummated upon the terms set forth in the Merger Agreement, if at all. If the Merger is not consummated, purchasers of the shares in the Offering will remain holders of Company Common Stock--a security with investment characteristics that may be significantly different from those of USA Waste Common Stock to be received in the Merger. Among other things, the trading price of Company Common Stock would likely decline from current levels if the Merger is not consummated. Either the Company or USA Waste may terminate the Merger Agreement if the Merger is not completed by October 31, 1998 (provided that such date may be extended by either party to December 30, 1998, if the Merger has not been consummated as a result of (i) the failure to obtain the requisite regulatory approvals or consents or (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Merger and under certain other conditions).

  Among the conditions that must be fulfilled in order to consummate the Merger are: (i) the expiration or termination of the applicable merger review waiting period under the HSR Act and other similar laws, (ii) approval by the stockholders of the Company of the Merger Agreement; (iii) approval by the stockholders of USA Waste of the Share Issuance and the Charter Proposal; (iv) there being in existence no court order which effectively prohibits the Merger; (v) all relevant governmental authorities must approve the Merger;
(vi) each company's independent accountants must provide a letter regarding their respective concurrence with the conclusions of each company's management that the Merger will qualify for pooling of interests accounting treatment;
(vii) the shares of USA Waste Common Stock to be issued in the Merger and to be issued upon exercise of stock options granted to Company employees must be authorized for listing on the NYSE; (viii) each company must certify to the other that its representations and warranties contained in the Merger Agreement are materially true and correct and that it has performed all of its material obligations under the Merger Agreement; (ix) no event or events shall have occurred or be reasonably likely to occur which shall have had, or could reasonably be expected to have, a material adverse effect with respect to either company; (x) each company must receive an opinion from its tax counsel that the Merger will qualify as a tax free reorganization; (xi) certain individuals must be appointed to their positions as directors and/or executive officers of New Waste Management and (xii) the sale of shares of Company Common Stock in the Offering in order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes. The principal purpose for the Offering is to facilitate the treatment of the Merger as a pooling of interests for accounting and financial reporting purposes.

  In addition, the review of the Merger pursuant to the HSR Act may substantially delay the Company's ability to consummate the Merger. The Company and USA Waste submitted filings required by the HSR Act to the Department of Justice ("DOJ") and the U.S. Federal Trade Commission ("FTC") on March 24, 1998, and on April 23, 1998, received a Request for Additional Documents and other Additional Information (a "second request") with respect to the Merger. The time period for the DOJ to review the Merger will be terminated 20 days following substantial compliance by both the Company and USA Waste with the second request. Thereafter, the waiting period may be extended only by court order or the consent of the parties. Consummation of the Merger is subject to the expiration or termination of all applicable waiting periods under the HSR Act and no action having been instituted by the DOJ or FTC that is not withdrawn or terminated prior to the effective time of the Merger. There can be no assurance that the DOJ will not seek an extension of the 20-day Merger review period or that the DOJ will not challenge the Merger on antitrust grounds in a formal proceeding, or if an extension is sought or challenge is made, of the result. The Company expects that the DOJ will require divestitures of assets of the Company and USA Waste in connection with any decision not to object to the Merger. Any such divestitures or other commitments required by the DOJ could limit the synergies, cost savings and other benefits expected. There can be no assurance that the Company and USA Waste will agree to such divestitures or that, if agreed to, such divestitures will not have a material adverse effect on New Waste Management.

  FIXED EXCHANGE RATIO. The fraction of a share of USA Waste Common Stock into which each share of Company Common Stock is to be converted in the Merger is fixed. The market value of USA Waste Common Stock and/or Company Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on matters related to the Merger due to, among other factors, market perception of the synergies and cost savings expected to be achieved by the Merger, changes in the business, operations or prospects of the Company or USA Waste, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio will not be adjusted to reflect changes in the relative market values of USA Waste Common Stock and Company Common Stock, the relative market values of USA Waste Common Stock issued in the Merger and Company Common Stock surrendered in the Merger, may be higher or lower than the relative market values of such shares at the time the Merger was negotiated or approved by stockholders.

  UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS; REALIZATION OF SYNERGIES. If the proposed Merger is consummated, integrating the operations and management of the Company and USA Waste will be a detailed, time-consuming process. Successful consummation of the Merger will alter the nature of USA Waste's business by significantly expanding USA Waste's domestic and international operations and by adding operations, such as hazardous waste management services and waste-to-energy operations. The managements of the Company and USA Waste expect that annualized synergies and cost savings of approximately $800 million pre-tax will be realized from the Merger. There can be no assurance that this integration will result in the achievement of all of the anticipated synergies and other benefits expected to be realized from the Merger or that this integration will occur without the Company or New Waste Management experiencing the loss of key Company or USA Waste personnel. In addition, USA Waste and the Company expect to incur certain nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within the 12 months following the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant. Furthermore, any required divestitures of assets or other commitments required by the Department of Justice could limit the synergies, cost savings and other benefits expected. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of New Waste Management. The inability of management to successfully or timely integrate the operations of the Company and USA Waste following the Merger could have a material adverse effect on the business and operating results of New Waste Management.

  CERTAIN LEGAL PROCEEDINGS. On March 12, 1998, a stockholder of the Company filed a purported class action suit in the Chancery Court of the State of Delaware in New Castle County against the Company and certain of its current and former directors. The complaint alleges, among other things, that (i) the Merger is the product of unfair dealing and the price to be paid to members of the purported class for their Company Common Stock is unfair and inadequate,
(ii) the Merger will prevent members of the purported class from receiving their fair portion of the value of the Company's assets and business and from obtaining the real value of their equity ownership of the Company, (iii) defendants breached their fiduciary duties owed to the members of the purported class by putting their personal interests ahead of the interests of the Company's public stockholders and (iv) the members of the class action will suffer irreparable damage unless the defendants are enjoined from breaching their fiduciary duties. The complaint seeks equitable relief that would enjoin or rescind the Merger, as the case may be, and monetary damages from the defendants for unlawfully gained profits and special benefits. The Company believes the suit to be without merit and intends to contest it vigorously.

RISKS INHERENT IN THE INDUSTRY OR PARTICULAR TO THE COMPANY OR NEW WASTE MANAGEMENT

  COMPETITION. The waste management industry is highly competitive and requires substantial capital resources. The industry consists of several large national waste management companies, including both the Company and USA Waste, as well as numerous local and regional companies of varying sizes and financial resources. The Company competes, and, following the proposed Merger, New Waste Management will compete, with numerous waste management companies and with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages due to the availability to them of tax revenues and tax-exempt financing. In addition, competitors may reduce the price of their services in an effort to expand sales volume or to win competitively bid municipal contracts. Profitability may also be affected by the increasing national emphasis on recycling, composting and other waste reduction programs that could reduce the volume of solid waste collected or deposited in landfills.

  GOVERNMENT REGULATION. The Company's operations are, and, following the proposed Merger, New Waste Management's operations will be, subject to and substantially affected by federal, state, local and foreign laws, regulations, orders and permits which govern environmental protection, health and safety, zoning and other matters. These laws, regulations, orders and permits may impose restrictions on operations that could adversely affect the Company's or, following the proposed Merger, New Waste Management's, results of operations and financial condition, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid or hazardous waste. In particular, the Company is, and New Waste Management will be, subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent. These laws and regulations affect the Company's businesses and will affect New Waste Management's businesses in a variety of ways. In order to develop and operate a landfill or other waste management facility, it is necessary to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental protection and land use. These permit approvals are difficult, time consuming and costly to obtain and may be subject to community opposition by government officials or citizens, regulatory delays, subsequent modifications and other uncertainties. There can be no assurance that the Company or, following the proposed Merger, New Waste Management, will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity of landfills needed to replace existing capacity as it is exhausted. The siting, design, operation and closure of landfills and other disposal facilities are also subject to extensive regulations. These regulations could require the Company or New Waste Management to undertake investigatory or remedial activities, to curtail operations or to close a landfill or other disposal facility temporarily or permanently. Furthermore, future changes in these regulations may require the Company or New Waste Management to modify, supplement or replace equipment or facilities at costs which could be substantial. In addition, court decisions have ruled that state and local governments may not constitutionally restrict the free movement of waste in interstate commerce through the use of regulatory flow control laws. It is not possible to predict what impact, if any, these decisions may have in the future on the Company's or, following the proposed Merger, New Waste Management's disposal facilities, particularly WTI's waste-to-energy facilities.

  POTENTIAL ENVIRONMENTAL LIABILITY; INSURANCE. Each of the Company and New Waste Management may be subject to liability for environmental damage that its landfills, transfer stations and collection operations may have caused or may cause to its own properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Liability may also arise from any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged for by the Company, or following the proposed Merger, New Waste Management, or their predecessor owners of operations or assets acquired by such companies. Any substantial liability for such environmental impacts could have a material adverse effect on the Company's or, following the proposed Merger, New Waste Management's, results of operations and financial condition.

  The Company has established reserves in connection with certain of its environmental remediation liabilities and liabilities for closure and post-closure costs of disposal facilities owned or operated by it. While such reserves have been established, the promulgation of new laws and the development and discovery of new facts and conditions have required the Company, and in the future may require the Company or, following the proposed Merger, New Waste Management, to establish reserves for new remediation or closure/post-closure liabilities and to adjust reserves for existing liabilities. Thus, there can be no assurance that the current remediation and closure/post-closure reserves of the Company or New Waste Management will adequately cover all of such company's remediation and closure/post-closure costs.

  In the ordinary course of its business, the Company is, and following the proposed Merger, New Waste Management may become, involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state, local or foreign agencies seeking to impose civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under statutes, or to revoke, or deny renewal of, a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental impact at its owned or operated facilities (or at facilities formerly owned or operated by the Company or its predecessors) or damage that those facilities or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. The adverse outcome of one or more of these proceedings could have a material adverse effect on the Company's or, following the proposed Merger, New Waste Management's, financial position, results of operations or cash flows. The Company has from time to time received, and expects that, following the proposed Merger, New Waste Management may in the future from time to time receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company or New Waste Management will always be successful in this regard, or that such future citations or notices will not have a materially adverse effect on the Company's or, following the proposed Merger, New Waste Management's, financial position, results of operations or cash flows.

  The Company's insurance for environmental liability is very limited because the Company believes that the cost for such insurance is high relative to the coverage it would provide. Due to the limited nature of such insurance coverage for environmental liability, if the Company were to incur liability for environmental damage, such liability could have a material adverse effect on the Company's or, following the proposed Merger, New Waste Management's financial position, results of operations or cash flows.

  LEVERAGE. The Company has, and following the proposed Merger, the combined company will continue to have, consolidated indebtedness that is substantial in relation to its stockholders' equity. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company's total consolidated indebtedness (including short-term debt) and stockholders' equity were approximately $6.7 billion and $2.0 billion, respectively. As of March 31, 1998, on a pro forma basis after giving effect to the Merger and the Offering, New Waste Management's total consolidated indebtedness (including short-term debt) and stockholders' equity were $10.3 billion and $4.6 billion, respectively. See "Use of Proceeds," "Capitalization" and "Combined Unaudited Pro Forma Condensed Financial Statements." The ability of the Company or, following the proposed Merger, New Waste Management, to satisfy its obligations will be dependent upon its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The degree to which the Company or, following the proposed Merger, New Waste Management, is leveraged may make it more vulnerable than its competitors to the effects of an economic downturn or other adverse development and could limit its ability to obtain additional financing.

  ALTERNATIVES TO LANDFILL DISPOSAL AND WASTE-TO-ENERGY FACILITIES. During the past several years, alternatives to landfill disposal and waste-to-energy facilities, such as recycling and composting, have increasingly been utilized by certain customers of the Company. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. These developments may result in the volume of waste going to landfills and waste-to-energy facilities being reduced in certain areas, which may affect the Company's or, following the proposed Merger, New Waste Management's, ability to operate its landfills and waste-to-energy facilities at full capacity, the prices that can be charged for landfill disposal and waste-to-energy services and the resulting operating margins.

  RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS. It is expected that if the proposed Merger is consummated, New Waste Management will seek acquisitions that complement its services, broaden its customer base and improve its operating efficiencies. Such an acquisition strategy involves certain potential risks associated with assessing, acquiring and integrating the operations of acquired companies and identification and management of potential risks associated with pre-existing liabilities of acquired companies. There can be no assurance that attractive acquisition opportunities will be available to New Waste Management, that New Waste Management will have access to the capital required to finance potential acquisitions on satisfactory terms or that any businesses acquired will prove profitable. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of additional equity securities which could dilute the ownership interests of then-existing stockholders. Among the risks associated with acquisitions is the risk that the acquired company has engaged in or is alleged to have engaged in conduct prior to the date of acquisition that becomes the subject of civil or criminal legal action after such date. There can be no assurance as to the outcome or consequence of any investigations or matters related to such conduct, including any effect on New Waste Management's ability to retain or obtain franchises or other business opportunities.

  EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS. The Waste Management Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that would likely have an effect of delaying or deterring a change in control of the Company (other than the Merger). Such provisions include provisions which (i) require stockholders to take action only at a formal meeting, (ii) provide that only designated officers and the Board of Directors may call special meetings of stockholders, (iii) prevent "greenmail" payments by the Company, (iv) establish safeguards in connection with certain business transactions and (v) provide for a classified Board of Directors. In addition, the Restated Certificate of Incorporation requires the concurrence of the holders of shares representing at least 80% of the outstanding shares of Company Common Stock for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, any of the preceding provisions.

  In addition, the Company's Board of Directors is authorized without further stockholder authorization, to create and issue 50 million shares of preferred stock in series and to establish the voting powers, designations, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof relating to any such series.

  For a description of the relative rights of holders of Company Common Stock and USA Waste Common Stock, see the discussion under the heading "Comparison of Stockholder Rights" in the Waste Management/USA Waste Joint Proxy Statement/Prospectus incorporated herein by reference.

  INTERNATIONAL OPERATIONS AND EXPANSION. A significant portion of the Company's operations are conducted internationally. The Company's operations in foreign countries generally are, and following the proposed Merger, New Waste Management's operations in foreign countries generally will be, subject to a number of risks inherent in any business operating in foreign countries, including political, social and economic instability, general strikes, nationalization of assets, currency restrictions and exchange rate fluctuations, nullification, modification or renegotiation of contracts, and governmental regulation, all of which are beyond the control of the Company. No prediction can be made as to how existing or future foreign governmental regulations in any jurisdiction may affect the Company or New Waste Management in particular or the solid waste management industry in general.

  MATTERS RELATED TO WASTE MANAGEMENT ACCOUNTING PRACTICES. In November and December 1997, several alleged purchasers of Waste Management securities (including but not limited to Company Common Stock), who allegedly bought their securities between 1996 and 1997, brought 14 purported class action lawsuits against Waste Management and several of its current and former officers in the United States District Court for the Northern District of Illinois. Each of these lawsuits asserted that the defendants violated the federal securities laws by issuing allegedly false and misleading statements in 1996 and 1997 about Waste Management's financial condition and results of operations. Among other things, the plaintiffs alleged that Waste Management employed accounting practices that were improper and that caused its publicly filed financial statements to be materially false and misleading. The lawsuits demanded, among other relief, unspecified compensatory damages, pre- and post-judgment interest, attorneys' fees, and the costs of conducting the litigation. In January 1998, the 14 putative class actions were consolidated before one judge. On May 29, 1998, the plaintiffs filed a consolidated amended complaint against the Company and four of its former officers. The consolidated amended complaint seeks recovery on behalf of a proposed class of all purchasers of the Company's securities between May 29, 1995, and October 30, 1997. The consolidated amended complaint alleges, among other things, that Waste Management filed false and misleading financial statements beginning in 1991 and continuing through October 1997 and seeks recovery for alleged violations of the federal securities laws between May 1995 and October 1997. Like the individual complaints that preceded it, the consolidated amended complaint seeks unspecified compensatory damages, pre- and post-judgment interest, attorneys' fees, and the costs of conducting the litigation. It is not possible at this time to predict the impact this litigation may have on Waste Management or New Waste Management, although it is reasonably possible that the outcome may have a material adverse impact on their respective financial condition or results of operations in one or more future periods. The Company intends to defend itself vigorously in this litigation. The Company is aware of another action arising out of the same set of facts alleging a cause of action under Illinois state law.

  The Company is also aware that the Commission has commenced a formal investigation with respect to the Company's previously filed financial statements (which were subsequently restated) and related accounting policies, procedures and system of internal controls. The Company intends to cooperate with such investigation. The Company is unable to predict the outcome or impact of this investigation at this time.

  NEED FOR ADDITIONAL FINANCING. The Company will require and, if the proposed Merger is consummated, New Waste Management is expected to require, additional capital and letter of credit and bonding facilities from time to time to pursue its acquisition strategy, fund internal growth and satisfy customer and regulatory financial assurance requirements. A portion of Waste Management's, or, if the proposed Merger is consummated, New Waste Management's, future capital requirements may be provided through future issuances of debt or equity securities. There can be no assurance that Waste Management or New Waste Management will be successful in obtaining additional capital through issuances of additional debt or equity securities or obtaining and maintaining sufficient letter of credit and bonding facilities required for financial assurance purposes. In addition, the Company's principal bank credit facility will expire on December 31, 1998, and there can be no assurance that such facility can be extended or replaced. See "Use of Proceeds." The Company currently uses, and it is expected that New Waste Management will use, variable rate debt as a financing alternative after the Merger. To the extent that variable interest rates tend to fluctuate as general interest rates change, an increase in interest rates could have a material adverse effect on Waste Management's or New Waste Management's earnings in the future. See "-- Leverage."

  CAPITALIZED EXPENDITURES. In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any facility or operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development or expansion project that is not successfully completed. There can be no assurance that the Company, or, if the proposed Merger is consummated, New Waste Management, in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could have a material adverse effect on the Company's or New Waste Management's results of operations and financial condition.

  SEASONALITY. The Company's operating revenues tend to be somewhat lower in the winter months. This is generally reflected in the Company's first and fourth quarter results of operations. This is primarily attributed to the fact that (a) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and (b) the volume of residential waste in certain regions where the Company operates, and following the proposed Merger, where New Waste Management will operate, tends to decrease during the winter months.

  NEW WASTE MANAGEMENT DIVIDENDS. Waste Management has paid cash dividends on Company Common Stock since 1976 while USA Waste has never declared or paid cash dividends on USA Waste Common Stock. However, the Company recently adopted a new dividend policy, substantially reducing the amount of its quarterly dividend to $0.01 per share commencing with the dividend declared in the second quarter of 1998. The decision whether to apply legally available funds to the payment of dividends on common stock of New Waste Management will be made by the New Waste Management Board from time to time in the exercise of its business judgment. See "Price Range of Company Common Stock and Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Company Common Stock in the Offering (assuming a public offering price of $32.00 per share and after deducting the underwriting discounts, commissions and estimated offering expenses payable by the Company) are estimated to be $614.4 million. The Company will use the net proceeds of the Offering for repayment of outstanding borrowings under the Company's term loan and working capital facility with the Chase Manhattan Bank ("Chase"), as administrative agent (the "Chase Facility"), and for repayment of commercial paper. The Company will repay the $575 million outstanding principal balance under the term loan facility, together with accrued interest thereon. The term loan facility currently bears interest at the rate of 6.2375% per annum and has a termination date of December 31, 1998 (subject to earlier termination in the event of a change-in-control, including the Merger). The Company is obligated to repay the term loan facility from the net cash proceeds of the Offering. Borrowings under the Chase Facility were incurred in connection with the acquisition of the publicly held shares of WTI. The remaining net proceeds will be used to repay outstanding commercial paper, which currently bears interest at a rate of approximately 6% per annum, and matures on or before June 26, 1998. Pending any such application, the proceeds will be invested in short-term securities. See "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998."

            PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND POLICY

  The Company Common Stock is traded on the NYSE and the Chicago Stock Exchange under the symbol "WMX." On June 12, 1998, the last reported sale price of the Company Common Stock on the NYSE was $32 3/4 per share. Prospective purchasers of Company Common Stock are urged to obtain current market quotations for Company Common Stock.

MARKET PRICES

  The table below sets forth, for the calendar quarters indicated, the range of high and low sale prices of Company Common Stock as reported on the NYSE Composite Transaction Tape.

                                                                COMPANY COMMON
                                                                    STOCK
                                                              ------------------
                                                                HIGH      LOW
                                                              -------- ---------
      1996
      Quarter ended March 31, 1996........................... $32 1/8  $27 3/4
      Quarter ended June 30, 1996............................  36 1/8   31 5/8
      Quarter ended September 30, 1996.......................  33 1/4   28 5/8
      Quarter ended December 31, 1996........................  36 5/8   32 1/8
      1997
      Quarter ended March 31, 1997........................... $37 1/2  $30 1/8
      Quarter ended June 30, 1997............................  34 1/4   28
      Quarter ended September 30, 1997.......................  35 3/8   29 1/4
      Quarter ended December 31, 1997........................  35       21 15/16
      1998
      Quarter ended March 31, 1998........................... $32 1/4  $22 1/16
      Quarter ended June 30, 1998 (through June 12, 1998)....  35 1/16  30 11/16

  In February 1997, the Board of Directors of the Company approved a new repurchase program to replace a stock repurchase program approved in December 1995. Under the new program, the Company is authorized to purchase during 1997 and 1998 up to 50 million shares of Company Common Stock in the open market, in privately negotiated transactions or through issuer tender offers. The Company repurchased 30 million shares through a "Dutch auction" tender offer in the second quarter of 1997, but did not repurchase any other shares that year. Waste Management will not make any future repurchases pursuant to the new repurchase program.

DIVIDENDS

  The Company has declared cash dividends on Company Common Stock since 1976. Dividends are declared and paid quarterly. Waste Management recently announced that it will reduce its quarterly dividend to $0.01 per share commencing with the dividend declared in the second quarter of 1998. The following table sets forth dividends in respect of Company Common Stock declared in each of the last two years.

                                                       DIVIDENDS PER SHARE
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
      1996......................................  $0.15   $0.16   $0.16   $0.16
      1997......................................   0.16    0.17    0.17    0.17
      1998......................................   0.17    0.01

  The Company's Board of Directors declared a $0.01 per share dividend on May 15, 1998, which will be paid on July 2, 1998, to stockholders of record on June 17, 1998.

  The Company's ability to pay dividends is restricted under a credit agreement; however, so long as no event of default has occurred and is continuing, the Company is permitted to pay regularly scheduled dividends in amounts not to exceed $100 million in any calendar quarter. However, the Merger Agreement limits the Company to current dividends of $0.17 per share, or approximately $77.35 million per quarter. The decision whether to apply legally available funds to the payment of dividends on common stock of New Waste Management will be made by the New Waste Management Board of Directors from time to time in the exercise of its business judgment.

                                CAPITALIZATION

  The following table sets forth the (i) actual capitalization of the Company as of March 31, 1998, (ii) the capitalization of the Company as of March 31, 1998, as adjusted to give effect to the consummation of the sale of 20 million shares offered hereby (assuming a public offering price of $32.00 per share and after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company) and application of the net proceeds therefrom and (iii) the pro forma combined capitalization of the Company and USA Waste as of March 31, 1998, giving effect to the Merger and as adjusted for the Offering. The obligation to former WTI stockholders was extinguished subsequent to March 31, 1998, principally with borrowings under the Chase Facility. See "Use of Proceeds."

  The following table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997," "Combined Unaudited Pro Forma Condensed Financial Statements" and the Consolidated Financial Statements.

                                                    MARCH 31, 1998
                                         --------------------------------------
                                                      (UNAUDITED)
                                                    (IN THOUSANDS)
                                                                   COMPANY AND
                                                                    USA WASTE
                                                                    PRO FORMA
                                                        COMPANY      COMBINED
                                           COMPANY    AS ADJUSTED  AS ADJUSTED
                                           ACTUAL     FOR OFFERING FOR OFFERING
                                         -----------  ------------ ------------
Short-term debt:
  Credit facility....................... $   180,000   $  180,000  $   180,000
  Commercial paper......................     427,595      427,595      427,595
  Obligation to former WTI stockholders.     876,232      261,832      261,832
  Other.................................     418,090      418,090      464,617
                                         -----------   ----------  -----------
                                           1,901,917    1,287,517    1,334,044
                                         -----------   ----------  -----------
Long-term debt:
  Credit facility.......................         --           --     1,333,000
  Notes and debentures..................   3,683,255    3,683,255    4,774,495
  Convertible subordinated notes and
   other subordinated notes.............     449,537      449,537    1,249,312
  WTI project debt......................     784,146      784,146      784,146
  Other.................................     481,194      481,194      842,066
                                         -----------   ----------  -----------
                                           5,398,132    5,398,132    8,983,019
                                         -----------   ----------  -----------
Stockholders' equity:
  Company Common Stock..................     507,102      507,102        5,723
  Additional paid-in-capital............     990,270      990,270    3,267,468
  Retained earnings.....................   1,730,516    1,730,516    2,033,929
  Accumulated other comprehensive
   income...............................    (261,331)    (261,331)    (316,298)
  Treasury stock........................  (1,265,976)    (651,576)        (484)
  Restricted stock unearned
   compensation.........................     (10,252)     (10,252)     (10,252)
  Employee stock benefit trust..........    (335,436)    (335,436)    (335,436)
                                         -----------   ----------  -----------
                                           1,354,893    1,969,293    4,644,650
                                         -----------   ----------  -----------
Total capitalization.................... $ 8,654,942   $8,654,942  $14,961,713
                                         ===========   ==========  ===========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following selected historical financial information of the Company for each of the five years in the period ended December 31, 1997, has been derived from the Company's audited historical financial statements. The following selected historical financial information of the Company as of and for the three months ended March 31, 1997 and 1998, has been derived from the Company's unaudited historical financial statements and reflect all adjustments the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The selected historical financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998," "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997" and the Consolidated Financial Statements and the notes thereto contained herein.

                                                                                             THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                               MARCH 31,
                          ---------------------------------------------------------------  ------------------------
                             1993         1994         1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 7,827,280  $ 8,537,883  $ 9,100,225  $ 9,225,636  $ 9,188,582  $ 2,204,985  $ 2,131,621
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Costs and expenses......  $ 6,560,716  $ 7,090,342  $ 7,606,679  $ 7,756,225  $ 8,324,613  $ 1,947,344  $ 1,885,867
Asset impairment loss...       29,009       33,970       53,772       64,729    1,480,262        5,905          --
Special charges.........      524,767          --       335,587      370,735      145,990       15,916          --
Gains from stock
 transactions of
 subsidiaries and
 exchange of
 Exchangeable LYONs.....      (15,109)         --           --           --           --           --           --
Other (income) expenses,
 net....................      175,729      299,423      232,540      373,480      291,390       (5,796)      74,786
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations
 before income taxes....  $   552,168  $ 1,114,148  $   871,647  $   660,467  $(1,053,673) $   241,616  $   170,968
Provision for income
 taxes..................      283,347      512,683      451,741      436,473      215,667      127,231       96,551
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 continuing operations..  $   268,821  $   601,465  $   419,906  $   223,994  $(1,269,340) $   114,385  $    74,417
Income (loss) from
 discontinued
 operations.............       19,886       27,324        4,863     (263,301)      95,688          647          --
Extraordinary item......          --           --           --           --          (516)         --           --
Accounting changes......          --        (1,281)     (84,672)         --        (1,936)         --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $   288,707  $   627,508  $   340,097  $   (39,307) $(1,176,104) $   115,032  $    74,417
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Average common shares
 outstanding............      484,885      483,748      485,346      489,171      466,601      483,993      455,096
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Basic earnings (loss)
 per share:
 Continuing operations..  $      0.55  $      1.24  $      0.86  $      0.46  $     (2.72) $      0.24  $      0.16
 Discontinued
  operations............         0.05         0.06         0.01        (0.54)        0.20          --           --
 Extraordinary item.....          --           --           --           --           --           --           --
 Accounting changes.....          --           --         (0.17)         --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $      0.60  $      1.30  $      0.70  $     (0.08) $     (2.52) $      0.24  $      0.16
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Diluted earnings (loss)
 per share:
 Continuing operations..  $      0.55  $      1.24  $      0.86  $      0.46  $     (2.72) $      0.23  $      0.16
 Discontinued
  operations............         0.04         0.06         0.01        (0.54)        0.20          --           --
 Extraordinary item.....          --           --           --           --           --           --           --
 Accounting changes.....          --           --         (0.17)         --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
   Net income (loss)....  $      0.59  $      1.30  $      0.70  $     (0.08) $     (2.52) $      0.23  $      0.16
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Dividends per share.....  $      0.58  $      0.60  $      0.60  $      0.63  $      0.67  $      0.16  $      0.17
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital
 (deficit)..............  $  (232,665) $  (682,017) $(1,047,078) $  (280,923) $(2,046,899) $  (502,443) $(2,329,447)
Intangible assets, net..    3,230,826    3,406,897    3,892,355    3,871,919    3,198,374    3,728,860    3,686,079
Total assets............   15,716,369   16,444,947   17,457,159   17,083,577   13,589,098   16,667,655   13,864,000
Long-term debt,
 including current
 maturities.............    6,897,786    6,899,223    7,478,074    7,525,100    6,627,022    7,203,395    7,300,049
Stockholders' equity....    3,682,143    3,907,150    4,042,646    3,741,761    1,345,652    3,773,057    1,354,893

(1) As a result of a comprehensive review begun in the third quarter of 1997, the Company determined that certain items of expense were incorrectly reported in previously issued financial statements. The Company has accordingly restated its prior financial results. (See Note 2 to the Consolidated Financial Statements.)
(2) The Company recorded an asset impairment loss in 1997, and restated prior year financial statements to retroactively recognize impairment losses in earlier years. See Note 16 to the Consolidated Financial Statements.
(3) The results for 1993 include a non-taxable gain of $15.1 million (before minority interest), relating to the issuance of shares by Rust, as well as a special asset revaluation and restructuring charge of $524.8 million (before tax and minority interest) recorded by the CWM subsidiary of Waste Management related primarily to a revaluation of its thermal treatment business, and a provision of approximately $14 million to adjust deferred income taxes resulting from the 1993 tax law change.
(4) The results for 1995 include a special charge of $140.6 million (before tax) recorded by CWM, primarily to write off its investment in facilities and technologies that it abandoned because they do not meet customer service or performance objectives, and a special charge of $194.6 million (before tax and minority interest) recorded by WM International relating to actions it had decided to take to sell or otherwise dispose of non-core business and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization.
(5) In 1995, the Rust Board of Directors approved a plan to sell or otherwise discontinue Rust's process engineering, construction, specialty contracting and similar lines of business. During 1996, the sale of the industrial process engineering and construction business, based in Birmingham, Alabama, was completed. In 1996, WTI sold its water process systems and equipment manufacturing business, and Rust sold its industrial scaffolding business. WTI entered into an agreement to sell its water and wastewater facility operations and privatization business and Rust began implementing plans to exit its remaining domestic and international engineering and consulting business. These businesses were classified as discontinued operations in the financial statements. The Rust disposition was not completed within one year, and accordingly in 1997 this business has been reclassified back into continuing operations, as operations held for sale, in accordance with generally accepted accounting principles. The unused portion ($87.0 million) of the previously recorded provision for loss on disposal was reversed in discontinued operations, and an impairment loss provision of $122.2 million was recognized in continuing operations.
(6) The results for 1996 include special charges of $47.1 million (before tax and minority interest) related to WM International's sale of its investment in Wessex Water plc and a charge of $169.5 million (before tax and minority interest) to revalue its investments in France, Austria and Spain in contemplation of exiting these markets and to write off an investment in a hazardous waste disposal facility. Also in 1996, WMNA and CWM recorded special charges of $154.1 million (before tax) for reengineering their finance and administration functions and increasing reserves for certain litigation.
(7) In 1997, the Company recorded a special charge of $41.6 million (pretax) for severance related to WMNA, and WM International recorded a charge of $104.4 million (before tax and minority interest) to reflect costs of demobilization following the loss of the contract renewal for Buenos Aires, Argentina, divestiture or closure of underperforming businesses, and the writeoff of projects it decided to no longer pursue.
(8) In 1995, the Company changed its accounting for capitalized interest on landfill cell construction. See Note 3 to the Consolidated Financial Statements.

          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following combined unaudited pro forma condensed financial statements are based upon the historical financial statements of Waste Management and of USA Waste and should be read in conjunction with those financial statements and related notes. Such financial statements, as previously filed with the Commission under the Exchange Act, are included or incorporated by reference herein. These combined unaudited pro forma condensed financial statements give effect to the Merger by combining the balance sheets and results of operations of Waste Management and USA Waste using the pooling of interests method of accounting as if the companies had been combined since their inception and as if the Offering had been consummated as of March 31, 1998. The combined unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of New Waste Management. The combined unaudited pro forma condensed financial information does not give effect to any possible divestitures of business units which may be required by the antitrust regulatory authorities or to any cost savings which may result from the integration of Waste Management's and USA Waste's operations, nor does such information include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within the 12 months following the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

                        WASTE MANAGEMENT AND USA WASTE
             COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                MARCH 31, 1998

  The following combined unaudited pro forma condensed balance sheet presents the combined financial position of Waste Management and USA Waste as of March 31, 1998. Such unaudited pro forma combined condensed balance sheet is based on the historical balance sheets of Waste Management and USA Waste as of March 31, 1998, after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments as described in the notes to combined pro forma condensed financial statements.

                                           WASTE      PRO FORMA      COMBINED
                            USA WASTE   MANAGEMENT   ADJUSTMENTS     PRO FORMA
                            ----------  -----------  -----------    -----------
                              (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE
                                               AMOUNTS)
          ASSETS
Current assets:
 Cash and cash
  equivalents.............  $   46,260  $   311,861   $     --      $   358,121
 Short-term investments...         --         3,053         --            3,053
 Accounts receivable,
  net.....................     468,619    1,448,797         --        1,917,416
 Notes and other
  receivables.............      56,321       26,577         --           82,898
 Deferred income taxes....      46,196          --          --           46,196
 Costs and estimated
  earnings in excess of
  billings on uncompleted
  contracts...............         --       158,964         --          158,964
 Prepaid expenses and
  other...................      58,891      230,374         --          289,265
                            ----------  -----------   ---------     -----------
   Total current assets...     676,287    2,179,626         --        2,855,913
Notes and other
 receivables..............      22,951      100,044         --          122,995
Property and equipment,
 net......................   4,601,573    7,126,426     (10,922)(a)  11,617,441
                                                        (99,636)(b)
Excess of cost over net
 assets of acquired
 businesses, net..........   1,905,285    3,674,333     (66,464)(a)   5,513,154
Other intangible assets,
 net......................     126,526       11,746         --          138,272
Net assets of continuing
 businesses held for sale.         --       137,995         --          137,995
Other assets..............     256,783      633,830     (28,124)(c)     862,489
                            ----------  -----------   ---------     -----------
   Total assets...........  $7,589,405  $13,864,000   $(205,146)    $21,248,259
                            ==========  ===========   =========     ===========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.........  $  196,735  $   687,419   $     --      $   884,154
 Accrued liabilities......     185,631    1,683,398         --        1,869,029
 Obligation to former WTI
  stockholders............         --       876,232    (614,400)(d)     261,832
 Deferred revenues........      69,484      236,339         --          305,823
 Current maturities of
  long-term debt..........      46,527    1,025,685         --        1,072,212
                            ----------  -----------   ---------     -----------
   Total current
    liabilities...........     498,377    4,509,073    (614,400)      4,393,050
Long-term debt, less
 current maturities.......   3,584,887    5,398,132         --        8,983,019
Deferred income taxes.....     323,320      216,797     (25,029)(a)     520,293
                                                          5,205 (b)
Closure, post-closure, and
 other liabilities........     407,699    1,645,663     (85,557)(b)   1,967,805
                            ----------  -----------   ---------     -----------
   Total liabilities......   4,814,283   11,769,665    (719,781)     15,864,167
                            ----------  -----------   ---------     -----------
Minority interest in
 subsidiaries.............         --       739,442         --          739,442
                            ----------  -----------   ---------     -----------
Commitments and
 contingencies
Stockholders' equity:
 Preferred stock:
  USA Waste: $.01 par
   value; 10,000,000
   shares authorized;
   none issued............         --           --          --              --
  Waste Management: $1
   par value; 50,000,000
   shares authorized;
   none outstanding.......         --           --          --              --
 Common stock:
  USA Waste: $.01 par
   value, 500,000,000
   shares authorized;
   historical 219,834,550
   shares (572,269,938
   pro forma shares)
   issued.................       2,198          --        3,525 (d)       5,723
  Waste Management: $1
   par value;
   1,500,000,000 shares
   authorized;
   507,101,744 shares
   issued.................         --       507,102    (507,102)(d)         --
 Additional paid-in
  capital.................   2,436,447      990,270     (11,250)(c)   3,267,468
                                                       (147,999)(d)
 Retained earnings........     374,459    1,730,516     (34,888)(a)   2,033,929
                                                        (19,284)(b)
                                                        (16,874)(c)
 Accumulated other
  comprehensive income....     (37,498)         --     (278,800)(e)    (316,298)
 Foreign currency
  translation adjustment..         --      (253,938)    (17,469)(a)         --
                                                        271,407 (c)
 Treasury stock:
  USA Waste: 23,485
   shares, at cost........        (484)         --          --             (484)
  Waste Management:
   40,983,967 shares, at
   cost...................         --    (1,265,976)  1,265,976 (d)         --
 Restricted stock
  unearned compensation...         --       (10,252)        --          (10,252)
 Employee stock benefit
  trust; 10,886,361 Waste
  Management shares, at
  market (7,892,612 pro
  forma shares)...........         --      (335,436)        --         (335,436)
 Minimum pension
  liability...............         --        (7,393)      7,393 (e)         --
                            ----------  -----------   ---------     -----------
   Total stockholders'
    equity................   2,775,122    1,354,893     514,635       4,644,650
                            ----------  -----------   ---------     -----------
   Total liabilities and
    stockholders' equity..  $7,589,405  $13,864,000   $(205,146)    $21,248,259
                            ==========  ===========   =========     ===========

   See notes to combined unaudited pro forma condensed financial statements.

                        WASTE MANAGEMENT AND USA WASTE
                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

  The following combined unaudited pro forma condensed statement of operations for the three months ended March 31, 1998, was prepared based on the historical statements of operations of Waste Management and USA Waste for such period after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                     THREE MONTHS ENDED MARCH 31, 1998
                                 -----------------------------------------------
                                   USA       WASTE      PRO FORMA      COMBINED
                                  WASTE    MANAGEMENT  ADJUSTMENTS    PRO FORMA
                                 --------  ----------  -----------    ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.............  $769,440  $2,131,621   $    --       $2,901,061
                                 --------  ----------   --------      ----------
Costs and expenses:
 Operating (exclusive of
  depreciation and amortization
  shown below).................   397,492   1,621,985      3,785 (b)   1,757,707
                                                        (265,555)(f)
 General and administrative....    81,916     263,882       (217)(f)     345,581
 Depreciation and amortization.    86,110         --        (424)(a)     351,458
                                                         265,772 (f)
Loss from continuing operations
 held for sale, net of minority
 interest......................       --        2,416        --            2,416
                                 --------  ----------   --------      ----------
                                  565,518   1,888,283      3,361       2,457,162
                                 --------  ----------   --------      ----------
Income from operations.........   203,922     243,338     (3,361)        443,899
                                 --------  ----------   --------      ----------
Other income (expenses):
 Interest expense..............   (38,368)   (115,574)       --         (153,942)
 Interest income...............     1,799       4,310        --            6,109
 Minority interest.............       --      (25,302)       --          (25,302)
 Other income, net.............    34,251      64,196    (28,124)(c)      70,323
                                 --------  ----------   --------      ----------
                                   (2,318)    (72,370)   (28,124)       (102,812)
                                 --------  ----------   --------      ----------
Income before income taxes.....   201,604     170,968    (31,485)        341,087
Provision for income taxes.....    80,642      96,551        170 (a)     161,815
                                                          (4,298)(b)
                                                         (11,250)(c)
                                 --------  ----------   --------      ----------
Net income.....................  $120,962  $   74,417   $(16,107)     $  179,272
                                 ========  ==========   ========      ==========
Basic earnings per common
 share.........................  $   0.55  $     0.16                 $     0.33
                                 ========  ==========                 ==========
Diluted earnings per common
 share.........................  $   0.52  $     0.16                 $     0.32
                                 ========  ==========                 ==========
Weighted average number of
 common shares outstanding.....   219,201     455,096   (125,151)(g)     549,146
                                 ========  ==========   ========      ==========
Weighted average number of
 common and dilutive potential
 common shares outstanding.....   244,250     455,296   (125,206)(g)     574,340
                                 ========  ==========   ========      ==========

   See notes to combined unaudited pro forma condensed financial statements.

                        WASTE MANAGEMENT AND USA WASTE
                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1997, was prepared based on the historical statements of operations of Waste Management and USA Waste for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                   YEAR ENDED DECEMBER 31, 1997
                         ------------------------------------------------------
                                        WASTE       PRO FORMA        COMBINED
                         USA WASTE    MANAGEMENT   ADJUSTMENTS      PRO FORMA
                         ----------  ------------  -----------     ------------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...... $2,613,768  $  9,188,582  $       --      $ 11,802,350
                         ----------  ------------  ----------      ------------
Costs and expenses:
  Operating (exclusive
   of depreciation and
   amortization shown
   below)...............  1,345,769     7,195,376      17,766 (b)     7,479,745
                                                   (1,079,166)(f)
  General and
   administrative.......    284,946     1,129,237        (939)(f)     1,413,244
  Depreciation and
   amortization.........    303,241           --         (990)(a)     1,382,356
                                                    1,080,105 (f)
  Merger costs..........    109,411           --          --            109,411
  Unusual items.........     24,720     1,626,252         --          1,650,972
Loss from continuing
 operations held for
 sale, net of minority
 interest...............        --          9,930         --              9,930
                         ----------  ------------  ----------      ------------
                          2,068,087     9,960,795      16,776        12,045,658
                         ----------  ------------  ----------      ------------
Income (loss) from
 operations.............    545,681      (772,213)    (16,776)         (243,308)
                         ----------  ------------  ----------      ------------
Other income (expense):
  Interest expense......   (104,261)     (446,888)        --           (551,149)
  Interest income.......      7,634        37,580         --             45,214
  Minority interest.....        --        (45,442)        --            (45,442)
  Other income, net.....     14,213       173,290     (61,331)(a)       126,172
                         ----------  ------------  ----------      ------------
                            (82,414)     (281,460)    (61,331)         (425,205)
                         ----------  ------------  ----------      ------------
Income (loss) from
 continuing operations
 before income taxes....    463,267    (1,053,673)    (78,107)         (668,513)
Provision for income
 taxes..................    189,944       215,667     (25,199)(a)       361,464
                                                      (18,948)(b)
                         ----------  ------------  ----------      ------------
Income (loss) from
 continuing operations.. $  273,323  $ (1,269,340) $  (33,960)     $ (1,029,977)
                         ==========  ============  ==========      ============
Basic earnings (loss)
 per common share from
 continuing operations.. $     1.31  $      (2.72)                 $      (1.88)
                         ==========  ============                  ============
Diluted earnings (loss)
 per common share from
 continuing operations.. $     1.26  $      (2.72)                 $      (1.88)
                         ==========  ============                  ============
Weighted average number
 of common shares
 outstanding............    208,246       466,601    (128,315)(g)       546,532
                         ==========  ============  ==========      ============
Weighted average number
 of common and dilutive
 potential common shares
 outstanding............    233,371       466,601    (153,440)(g)       546,532
                         ==========  ============  ==========      ============

   See notes to combined unaudited pro forma condensed financial statements.

                        WASTE MANAGEMENT AND USA WASTE
                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1996, was prepared based on the historical statements of operations of Waste Management and USA Waste for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                    YEAR ENDED DECEMBER 31, 1996
                            ---------------------------------------------------
                                          WASTE      PRO FORMA       COMBINED
                            USA WASTE   MANAGEMENT  ADJUSTMENTS      PRO FORMA
                            ----------  ----------  -----------     -----------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues........  $1,649,131  $9,225,636  $       --      $10,874,767
                            ----------  ----------  -----------     -----------
Costs and expenses:
  Operating (exclusive of
   depreciation and
   amortization shown
   below).................     881,401   6,660,766       21,135 (b)   6,498,708
                                                     (1,064,594)(f)
  General and
   administrative.........     200,101   1,095,459       (1,089)(f)   1,294,471
  Depreciation and
   amortization...........     191,044         --     1,065,683 (f)   1,256,727
  Merger costs............     126,626         --           --          126,626
  Unusual items...........      63,800     435,464          --          499,264
Income from continuing
 operations held for sale,
 net of minority interest.         --         (315)         --             (315)
                            ----------  ----------  -----------     -----------
                             1,462,972   8,191,374       21,135       9,675,481
                            ----------  ----------  -----------     -----------
Income from operations....     186,159   1,034,262      (21,135)      1,199,286
                            ----------  ----------  -----------     -----------
Other income (expense):
  Interest expense........     (60,497)   (462,424)         --         (522,921)
  Interest income.........       6,699      27,904          --           34,603
  Minority interest.......         --      (41,289)         --          (41,289)
  Other income, net.......       6,376     102,014          --          108,390
                            ----------  ----------  -----------     -----------
                               (47,422)   (373,795)         --         (421,217)
                            ----------  ----------  -----------     -----------
Income from continuing
 operations before income
 taxes....................     138,737     660,467      (21,135)        778,069
Provision for income
 taxes....................      70,398     436,473      (20,255)(b)     486,616
                            ----------  ----------  -----------     -----------
Income from continuing
 operations...............  $   68,339  $  223,994  $      (880)    $   291,453
                            ==========  ==========  ===========     ===========
Basic earnings per common
 share from continuing
 operations...............  $     0.39  $     0.46                  $      0.55
                            ==========  ==========                  ===========
Diluted earnings per
 common share from
 continuing operations....  $     0.37  $     0.46                  $      0.54
                            ==========  ==========                  ===========
Weighted average number of
 common shares
 outstanding..............     173,993     489,171     (134,522)(g)     528,642
                            ==========  ==========  ===========     ===========
Weighted average number of
 common and dilutive
 potential common shares
 outstanding..............     182,680     490,029     (134,758)(g)     537,951
                            ==========  ==========  ===========     ===========

   See notes to combined unaudited pro forma condensed financial statements.

                        WASTE MANAGEMENT AND USA WASTE
                    COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1995, was prepared based on the historical statements of operations of Waste Management and USA Waste and for such year after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                     YEAR ENDED DECEMBER 31, 1995
                             ---------------------------------------------------
                                           WASTE      PRO FORMA       COMBINED
                             USA WASTE   MANAGEMENT  ADJUSTMENTS      PRO FORMA
                             ----------  ----------  -----------     -----------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.........  $1,216,082  $9,100,225  $      --       $10,316,307
                             ----------  ----------  ----------      -----------
Costs and expenses:
  Operating (exclusive of
   depreciation and
   amortization shown
   below)..................     672,117   6,514,932      22,924 (b)    6,176,196
                                                     (1,033,777)(f)
  General and
   administrative..........     169,686   1,091,747      (1,241)(f)    1,260,192
  Depreciation and
   amortization............     143,878         --    1,035,018 (f)    1,178,896
  Merger costs.............      26,539         --          --            26,539
  Unusual items............       4,733     389,359         --           394,092
Income from continuing
 operations held for sale,
 net of minority interest..         --      (25,110)        --           (25,110)
                             ----------  ----------  ----------      -----------
                              1,016,953   7,970,928      22,924        9,010,805
                             ----------  ----------  ----------      -----------
Income from operations.....     199,129   1,129,297     (22,924)       1,305,502
                             ----------  ----------  ----------      -----------
Other income (expense):
  Interest expense:
    Nonrecurring...........     (10,994)        --          --           (10,994)
    Other..................     (58,619)   (463,861)        --          (522,480)
  Interest income..........       6,682      34,883         --            41,565
  Minority interest........         --      (81,367)        --           (81,367)
  Other income, net........       4,891     252,695         --           257,586
                             ----------  ----------  ----------      -----------
                                (58,040)   (257,650)        --          (315,690)
                             ----------  ----------  ----------      -----------
Income from continuing
 operations before income
 taxes.....................     141,089     871,647     (22,924)         989,812
Provision for income taxes.      60,313     451,741     (19,169)(b)      492,885
                             ----------  ----------  ----------      -----------
Income from continuing
 operations................  $   80,776  $  419,906  $   (3,755)     $   496,927
                             ==========  ==========  ==========      ===========
Basic earnings per common
 share from continuing
 operations................  $     0.56  $     0.86                  $      1.00
                             ==========  ==========                  ===========
Diluted earnings per common
 share from continuing
 operations................  $     0.54  $     0.86                  $      0.99
                             ==========  ==========                  ===========
Weighted average number of
 common shares outstanding.     143,346     485,346    (133,470)(g)      495,222
                             ==========  ==========  ==========      ===========
Weighted average number of
 common and dilutive
 potential common shares
 outstanding...............     150,575     500,312    (137,586)(g)      513,301
                             ==========  ==========  ==========      ===========

   See notes to combined unaudited pro forma condensed financial statements.

                        WASTE MANAGEMENT AND USA WASTE
                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The combined unaudited pro forma condensed financial statements assume the issuance of USA Waste Common Stock in exchange for all outstanding Company Common Stock. Such financial statements also assume that the Merger will be accounted for using the pooling of interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

  Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. The combined unaudited pro forma condensed financial statements do not give effect to any cost savings which may result from the integration of USA Waste's and Waste Management's operations, nor do they include the nonrecurring costs directly related to the Merger which are expected to be included in operations of New Waste Management within 12 months succeeding the Merger. Such nonrecurring costs have yet to be determined; however, such costs are expected to be significant.

  Certain reclassifications have been made to the historical financial statements of USA Waste and Waste Management to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2. PRO FORMA ADJUSTMENTS

  (a) In June 1997, Waste Management sold a majority of its Canadian solid waste businesses to USA Waste and, as a result of such sale, recorded a pre-tax gain of approximately $61,331,000. USA Waste accounted for this transaction as a purchase business combination and allocated the purchase price to the assets acquired and liabilities assumed accordingly. Assuming that USA Waste and Waste Management had been combined since their inception, the gain recorded by Waste Management in 1997 has been eliminated and the basis recorded by USA Waste for assets acquired and liabilities assumed has been restored to Waste Management's historical book value. In addition, the Combined Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997, and the three months ended March 31, 1998, have been adjusted for the effect of lower amortization as a result of restoring the book basis of the assets acquired and liabilities assumed by USA Waste to the historical book value of Waste Management.

  (b) Adjustments have been made to conform the accounting for certain landfill related issues as if the companies had been combined since their inception. The net impact of those adjustments on income (loss) from continuing operations was an increase of $1,182,000 and $513,000 for the year ended December 31, 1997, and the three months ended March 31, 1998, respectively, and a decrease of $3,755,000 and $880,000 for the years ended December 31, 1995 and 1996, respectively.

  (c) In November 1997, USA Waste purchased a 49% limited partner interest in the Limited Partnership, which was formed for the purpose of acquiring shares of Company Common Stock on the open market. The Limited Partnership purchased shares of Company Common Stock during November 1997 and sold substantially all of such shares in March 1998. For the three months ended March 31, 1998, USA Waste recorded other income of $28,124,000 for its equity in the earnings of the Limited Partnership. An adjustment has been made to reverse USA Waste's equity in the earnings of the Limited Partnership to account for the transaction as if the companies had been combined since their inception.

  (d) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of 352,435,388 shares of USA Waste Common Stock for the 486,117,777 shares of Company Common Stock issued and outstanding based on an exchange ratio of 0.725 of a share of USA Waste Common Stock for each outstanding share of Company Common Stock. The assumed issuance of shares considers the 507,101,744 shares of Company Common Stock issued, the 40,983,967 shares of Company Common Stock held in treasury that will be cancelled upon consummation of the Merger, and the 20 million shares of Company Common Stock expected to be issued to reverse certain share repurchases effected by the Company. Assuming that 20 million shares of

Company Common Stock are issued through the Offering at an offering price of $32 per share and net issuance costs of 4%, net proceeds would be $614,400,000, which would be used to reduce the obligation to former WTI stockholders. See Note 3 below. The actual number of shares of USA Waste Common Stock to be issued pursuant to the Merger will be based upon the number of shares of Company Common Stock issued and outstanding immediately prior to the consummation of the Merger.

  (e) Adjustments have been made to reclassify Waste Management's foreign currency translation adjustment and minimum pension liability to accumulated other comprehensive income to conform to the presentation of USA Waste as if the companies had been combined since their inception.

  (f) Adjustments have been made to reclassify Waste Management's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

  (g) Pro forma basic earnings per common share for each period are based on the combined weighted average number of common shares outstanding, after giving effect to the issuance of 0.725 of a share of USA Waste Common Stock for each share of Company Common Stock. Pro forma diluted earnings per common share for each period are based on the combined weighted average number of common and dilutive potential common shares outstanding, after giving effect to the issuance of 0.725 of a share of USA Waste Common Stock for each outstanding share of Company Common Stock. The combined weighted average shares outstanding used in the pro forma basic and diluted earnings per share calculations are net of the shares of Company Common Stock that are held by the Waste Management employee stock benefit trust and are treated similar to treasury shares for earnings per share calculation purposes. The combined pro forma diluted earnings per share for the year ended December 31, 1995, and the three months ended March 31, 1998, have been calculated assuming conversion of certain convertible debt, and therefore interest, net of taxes, of $9,100,000 and $5,014,000, respectively, has been added back to income from continuing operations for this calculation. The USA Waste diluted earnings per common share for the year ended December 31, 1997, includes 25,125,000 dilutive potential common shares that become antidilutive for purposes of calculating the combined pro forma diluted earnings per common share.

3. PRO FORMA EFFECT OF THE OFFERING ON RESULTS OF OPERATIONS

  As previously discussed, in order for the Merger to qualify as a pooling of interests, approximately 20 million shares of Company Common Stock must be issued to reverse certain share repurchases effected by the Company. Assuming that 20 million shares were issued at an offering price of $32 per share and net issuance costs of 4%, net proceeds to Waste Management would be $614,400,000. The proceeds from the Offering, after payment of dividends on such stock based on the historical dividend rate, are assumed to be used to reduce outstanding indebtedness at an average borrowing rate of 6%. The applicable tax rate is assumed to be 42%. The following table summarizes the pro forma effect of the Offering as if the Offering has occurred at the beginning of the periods presented in the Combined Unaudited Pro Forma Condensed Statements of Operations:

                                                                 THREE MONTHS
                                    YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                 -----------------------------  ---------------
                                   1995     1996      1997           1998
                                 -------- -------- -----------  ---------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Pro forma income (loss) from
 continuing operations.........  $496,927 $291,453 $(1,029,977)    $179,272
Decrease in interest expense as
 a result of the Offering, net
 of tax benefit................    20,964   20,943      20,915        5,316
                                 -------- -------- -----------     --------
Pro forma income (loss) from
 continuing operations after
 the Offering..................  $517,891 $312,396 $(1,009,062)    $184,588
                                 ======== ======== ===========     ========
Pro forma basic earnings per
 common share from continuing
 operations after the Offering.  $   1.02 $   0.58 $     (1.80)    $   0.33
                                 ======== ======== ===========     ========
Pro forma diluted earnings per
 common share from continuing
 operations after the Offering.  $   1.00 $   0.57 $     (1.80)    $   0.32
                                 ======== ======== ===========     ========
Weighted average number of
 common shares outstanding
 after the Offering............   509,722  543,142     561,032      563,646
                                 ======== ======== ===========     ========
Weighted average number of
 common and potential dilutive
 shares outstanding after the
 Offering......................   527,801  552,451     561,032      588,840
                                 ======== ======== ===========     ========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                (TABLES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

  The following is Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months ended March 31, 1998, and should be read in conjunction with the "Prospectus Summary--Recent Developments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997." As more fully described in the Notes to the consolidated financial statements for the three months ended March 31, 1998 (the "Unaudited Consolidated Financial Statements"), certain financial information in this Prospectus has been restated to correct previously issued financial statements.

  On March 10, 1998, the Company entered into the Merger Agreement with USA Waste pursuant to which the Company will be merged with a wholly owned subsidiary of USA Waste. Pursuant to the Merger Agreement, the Company's stockholders will receive 0.725 of a share of USA Waste Common Stock for each share of Company Common Stock. The consummation of the Merger is subject to a number of conditions, including the expiration or termination of the applicable merger review waiting period under the HSR Act, approval by the stockholders of each company and other typical closing conditions. In addition, the Merger is contingent upon the transaction qualifying for pooling of interests accounting treatment. In order to qualify for pooling of interests accounting treatment, the Company intends to sell a portion of its treasury shares pursuant to a registered public offering or in private transactions prior to the closing of the Merger. A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

  Upon the consummation of the Merger, certain long-term debt of WM International may be accelerated and become payable with three months' notice. At March 31, 1998, this debt totaled approximately $69.7 million. The Company's debt with Chase as discussed in Note 11 of the Unaudited Consolidated Financial Statements is also subject to earlier termination in the event of a change in control. In addition, Wessex Water Plc ("Wessex") has an option to acquire WM International's ownership in its United Kingdom business at fair market value that may become exercisable upon the consummation of the Merger. In 1997, this business had revenues of approximately $276 million and operating income (before minority interest) of approximately $25 million. WM International had a net investment of approximately $321.6 million in the business at March 31, 1998.

  As a result of the proposed Merger, the Company is reviewing its current operational and overhead structures. As transitional decisions are made, the Company may incur asset write-downs, severance and other charges related to such decisions.

  In addition, for the purpose of enhancing its ability to effect a smooth transition, the Company has established enhanced severance and retention incentive awards for certain of its employees. Severance will be accrued at the time a formal severance plan is developed and approved and employees are notified they are in an affected group. The anticipated retention plan payments, which are estimated at approximately $37 million, will be accrued from the beginning of the second quarter of 1998 through the employee's expected retention period, with most payments currently being anticipated to be made early in the second quarter of 1999. Retention awards will be paid if the employee remains with the Company through the retention period or is severed (other than for cause), regardless if the Merger is consummated.

RESULTS OF OPERATIONS

  Consolidated first quarter income from continuing operations was $74.4 million or $0.16 per diluted share for 1998, compared with $114.4 million or $0.23 per diluted share for the same period in 1997 and $133.6 million or $0.27 per diluted share for the same period in 1996. First quarter net income was $74.4 million or $0.16 per diluted share for 1998 compared with $115.0 million or $0.23 per diluted share for the same period in 1997 and $138.4 million or $0.28 per diluted share for the same period in 1996. Per share amounts referred to in this paragraph and throughout the Management's Discussion and Analysis are Diluted Earnings Per Share as defined by Statement of Financial Accounting Standards ("FAS") No. 128.

  Consolidated revenue from continuing operations was $2.13 billion, $2.20 billion and $2.14 billion for the first quarter 1998, 1997 and 1996, respectively.

  Results for the first quarter of 1997 and 1996 were impacted by special charges and asset impairment loss. In addition, both quarters were impacted by unusual items included in operating, selling, general and administrative expenses and sundry income, as discussed below in the year-to-year comparisons and "--Other Items" sections.

  In the first quarter of 1997, the Company adopted a comprehensive set of strategic initiatives designed to enhance shareholder value. The centerpiece of that strategy is a focus solely on waste management services in domestic and selected international markets where the Company holds or can develop a strong competitive position.

  As part of these initiatives, the Company articulated a financial strategy focused on generating cash. The increased cash flow is to come from divestiture of non-core or non-integrated assets, reduction of capital expenditures, control of costs, and improved return on the asset base. During the first quarter of 1997, the Company monetized $330.0 million of non-core and non-integrated assets, including the investment in Wessex, and capital expenditures were reduced to $142.4 million from $267.2 million in the same quarter of 1996. In the first quarter of 1997, the Company sold its approximately 20% ownership interest in ServiceMaster with the proceeds collected in the second quarter, and in early April 1997 its WTI subsidiary sold its water and wastewater facility operations and privatization business to United States Filter Corporation ("U.S. Filter") for 2.3 million shares of U.S. Filter stock.

  The environmental and infrastructure engineering and consulting services lines of business were classified at the end of 1997 as continuing operations held for sale in the accompanying financial statements. The Company had expected to complete the sale of these businesses in 1997, and at this time is pursuing such sales. See "--Other Items--Discontinued operations and other major dispositions" below for further discussion.

  During the first quarter of 1997, the Company announced a "Dutch auction" tender offer through which it offered to repurchase 30 million shares of its stock. Subsequent to March 31, 1997, the 30 million shares were repurchased at a price of $30 per share.

  In the first quarter of 1998, the Company acquired the outstanding shares of WTI which it did not already own for an aggregate purchase price of $876.2 million. The Company also continued its divestiture plans in the first quarter of 1998, with sales of several investments.

  The Company has five primary operating subsidiaries. WMNA provides integrated solid waste management services in North America and manages the industrial cleaning services business of Rust. CWM provides chemical waste treatment, storage, disposal and related services and also furnishes low-level radioactive waste management and disposal services in North America. WTI is engaged in the ownership and operation of trash-to-energy, waste-fuel powered, independent power, and biosolids pelletizer facilities as well as providing biosolids land application services. WM International provides comprehensive waste management and related services outside North America, with operations in eight countries in Europe, seven countries in the Asia-Pacific region, and Argentina, Brazil and Israel. The Company considers its operations to be part of a single industry segment--waste management services--and reports accordingly.

1998 OPERATIONS COMPARED WITH 1997

  REVENUE. Consolidated revenue for the first quarter of 1998 compared with the same period in 1997 is shown in the table that follows:

                                                                      PERCENTAGE
                                                                      INCREASE/
                                                    1997      1998    (DECREASE)
                                                  --------  --------  ----------
      North America--
        WMNA--
          Residential............................ $  319.0  $  321.4      0.8%
          Commercial.............................    399.6     393.3     (1.6)
          Rolloff and industrial.................    299.0     307.4      2.8
          Disposal, transfer and other...........    322.5     359.8     11.6
                                                  --------  --------    -----
            Total WMNA........................... $1,340.1  $1,381.9      3.1%
        CWM......................................    116.0     113.1     (2.5)
        Rust.....................................     71.9      70.0     (2.6)
        WTI......................................    248.2     226.8     (8.6)
      WM International...........................    457.2     368.6    (19.4)
      Eliminations...............................    (28.4)    (28.8)
                                                  --------  --------    -----
            Total................................ $2,205.0  $2,131.6    ( 3.3)%
                                                  ========  ========    =====

  First quarter 1998 revenue declined $73.4 million compared to the first quarter of 1997. The revenue decline was due principally to the effect of divestitures ($83.6 million) and foreign currency translation ($30.7 million), offset by acquisitions ($32.7 million) and a net increase ($8.2 million) from price and volume growth.

  The WMNA revenue growth was particularly strong for the quarter. A 1.6% decrease in commercial revenues was caused by divestitures (primarily the sale of WMNA's Canadian operations in the second quarter of 1997). When acquisition and divestiture impacts are factored out, commercial revenue increased $8.4 million or 2.2%. Residential revenue increased almost 1%, despite very competitive pricing conditions within this sector. Roll-off and industrial revenues increased 2.8% including the impact of acquisitions and divestitures when compared to the same period in 1997. The increase in this business line excluding the impact of acquisitions and divestitures is $16.2 million or 5.7%. Disposal, transfer and other increased 11.6% over the same period a year ago. This increase was primarily the result of an increase of $8.2 million in recycled material sales revenue, as well as $29.1 million of disposal, transfer and other waste services revenue increases.

  WTI first quarter revenue of $227 million was $21 million less than the same period in 1997. The unfavorable variance compared with 1997 is due to a contractual change from fixed power rates to lower variable rates for WTI's Shasta, California project, a turbine outage at its Bridgeport, Connecticut plant, and lower disposal fees for the Baltimore, Maryland and Gloucester County, New Jersey facilities.

  WM International revenue decreased $89 million in the first quarter as compared to the first quarter of 1997. This decrease was primarily the result of divestitures of the Hamm incinerator in Germany, and operations in France, Spain, and Austria (7.0%). In addition, quarter-to-quarter comparisons were impacted by the loss of the Buenos Aires, Argentina contract (3.7%), and the impact of foreign currency translation (6.7%).

  OPERATING EXPENSES. Consolidated operating expenses decreased $75.5 million or 4.5% in the first quarter of 1998 as compared to the first quarter of 1997. As a percent of revenue, operating expenses decreased slightly from 77.0% in the first quarter of 1997, to 76.1% in the same period in 1998. Operating expenses as a percentage of revenue were impacted by strong revenue growth in WMNA and reductions in expenses from divestitures, offset by declines in WM International and WTI performance. Operating expenses were impacted in each year by several other items. First quarter 1998 depreciation and amortization increased in the North American businesses by approximately $46 million due to changes in estimated lives of vehicles, equipment, waste containers, landfills and computer systems, and the elimination of the use of salvage value in calculating depreciation expense. This increase was offset by a $9 million decrease in depreciation expense as a result of the impact of asset impairment write-downs. Goodwill amortization was $5.4 million lower in the 1998 quarter due to a write-down of goodwill in the fourth quarter of 1997. First quarter 1998 expenses also reflect a $14.8 million increase of casualty insurance expense as a result of a change in the claims estimating techniques that occurred in the latter part of 1997. First quarter 1997 operating expenses were impacted by $63 million of expense for environmental costs, $3.9 million of loss-contract reserves, and $11.3 million of asset disposals and write-offs primarily related to information systems and other projects discussed earlier.

  SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses were $263.9 million in the first quarter of 1998, compared with $249.8 million in the first quarter of 1997. First quarter 1998 selling and administrative expenses decreased at WM International and WTI. In actual dollars these expenses held constant at the Company's North American solid waste operating locations, and decreased as a percent of WMNA revenue when compared to the first quarter of 1997. The increase in consolidated selling and administrative expenses is primarily the result of several one-time or unusual costs. The Company incurred $5.8 million of costs relating to its pending merger with USA Waste services, and $4.3 million related to the comprehensive accounting review. The first quarter of 1998 was also impacted by $12.4 million of expenses relating to previously announced strategic initiatives including programs to develop new computer systems, purchasing processes and fleet management programs intended to further reduce the Company's operating costs over the next three years.

1997 OPERATIONS COMPARED WITH 1996

  REVENUE. Consolidated revenue for the first quarter of 1997 compared with the same period in 1996 is shown in the table that follows:

                                                                      PERCENTAGE
                                                                      INCREASE/
                                                    1996      1997    (DECREASE)
                                                  --------  --------  ----------
      North America--
        WMNA--
          Residential............................ $  312.4  $  319.0      2.1%
          Commercial.............................    394.0     399.6      1.4
          Rolloff and industrial.................    299.8     299.0     (0.3)
          Disposal, transfer and other...........    323.5     322.5     (0.3)
                                                  --------  --------     ----
            Total WMNA........................... $1,329.7  $1,340.1      0.8%
        CWM......................................    125.2     116.0     (7.3)
        Rust.....................................     65.3      71.9     10.1
        WTI......................................    219.5     248.2     13.1
      WM International...........................    453.7     457.2      0.8
      Eliminations...............................    (48.9)    (28.4)
                                                  --------  --------     ----
            Total................................ $2,144.5  $2,205.0      2.8%
                                                  ========  ========     ====

  In total, revenue grew 2.8% for the quarter compared with the same period in 1996. WMNA revenue growth of 0.8% reflects moderate increases in commercial and residential revenue, while roll-off and industrial sales were virtually flat versus the year ago period. Disposal and transfer revenues, increased during the period but these gains were offset by declines in recycling material sales and divestitures, including the impact from the sale of the medical waste business. WMNA revenue was also impacted by an increased lost customer rate, as a result of aggressive price increases implemented during the second and third quarters of 1996. North America hazardous waste revenues decreased due to weakness in hazardous waste pricing, a result of industry overcapacity.

  WTI revenue in the first quarter of 1997 included $15.9 million of construction revenue related to the retrofit of its Pinellas County, Florida trash-to-energy facility and construction of a biosolids compost facility for Burlington County, New Jersey. It had no similar construction revenue in the first quarter of 1996.

  The remaining $12.8 million of WTI's revenue growth was derived approximately equally from new industrial cogeneration plants (so-called "inside-the-fence" facilities) which it acquired in 1996, and existing businesses. WTI is attempting to leverage its energy plant operating capabilities and project financing expertise by owning and/or operating inside-the-fence power plants for industrial customers.

  WM International had revenue growth from price (1.4%), volume (2.5%) and acquisitions (0.4%) aggregating a 4.3% increase. This increase, however, was largely offset by translation effects resulting from the strength of the British pound against other world currencies.

  OPERATING EXPENSES. Consolidated operating expenses increased $164.8 million or 10.8% in the first quarter of 1997 versus 1996. North American operating expenses as a percentage of revenue were impacted by weak commodity prices, and declines in hazardous waste profitability. WTI operating expenses as a percentage of revenue were impacted by construction revenue increases which carry virtually no profit, and higher levels of required maintenance at certain trash-to-energy facilities. The bulk of the operating expense increase, however, was the result of the changes in estimates and accounting principles. Remediation expenses, net of insurance recoveries increased $87.8 million in the first quarter of 1997 from the same period in 1996. In the first quarter of 1997, remediation expenses were impacted $49.9 million from implementation of SOP 96-1, and $13.4 million related to changes in cost estimates at several disposal sites. In the first quarter of 1996, remediation expenses were helped by insurance recoveries of $39 million offset by $14.1 million of additional expenses related to changes in cost estimates. Other items affecting 1997 operating expense in the first quarter of 1997 were losses incurred and accrued provisions for loss-making contracts totaling $3.9 million, and various other asset disposals or write-downs totaling $11.3 million.

  SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses declined in the first quarter of 1997 by $12.0 million compared with the same 1996 period. As a percentage of revenue, selling and administrative expenses decreased from 12.2% in the first quarter of 1996, to 11.3% in the same quarter of 1997. This reduction was primarily the result of successful cost reduction initiatives undertaken during the latter part of 1996 across all lines of business, and impacting sales and administrative productivity.

  SPECIAL CHARGE. In the first quarter of 1997, the Company recorded a special charge of $15.9 million for severance. This severance was primarily related to officers of the Company, including its chief executive at the time. Approximately $1.5 million was paid in the first quarter, $4.4 million over the rest of 1997 and $1.9 million in the first quarter of 1998. The balance is payable over one to four years, depending on the prior employee's position.

OTHER ITEMS

  ASSET IMPAIRMENT LOSS. In the first quarter of 1997, the Company recorded impairment losses of $5.9 million. This primarily related to a goodwill write-off attributable to industrial cleaning business enterprise goodwill no longer realizable, as a result of exiting certain areas of this business.

  INTEREST, NET. The following table sets forth the components of consolidated interest, net, for the three months ended March 31, 1996, 1997 and 1998:

                                                          1996    1997    1998
                                                         ------  ------  ------
      Interest expense.................................. $116.4  $121.8  $119.2
      Interest income...................................   (6.2)  (12.4)   (4.3)
      Capitalized interest..............................   (7.7)   (6.7)   (3.6)
                                                         ------  ------  ------
      Interest expense, net............................. $102.5  $102.7  $111.3
                                                         ======  ======  ======

  Interest expense, net increased from 1997 to 1998 due to slightly higher interest rates and less capitalized interest. The decline in capitalized interest over the period reflects a decline in the amount of capital projects under construction or in development.

  SUNDRY INCOME, NET. Below is a summary of major components in sundry income, net, for each of the first quarters:

                                                             1996   1997  1998
                                                             ----- ------ -----
      Gain on sale of investments/businesses................ $ --  $129.0 $53.4
      Equity income.........................................  20.6    2.1   1.1
      Other.................................................   2.1    4.3   9.7
                                                             ----- ------ -----
      Sundry income, net.................................... $22.7 $135.4 $64.2
                                                             ===== ====== =====

  Equity income in 1996 included income from ServiceMaster and Wessex investments of $19.3 million. These investments were sold in the first quarter of 1997 with no equity income recorded in 1997 for Wessex or ServiceMaster. Gains on sale of investments/businesses consist of $129 million in the first quarter of 1997 from the sale of the Company's investment in ServiceMaster, and for the first quarter of 1998 consists of $2.9 million on sales of North American solid waste businesses, $38.0 million from selling the waste-to-energy facility in Hamm, Germany, $6.8 million on the divestiture of the OHM equity investment, $3.1 million on the sale of an investment in preferred stock of a scaffolding business and $2.6 million on the sale of a corporate aircraft.

  INCOME TAXES. The Company's effective income tax rates before minority interest for the first quarter 1996, 1997 and 1998 were 41.0%, 47.4% and 49.2%, respectively. The fluctuations between periods are primarily due to the large shifts in the source of taxable income attributable to numerous divestiture gains or losses, asset impairment loss and other changes in income mix.

  DISCONTINUED OPERATIONS AND OTHER MAJOR DISPOSITIONS. In line with the Company's strategy to focus on waste management services, other industry segments, including the engineering, construction and consulting businesses and industrial scaffolding business of Rust and the water businesses of WTI, have been classified as discontinued operations or continuing operations held for sale in the accompanying financial statements for all periods. See Note 5 to the Unaudited Consolidated Financial Statements. The remaining businesses to be sold as of March 31, 1998, primarily consist of Rust's domestic environmental and infrastructure engineering and consulting business. While the Company is currently engaged in efforts to divest these businesses, it is reevaluating such plans in light of the Merger discussed in Note 3, and the effect such divestitures may have on the ability of the Merger to qualify for pooling-of-interests accounting treatment.

  In the first quarter of 1997, the Company sold its investment in ServiceMaster for $626 million, and sold various non-integrated waste services businesses in North America for $31.5 million. Additionally in the first quarter of 1997, WM International sold its approximately 20% interest in Wessex for approximately $300 million.

  In the first quarter of 1998, WM International sold its Hamm, Germany waste-to-energy facility for approximately $137 million and the Company sold eight nonintegrated waste services businesses for approximately $29.8 million. Also in the first quarter of 1998, Rust's 37% ownership of OHM was sold for cash totaling $111.2 million. This sale occurred in connection with the pending merger of OHM with International Technology Corporation. As part of this transaction, Rust received from OHM a distribution of shares of NSC Corporation, a leading U.S. asbestos abatement contractor, increasing its ownership of NSC Corporation from 40% to approximately 54%. The Company has determined it will dispose of this investment and, accordingly, has not consolidated its results. This investment, which has a carrying value of $9.8 million in the accompanying consolidated balance sheet at March 31, 1998, continues to be accounted for under the equity method of accounting.

  The Company held an investment in a publicly traded equity security that was sold in the first quarter of 1998 pursuant to outstanding put and call "collars." Upon expiration of the collars, the Company delivered the shares for net proceeds of $56.3 million, with no gain or loss recognized in 1998.

  ACCOUNTING PRINCIPLES. See Note 8 to the Unaudited Consolidated Financial Statements.

  DERIVATIVES AND MARKET RISKS. In the normal course of business, the Company is exposed to market risk, including changes in interest rates, currency exchange rates, certain commodity prices and certain equity prices. From time to time, the Company and certain of its subsidiaries use derivatives to manage some portion of these risks. Derivatives used are simple agreements that provide for payments based on the notional amount, with no multipliers or leverage. All derivatives are related to actual or anticipated exposures or transactions of the Company. While the Company is exposed to credit risk in the event of nonperformance by counterparties to derivatives, in all cases such counterparties are highly rated financial institutions and the Company does not anticipate nonperformance. The Company does not hold or issue derivative financial instruments for trading purposes. The Company monitors its derivative positions by regularly evaluating the positions at market and by performing sensitivity analyses. There has been no material changes in the Company's exposure to market risk subsequent to December 31, 1997. See Note 9 to the Unaudited Consolidated Financial Statements.

  ENVIRONMENTAL LIABILITIES. The continuing business in which the Company is engaged is intrinsically connected with the protection of the environment. As such, a significant portion of the Company's operating costs and capital expenditures could be characterized as costs of environmental protection. As part of its ongoing operations, the Company provides for estimated closure and post-closure monitoring costs over the life of disposal sites as airspace is consumed. The Company has also established procedures to evaluate its potential remedial liability at closed sites which it owns or operated, or to which it transported waste. While the Company believes that it has adequately provided for its environmental liabilities, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities which could be material. For further discussion, see
Note 10 to the Unaudited Consolidated Financial Statements.

  The Company has filed suit against numerous insurance carriers seeking reimbursement for past and future remedial, defense and tort claim costs at a number of sites. Carriers involved in these matters have typically denied coverage and are defending against the Company's claims. While the Company is vigorously pursuing such claims, it regularly considers settlement opportunities when appropriate terms are offered. Settlements for the first quarter 1996, 1997 and 1998 were $39.0 million, $0.4 million and $4.5 million, respectively, and have been included in operating expenses as a reduction to environmental remediation expenses.

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES. The Company had working capital deficits of $968.5 million at March 31, 1996, $502.4 million at March 31, 1997, and $2,329.4 million at March 31, 1998. These compared to $280.9 million at December 31, 1996, and $2,046.9 million at December 31, 1997. The Company operates in a service industry with neither significant inventory nor seasonal variation in receivables. As a result, emphasis is placed on minimizing working capital requirements.

  The increase in working capital between 1995 and 1996 is a result of lower current debt maturities, strong cash flow and the reclassification to current of the investment in Wessex to be sold, partially offset by increased accruals for losses on the sale of certain investments. The increase in working capital deficit between 1996 and 1997 results primarily from lower levels of cash and short-term investments and higher levels of long-term debt payable within one year. The 1998 increase in working capital deficit is primarily related to the increased debt from the acquisition of WTI shares offset by the reclassification of subordinated notes to long-term debt. See Note 11 to the Unaudited Consolidated Financial Statements.

  Cash flow from operating activities and asset monetization, less capital expenditures (other than acquisitions) and dividends, which the Company defines as "owners' cash flow," is available to meet current obligations, make acquisitions, reduce debt or repurchase Company Common Stock. Management has adopted a cash-driven financial strategy including reduced capital spending and divestiture of noncore assets and nonintegrated businesses. Owners' cash flow was approximately ($98.1) million, $444.2 million and $321.1 million for each of the first quarters of 1996, 1997 and 1998, respectively. The Company expects to generate approximately $400 million during 1998 from the divestiture of certain noncore investments and nonintegrated businesses subject to constraints which may be imposed upon the Company in order to qualify for pooling of interests accounting treatment in connection with the Merger with USA Waste. The Company believes that it has adequate liquidity and resources to meet its needs for replacement capital and finance anticipated growth and debt service. See "--Capital Structure."

  In connection with the acquisition on March 31, 1998, of the remaining publicly held WTI shares, the Company entered into a commitment with Chase, whereby Chase, along with other financial institutions, committed to provide new credit facilities in the amount of $1.25 billion. The new credit facilities, which have a termination date of December 31, 1998 (subject to earlier termination in the event of a change-in-control, including the Merger with USA Waste), provide the funding needed to complete the WTI transaction and replaced the Company's then-existing $250 million revolving credit facility. These facilities carry the same financial covenants as that carried by the previous Chase facilities put in place in December 1997, as amended. Additionally, the termination date of the Company's $550 million standby trade receivables sale agreement has been extended from June 30, 1998, to December 31, 1998.

  ACQUISITIONS AND CAPITAL EXPENDITURES. Capital expenditures, excluding property and equipment of purchased businesses, were $166.6 million for the first quarter of 1998 compared to $142.4 million for the first quarter of 1997 and $267.2 million for the first quarter of 1996. In addition, the Company and its principal subsidiaries spent in the first quarter of 1998, $90.1 million on acquisitions compared to $2.3 million on acquisitions in the first quarter of 1997 and $67.1 million in cash and debt (including debt assumed) and 7.1 million shares of Company Common Stock during the first quarter of 1996.

  CAPITAL STRUCTURE. Although the Company has placed increasing emphasis on generating owners' cash flow during the last several years, a substantial portion of such cash has been returned to stockholders through stock repurchases. However, during the first quarter of 1997, total debt declined $497.6 million from the first quarter of 1996 and $321.7 million from December 31, 1996. Cash and marketable securities increased $480.3 million in the first quarter of 1997 to $1.12 billion, in preparation for the completion of the "Dutch auction" tender offer. During the first quarter of 1998, debt (including obligations payable to WTI shareholders) increased $96.7 million from the first quarter of 1997 and $673.0 million from December 31, 1997, primarily reflecting the acquisition on March 31, 1998, of the remaining publicly held shares of WTI. Cash and marketable securities increased $122.8 million in the first quarter of 1998 from December 31, 1997, primarily as a result of the contribution of assets to meet the Company's captive insurance company's regulatory requirements (see Note 13 to the Unaudited Consolidated Financial Statements).

  The Board of Directors of the Company has authorized the Company to repurchase shares of its own common stock (up to 50 million shares) in the open market, in privately negotiated transactions, or through issuer tender offers. The Company repurchased 30 million shares through a "Dutch auction" tender offer in the second quarter of 1997 but has not repurchased any other shares in 1997 and does not expect to conduct any repurchases in 1998.

  On March 31, 1998, the Company acquired the outstanding shares of WTI which it did not already own for an aggregate purchase price of $876.2 million. This obligation was financed with bank debt as further discussed in the "-- Liquidity and capital resources" section.

  In conjunction with its authorized repurchase program, the Company periodically sold put options on Company Common Stock through 1996. These options provide the holders the right at maturity to require the Company to repurchase its shares at specified prices. In February 1997, the Company paid the holders of 1.9 million put options cash of $1.6 million, representing the difference between the strike price and the market price of the underlying shares at expiration, in lieu of repurchasing the stock. There were no put options outstanding at March 31, 1997 and 1998, and the Company has since discontinued selling such options.

  RISKS AND UNCERTAINTIES. See Note 13 to the Unaudited Consolidated Financial Statements for a description of certain contingent liabilities of the Company and its subsidiaries.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
           FINANCIAL CONDITION FOR THE YEAR ENDED DECEMBER 31, 1997

                (TABLES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

  The following is Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997, and should be read in conjunction with the "Prospectus Summary--Recent Developments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months ended March 31, 1998." As more fully described in the Notes to the Consolidated Financial Statements, certain financial information in this Prospectus has been restated to correct previously issued financial statements.

  On March 10, 1998, the Company entered into the Merger Agreement with USA Waste pursuant to which the Company will be merged with a wholly owned subsidiary of USA Waste. Pursuant to the Merger Agreement, the Company's stockholders will receive 0.725 shares of USA Waste Common Stock for each share of Company Common Stock. The consummation of the Merger is subject to a number of conditions, including the expiration or termination of the applicable merger review waiting period under the HSR Act, approval by the stockholders of each company and other typical closing conditions. In addition, the Merger is contingent upon the transaction qualifying for pooling of interests accounting treatment. In order to qualify for pooling of interests accounting treatment, the Company intends to sell a portion of its treasury shares pursuant to a registered public offering prior to the closing of the Merger. A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

  Upon the consummation of the Merger, certain long-term debt of WM International may be accelerated and become payable with three months' notice. At December 31, 1997, this debt totaled approximately $209 million, but by March 17, 1998, had been reduced to $71 million. In addition, Wessex has an option to acquire WM International's ownership in its United Kingdom business at fair market value that may become exercisable upon the consummation of the Merger. In 1997, this business had revenues of approximately $276 million and operating income (before minority interest) of approximately $25 million. WM International had a net investment of approximately $315 million in the business at December 31, 1997.

RESULTS OF OPERATIONS

  Consolidated 1997 (loss) from continuing operations of the Company (formerly WMX Technologies, Inc.) and its subsidiaries was $(1,269.3) million or $(2.72) per share compared with income of $224.0 million or $0.46 per share in 1996, $419.9 million or $0.86 per share in 1995, and $601.5 million or $1.24 per share in 1994. Net (loss) was $(1,176.1) million or $(2.52) per share in 1997, $(39.3) million or $(0.08) per share in 1996, with net income of $340.1 million or $0.70 per share in 1995 and $627.5 million or $1.30 per share in 1994. Per share amounts referred to in this paragraph and throughout Management's Discussion and Analysis are Basic Earnings Per Share as defined by FAS No. 128. (See Note 11 to the Consolidated Financial Statements.)

  Consolidated 1997 revenue from continuing operations was $9.19 billion compared with $9.23 billion in 1996, $9.10 billion in 1995 and $8.54 billion in 1994.

  Results for all periods were impacted by special charges, asset impairments, other adjustments, changes in estimates, and for 1995 and 1997, by changes in accounting principles.

  The Company has undertaken a number of initiatives in response to changing conditions in its markets and in the environmental services industry. In January 1997, the Board of Directors approved a package of strategic initiatives designed to enhance stockholder value, the cornerstone of which is a focus solely on waste management services in domestic and selected international markets where the Company can be first or second in market share. In support of this, the Company divested non-core and non-integrated businesses and assets valued at approximately $1.4 billion in 1997 with an additional $400 million targeted for disposition by the end of 1998. A significant portion of the proceeds from the 1997 asset sales was utilized to repurchase 30 million shares of Company Common Stock in a "Dutch auction" tender offer which was concluded in the second quarter of the year. In November 1997, the Board of Directors of the Company approved a major organizational restructuring and cost-control program to substantially reduce overhead in its North American waste services operations. As a result of the restructuring, approximately 1,200 operating manager and managerial support staff positions were eliminated, or about 20% of that employee group. It also reduced the number of profit centers from 250 to 31, and established a regional based operating structure which is focused on specific customer segments, including commercial, industrial, residential and governmental accounts. The program additionally includes new computer systems and purchasing and fleet management initiatives designed to further reduce the Company's operating costs over the next three years.

  As a result of the strategy to focus on waste management services, late in 1996 and early 1997, the Company sold its domestic water operations as well as its minority interest in Wessex. The environmental and infrastructure engineering and consulting services lines of business have been classified as continuing operations held for sale in the accompanying financial statements. The Company had expected to complete the sale of these businesses in 1997, and at this time is pursuing such sales. See "--Discontinued operations and other asset dispositions" for further discussion.

1997 OPERATIONS COMPARED WITH 1996

  REVENUE. The following table sets forth changes in consolidated revenue from 1996 to 1997:

                                                                    PERCENTAGE
                                                  1996      1997      CHANGE
                                                --------  --------  ----------
      North America (excluding trash-to-
       energy)................................. $6,406.1  $6,451.3      0.7%
      North American trash-to-energy...........    952.3     998.5      4.9
      WM International.........................  1,913.8   1,790.0     (6.5)
      Intercompany revenue.....................    (46.6)    (51.2)
                                                --------  --------     ----
      Total.................................... $9,225.6  $9,188.6     (0.4)%
                                                ========  ========     ====

  The solid waste services portion of North American revenue fell by 0.2% to $5.72 billion in 1997, primarily due to divestiture of virtually all of the Canadian business mid-year, as well as the sale of other various underperforming North America locations. North American solid waste services revenue growth by line of business is shown in the following table:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Residential....................................................     1.2%
      Commercial.....................................................    (1.2)
      Roll-off and industrial........................................    (0.3)
      Disposal, transfer and other...................................     0.0

  Overall North American solid waste services revenue for the year decreased 0.2% primarily as a result of the effect of divestitures net of acquisitions which accounted for a 1.5% decrease. Excluding such net divestitures, overall revenue increased 1.3% as a result of a combination of higher prices and increased volumes. The 1997 revenue growth started out slightly negative in the first quarter as a result of lost customers in late 1996 following a price increase earlier in 1996. Revenue growth generally strengthened throughout the year, finishing with fourth quarter revenue in excess of 3% over the prior year sales, after considering divestitures. Pricing was fairly weak throughout the year, particularly during the first two quarters. Approximately one-third of the internal growth for the year came from pricing and the other two-thirds from volume. The hazardous waste segment revenue continued to decline slightly, falling about 6.8% from 1996.

  The increase in the North American trash-to-energy revenues of $46.2 million is largely attributed to $60.2 million of construction revenue for facilities that are being built and operated by WTI but owned by customers. Excluding this construction activity, 1997 revenue decreased $14.2 million or 1.5% from 1996 levels. Divestiture of certain biosolids landspreading contracts and lower air pollution control engineering revenues were primarily responsible. Spot waste disposal pricing remained stable on an overall basis compared to 1996, with slight strengthening in New England being offset by continued downward pressure in the South Florida markets.

  Expressed in U.S. dollars, WM International revenue decreased $123.8 million or 6.5% in 1997 compared with 1996. Components of the revenue change are as follows:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Price..........................................................     4.4%
      Volume.........................................................    (1.4)
      Purchased businesses, net of divestitures......................    (2.5)
      Foreign currency translation...................................    (7.0)
                                                                         ----
          Total......................................................    (6.5)%
                                                                         ====

  Increased landfill disposal taxes, which are passed through in disposal rates, accounted for 2.5% out of the 4.4% revenue growth from price. Volume in 1997 was lower than 1996 in three key markets. In Italy, landfill volumes were reduced as the result of permitting delays on landfill expansions and new landfill projects. The impact of this reduced capacity is expected to continue into 1998. Revenue declined in Latin America from abnormally high levels in 1996 from cleaning activities for Buenos Aires during the 1996 mayoral election, and in Germany as a result of general economic and competitive conditions. Partially offsetting these items were improved volumes in the Netherlands. Divestitures impacting 1997 revenue include the sale of various operations within France, Spain, Austria and Germany. The sale of these operations reduced 1997 revenue by approximately 3.5% or $67 million from 1996 levels. In addition, the weakness of the various currencies in which WM International earns its revenues created a negative translation impact on total reported revenue for the year. Foreign currency movement has had, and can be expected to continue to have, an impact on reported revenue, expenses and net income. See "--Derivatives and market risks" for further detail.

  OPERATING EXPENSES. Operating expenses increased $534.6 million or 8.0% in 1997 over 1996. This increase occurred despite a slight revenue decline due to several reasons. Remediation expenses, net of insurance recoveries increased $96.8 million in 1997 from 1996. In 1997, insurance recoveries were $33.9 million higher than in 1996, and were more than offset by remediation cost increases of $130.7 million. The increased remediation costs reflect $49.9 million of expense resulting from implemention of SOP 96-1 (see "--Accounting Principles"), $14.8 million of expense related to a change in the discount rate from 7% to 6% in the fourth quarter of 1997 and the balance primarily related to changes in remediation cost estimates at several disposal sites. Self-insurance expenses increased $95.0 million in 1997 from 1996. This increase included $56.0 million related to changes in estimating techniques with the balance coming from growth of prior years' claims. The Company incurred losses in 1997 and accrued provisions in 1997 for loss-making contracts totaling $136.2 million. These were primarily several large contracts with respect to which the Company determined in 1997 that such losses would continue for the contracts' duration. A large portion of this loss provision relates to multi-year recyclables processing contracts. The Company also recorded $13.6 million of additional reserves related to long-term contracts of its Chem-Nuclear subsidiary as a result of changes in estimated contract results. Other major items affecting operating expense in 1997 were accruals of $20.3 million primarily related to excess lease obligations, and other asset disposals or write-downs totaling $28.9 million primarily related to hazardous waste projects, obsolete inventory, scrapped equipment including recycling assets and obsolete/unused software.

  Effective October 1, 1997, the Board of Directors approved a management recommendation to revise the Company's North American collection fleet management policy. Front-end loaders will be replaced after eight years, and rear-end loaders and roll-off trucks after 10 years. The previous policy was to not replace front-end loaders before they were a minimum of 10 years old and other heavy collection vehicles before they were a minimum of 12 years old. As a result of this decision, the Company recognized an impairment writedown of $70.9 million in the fourth quarter of 1997 for those vehicles scheduled for replacement in the next two years under the new policy. Depreciable lives were adjusted commencing in the fourth quarter of 1997 to reflect the new policy. Also effective October 1, 1997, the Company reduced depreciable lives on containers from 15 and 20 years to 12 years, and ceased assigning salvage value in computing depreciation on North American collection vehicles and containers. These changes in estimates increased depreciation expense by $33.7 million in the fourth quarter of 1997.

  Also effective October 1, 1997, the Company changed its process for estimating landfill lives. The Company now amortizes landfill costs over estimated landfill capacity which includes permitted landfill airspace plus expansions which are probable of being obtained in the next five years. The Company's prior practice was to consider likely expansions in the amortization calculations, whether or not the permits were expected to be obtained within the next five years. Factors in determining probable expansions on a site-by-site basis include secured rights to required land, status of legal, environmental, regulatory and political issues, and the extent to which the permit application process has proceeded. This change in estimate increased depreciation and amortization by $12.7 million and the provision for closure and post-closure by $3.1 million in the fourth quarter of 1997, and resulted in estimated landfill capacity declining from 2.9 billion cubic yards to 1.8 billion cubic yards.

  After considering the above, operating expenses as a percentage of revenue for 1997 compared to 1996 increased. Hazardous waste operating expenses increased as a percentage of revenue due to continued pressure on prices, lower volumes and a shift in revenue mix toward lower margin services. Trash-to-energy operating costs increased as a percentage of revenue primarily due to the impact of increased construction revenue, which has a lower associated margin. WM International operating expenses increased largely as a result of lower margins for the operations in Italy.

  SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses increased $33.8 million or 3.1% in 1997 over 1996. As a percentage of revenue, selling and administrative expenses increased from 11.9% in 1996 to 12.3% in 1997. Included in selling and administrative expenses in 1997 were $39.0 million in additional legal expense reflecting changes in estimates of litigation-related liabilities. In addition, 1997 bad debt expense included $8.7 million related to two large accounts receivable disputes settled in 1997, $6.7 million of accounts receivable in the New York City area that in part were compromised as a result of agreements made with the New York City licensing authorities, and $3.2 million for certain partner/venture receivables. The Company also wrote off $4.0 million in various sales-related assets which included prepaid advertising credits that were expected to expire before their use. The Company reduced other administrative expenses as a result of divestitures and is continuing to make productivity improvements in many administrative areas.

  SPECIAL CHARGES. In 1997, the Company recorded a special charge of $41.6 million (primarily in the fourth quarter) for severance. Employees terminated were primarily field operating management and related support personnel. Approximately $5.9 million of the severance had been paid by December 31, 1997, with the balance to be paid in 1998 and thereafter.

  WM International also recorded a special charge in 1997 ($104.4 million before tax and minority interest) to reflect the costs of demobilization in Argentina following loss of the contract renewal for the City of Buenos Aires, divestiture or closure of underperforming businesses, primarily in Italy and Germany and the write-off of costs of projects, primarily in Germany, which it decided to no longer pursue. The charge included $14.8 million of severance, primarily related to operating personnel in Buenos Aires and with closed or divested businesses in Italy and Germany. These terminations are expected to occur and the severance paid in 1998.

1996 OPERATIONS COMPARED WITH 1995

  REVENUE. The following table sets forth changes in consolidated revenue from 1995 to 1996:

                                                                    PERCENTAGE
                                                  1995      1996      CHANGE
                                                --------  --------  ----------
      North America (excluding trash-to-
       energy)................................. $6,311.6  $6,406.1      1.5%
      North American trash-to-energy...........    956.1     952.3     (0.4)
      WM International.........................  1,865.1   1,913.8      2.6
      Intercompany revenue.....................    (32.6)    (46.6)
                                                --------  --------     ----
          Total................................ $9,100.2  $9,225.6      1.4%
                                                ========  ========     ====

  The solid waste services portion of North American revenue grew 3.5% to $5.73 billion in 1996. Solid waste services revenue growth in 1996 by line of business is shown in the following table:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Residential....................................................    4.2%
      Commercial.....................................................    4.1
      Roll-off and industrial........................................    5.7
      Disposal, transfer and other...................................    0.7

  Although the Company pursued price increases in 1996, the impact on North American solid waste services revenue growth was minimal as a year-long decline in recyclable commodity prices largely offset the benefit of increases in the commercial and industrial markets. Volume growth added approximately 2.0% to such revenue. Acquisitions, net of dispositions, accounted for approximately 1.5%. Recycling revenue declined 16.0% from 1995 to 1996 due to the substantial price decline in recyclable commodities. The Company responded by reducing its processing of lower grades of paper, adjusting the capacity of its recycling operations and continually striving to reduce processing costs and improve the marketing of commodities. However, despite these efforts, it was unable to replace the profits associated with the stronger 1995 recyclable commodities market. North American hazardous waste revenue declined 7.7% from 1995 as the industry problems continued.

  The North American trash-to-energy revenue comparison is adversely affected by the loss of the Lisbon construction revenue in 1996. Excluding this factor, 1996 revenue grew $33.8 million, or 3.7%, to $952.3 million. The commercial operations of the Lisbon facility, which began in January 1996, contributed $18.4 million of the increase. WTI acquired two industrial cogeneration plants (so-called "inside-the-fence" facilities) during the year as part of its strategy to leverage its energy plant operating capabilities and project finance expertise by owning and/or operating power plants for industrial customers. Together these acquisitions contributed $7.3 million to 1996 revenue growth. Contractual price escalation at existing facilities, additional processing at several trash-to-energy plants, and lower energy purchase curtailment accounted for most of the remaining revenue growth. Overall spot pricing remained stable during the year.

  Expressed in U.S. dollars, WM International revenue increased $48.7 million or 2.6% in 1996 compared with 1995. Components of the revenue change are as follows:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Price..........................................................     1.4%
      Volume.........................................................    (0.6)
      Purchased businesses...........................................     1.2
      Foreign currency translation...................................     0.6
                                                                         ----
          Total......................................................     2.6%
                                                                         ====

  Although WM International was able to implement price increases on its services despite weak economies in many of its markets, the impact of such increases was adversely affected by recyclable commodities prices falling substantially from their highs in 1995. Difficult economic conditions in Germany, France and Italy, as well as the closure of a landfill in France, resulted in a volume decline, partially offset by hazardous waste volume growth in The Netherlands and solid waste volume growth in the United Kingdom. In addition, the Company was awarded contracts to design, build and operate for fifteen years two transfer stations in Hong Kong. Construction revenue on one of these projects contributed to revenue growth in 1996. International acquisition activity was insignificant.

  OPERATING EXPENSES. Operating expenses increased $145.8 million or 2.2% in 1996 over 1995. This increase was greater than the revenue increase due to several reasons. Self-insurance expense increased $57.0 million in 1996 over 1995. This increase consisted of $31.0 million related to growth of prior years claims, $18.0 million related to implementation of new claims reporting processes for the Company's North American solid waste operations and $8.0 million related to higher 1996 claims and claims cost growth. In addition, the Company accrued provisions for certain loss-making recycling contracts in 1996 totaling $12.4 million. During 1996 certain route optimization software along with other software projects became obsolete, resulting in $7.4 million being charged to operating expenses. Remediation expenses, net of insurance settlement recoveries declined by $13.4 million in 1996 from 1995, primarily as a result of additional settlements with insurance companies.

  Excluding the above, operating expenses for 1996 compared to 1995 increased. A large part of the increase was due to reduced recyclable commodity prices in 1996 as compared to 1995. Major declines in recyclable commodity pricing resulted in actual disposal cost being incurred in some cases to physically dispose of certain commodities which could not be sold. In addition, operating expenses were impacted by severe weather during the year, particularly in comparison to a mild 1995 winter in North America, and higher fuel costs. Operating expenses as a percentage of revenue for WM International was impacted by lower margin Hong Kong construction revenues and volume declines in Europe that more than offset productivity improvements from streamlining of its operations. Operating expenses in the trash-to-energy business declined in both real terms and as a percentage of revenue as the result of the absence of the Lisbon construction revenue, which carried no margin.

  SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses increased only $3.7 million in 1996 from 1995. As a percentage of revenue, such expenses declined from 12.0% to 11.9%. In 1996, the Company had two large receivables totaling $10.6 million charged to bad debt expense as a result of disputes with one customer and insolvency of another. In addition, $8.0 million was expensed primarily to write-off obsolete sales/customer oriented software program costs. These expenses were offset by productivity improvements in administrative processes throughout the organization.

  SPECIAL CHARGES. In the fourth quarter of 1996, WM International recorded a provision of $77.0 million after tax related to the sale of its investment in Wessex and a charge of $169.5 million after tax to revalue its investments in France, Austria and Spain in contemplation of exiting all or part of these markets or forming joint ventures. The charge also included the write-off of an investment in a hazardous waste disposal facility in Germany because regulatory changes adversely affected its volumes. These charges, primarily of a non-cash nature, reduced the Company's income by $213.6 million after tax.

  Also, in the fourth quarter of 1996, Waste Management and CWM recorded pretax charges of $154.1 million ($100.2 million after tax) for reengineering their finance and administrative functions and increasing reserves for certain litigation, including a dispute involving the computation of royalties on the Emelle, Alabama, hazardous waste landfill. In December 1996, a federal court in Memphis, Tennessee, held CWM liable for approximately $100.3 million in damages to the former owners of the Emelle site. CWM is appealing the decision. Any settlement of the Emelle litigation would be a cash payment, but the timing of such payment is uncertain. The balance of the charge is primarily non-cash, with $13.4 million of cash-related items paid largely in 1997.

1995 OPERATIONS COMPARED WITH 1994

  REVENUE. Consolidated revenue growth from 1994 to 1995 is shown in the table which follows:

                                                                    PERCENTAGE
                                                  1994      1995      CHANGE
                                                --------  --------  ----------
      North America (excluding trash-to-
       energy)................................. $5,936.8  $6,311.6     6.3%
      North American trash-to-energy...........    926.9     956.1     3.2
      WM International.........................  1,710.9   1,865.1     9.0
      Intercompany revenue.....................    (36.7)    (32.6)
                                                --------  --------
          Total................................ $8,537.9  $9,100.2     6.6%
                                                ========  ========

  The solid waste services portion of North American revenue was $5.53 billion in 1995 compared with $5.10 billion in 1994, an increase of 8.4%. Solid waste services revenue growth in 1995 by line of business is shown in the following table:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Residential....................................................     8.1%
      Commercial.....................................................     2.8
      Roll-off and industrial........................................     0.6
      Disposal, transfer and other...................................    23.2

  Revenue growth due to acquisitions was 1.0%, with 7.4% growth resulting from price and volume increases. A significant portion of this internal growth, 2.0%, was the result of higher average recyclable commodity prices in 1995 compared with 1994. Actual commodity sales were approximately $100 million higher due to this higher average rate. Additionally, commodity volumes were higher in 1995 due to the Company's marketing efforts and the acquisition of additional material recovery facilities, adding an additional $135 million of revenue, and thus accounting for approximately 2.6% of the North American solid waste revenue growth. The remaining 2.8% was a combination of price and volume in the other lines of business.

  North American hazardous waste revenue continued to decline in 1995 as waste minimization, recycling, over-capacity and shifting governmental regulation and enforcement continued to adversely affect the industry. Total 1995 hazardous waste revenue was $611.4 million compared with $643.1 million in 1994. Pricing and volume were both negative, only partially offset by the 1995 acquisition of a 60% interest in AETS. In addition, unusually high revenue in the second quarter of 1994 at the Company's Barnwell, South Carolina, low-level radioactive waste disposal facility adversely affected 1995 comparisons.

  North American (WTI) trash-to-energy revenue was essentially flat from 1994 to 1995 as higher revenue from operating plants was largely offset by lower construction revenue on the Lisbon, Connecticut, facility (which commenced operations January 1, 1996). Approximately 78% of the growth in revenue from operating plants was accounted for by the Falls Township and Ridge Generating Station facilities, which began operations in 1994. Contractual price escalation on long-term trash disposal and energy sales contracts, partly offset by curtailment of electrical purchases by certain utility customers, accounted for the balance of the operating plant revenue growth. Spot pricing on the whole was stable, although there were increases in certain markets offset by declines in others.

  WM International revenue, in U.S. dollars, increased $154.2 million or 9.0% in 1995 compared with 1994. Components of the revenue change are as follows:

                                                                      PERCENTAGE
                                                                        CHANGE
                                                                      ----------
      Price..........................................................     1.8%
      Volume (including start-ups)...................................    (3.2)
      Purchased businesses...........................................     4.5
      Foreign currency translation...................................     5.9
                                                                         ----
          Total......................................................     9.0%
                                                                         ====

  The major cause of the 1995 volume decline was less construction revenues as a result of the completion of the construction phase of the SENT Landfill in Hong Kong, which opened during the year. A new pricing mechanism introduced by the Hong Kong government in March 1995, which required generators to absorb a portion of the disposal cost for waste brought to WM International's Hong Kong incinerator, resulted in volume declines in certain waste streams, but the impact was offset with other volumes. Pricing in Europe was negatively impacted in 1995 by relatively low inflation, highly competitive conditions in the solid waste market in France, softness in segments of the hazardous waste market, and a continuation of lower prices on rebids of municipal contracts in Italy. Acquisition activity continued to be below WM International's historical levels and focused particularly on "tuck-in" acquisitions which can complement or expand existing operations in a given market. WM International also increased its acquisition and construction of material recovery facilities to take advantage of an emphasis on recycling as an alternative to land disposal.

  OPERATING EXPENSES. Operating expenses increased $487.0 million or 8.1% in 1995 over 1994. Remediation expenses, net of insurance recoveries increased $29.5 million. The Company recorded additional loss reserves of $14.2 million related to long-term contracts of its Chem-Nuclear subsidiary. In addition, approximately $73.6 million of software development costs, certain landfill development and expansion projects and other deferred costs which the Company determined were not realizable were expensed in 1995.

  Excluding the above, operating expenses were relatively constant as a percentage of revenue for 1995 as compared to 1994 overall. North American solid waste operating expenses declined as a percentage of revenue primarily as a result of higher recyclable commodity prices. In addition, milder winter weather in many parts of North America, increased internalization of recyclables processing, and continuing route productivity enhancements positively impacted operating expenses. Hazardous waste operating expenses increased, however, as a percentage of revenue in 1995 due to continued downward pressure on prices, a lower revenue base and a shift in revenue mix toward lower margin services offsetting the benefit of headcount reductions. Operating expenses at WM International increased as a result of higher labor costs in Italy and widespread strikes and industrial actions against the government in France in the fourth quarter of 1995.

  SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses increased $29.4 million or 2.8% in 1995 over 1994. While there was an increase in absolute dollars, as a percentage of revenue, selling and administrative expenses declined from 12.4% in 1994 to 12.0% in 1995. The decline as a percentage of revenue crossed all operating groups as productivity enhancements were instituted throughout the Company allowing selling and administrative costs to be spread over a larger revenue base. The increase in absolute dollars resulted primarily from acquisitions and pay-for-performance compensation plans.

  SPECIAL CHARGES. In the first quarter of 1995, in response to the continuing deterioration of the chemical waste services market, the Company's CWM subsidiary realigned its organization, and in connection therewith, recorded a special charge of $140.6 million before tax ($91.4 million after tax). The charge related primarily to a write-off of the investment in facilities and technologies that CWM abandoned because they did not meet customer service or performance objectives, but also includes $22.0 million of future cash payments for rents under non-cancelable leases, guaranteed bank obligations of a joint venture, and employee severance. The majority of the cash expenditures were paid in 1995, although certain of the non-cancellable leases extend through the year 2002.

  In the fourth quarter of 1995, WM International recorded a special charge of $194.6 million ($152.4 million after tax) primarily related to the actions it had decided to take to sell or otherwise dispose of non-core businesses and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization. The charge reduced the Company's income by approximately $153.3 million before tax ($111.0 million after tax). The charge included $34.3 million of cash payments for employee severance and rents under non-cancellable leases. Approximately $11.2 million of the cash costs were paid in 1995. The majority of the balance was paid in 1996, although certain rent payments on abandoned leased facilities continue into the future.

OTHER ITEMS

  ASSET IMPAIRMENT LOSS. As a result of the comprehensive review of operating assets and investments discussed in Notes 2, 3 and 16 to the Consolidated Financial Statements, the Company recorded an impairment loss of $1.48 billion in 1997. Prior period financial statements were restated to recognize impairment losses in earlier periods. Asset impairment loss was $34.0 million in 1994, $53.8 million in 1995 and $64.7 million in 1996.

  The 1994 impairment losses included $22.4 million related to unsuccessful or abandoned landfill development or expansion projects. In addition, the Company abandoned certain vehicle-related systems development projects totaling $7.3 million. Several properties identified as surplus were written down to fair value, resulting in $4.3 million in such charges.

  The 1995 impairment losses included $48.2 million for several unsuccessful landfill development or expansion projects. This included one site with an impairment loss of $29.9 million, which was recognized as a result of the passage of legislation prohibiting a previously planned expansion.

  The 1996 impairment losses were primarily related to recycling investments. Of the $47.8 million impairment loss related to these investments, $35.7 million represented goodwill, primarily related to two acquisitions made in 1995. These impairment losses were the result of major price declines in the recyclable paper market caused by an industry-wide pricing collapse in the pulp and paper market. In addition, impairment losses of $13.4 million were recognized with respect to landfill facilities, primarily as a result of one landfill site having its volumes curtailed and a planned expansion becoming remote.

  In 1997 impairment losses were primarily due to revaluation of numerous treatment and disposal facilities of the Company and associated goodwill. Revaluation of investments in the North American hazardous waste services business accounted for $776.2 million of the impairment loss. This impairment was a result of continuing pricing and volume declines in the hazardous waste services markets, which currently have excess capacity. Changes in environmental regulations are also allowing certain hazardous waste streams to be managed by others with less expensive treatment and disposal alternatives. In addition, $344.8 million of the 1997 impairment losses related to solid waste landfills. This included $163.9 million related to the Company's abandonment of several landfill development or expansion projects. The balance of this impairment loss was primarily the result of substantial pricing or volume declines at certain landfills and a shortening of estimated life of 10 landfills (See Note 3 to the Consolidated Financial Statements.) As a result of the Company's adoption of a new fleet replacement policy in 1997, certain older collection vehicles became impaired and a loss was recorded totaling $70.9 million (See Note 3 to the Consolidated Financial Statements.) Other 1997 impairment losses included $122.2 million related to the revaluation of Rust domestic engineering and consulting business, discussed below under "-- Discontinued operations and other major asset dispositions." Impairment losses of $38.2 million were also recorded for surplus real estate being held for sale. WTI recorded a 1997 impairment loss of $57.2 million. This included $47.1 million related to revaluation of a wood waste burning independent power production facility.

  INTEREST. The following table sets forth the components of consolidated interest expense, net:

                                                  1994    1995    1996    1997
                                                 ------  ------  ------  ------
      Interest expense.......................... $456.1  $507.8  $498.0  $472.9
      Interest income...........................  (42.8)  (34.9)  (27.9)  (37.6)
      Capitalized interest...................... (105.9)  (43.9)  (35.6)  (26.0)
                                                 ------  ------  ------  ------
      Interest expense, net..................... $307.4  $429.0  $434.5  $409.3
                                                 ======  ======  ======  ======

  Gross interest expense increased from 1994 to 1995 as a result of an earlier management decision to increase the leverage of the Company. Debt levels increased in 1995, primarily a result of the acquisition of the public ownership of CWM and Rust. The large decline in capitalized interest in 1995 is due to a change in accounting methods effective January 1, 1995. Capitalized interest declined further in 1996 and 1997 as significant capital projects were completed and the Company reduced capital spending. See "--Financial Condition Capital --Structure" and
Note 3 to the Consolidated Financial Statements. Although the Company repurchased a substantial number of its shares in 1996 and 1997, debt levels were reduced in 1997 resulting in lower interest expense.

  MINORITY INTEREST. Minority interest declined from 1994 to 1995 as a result of the 1995 purchases by the Company of the publicly owned shares of CWM and Rust and lower earnings by certain subsidiaries, as well as the minority interest share (approximately $41.3 million) in the WM International special charge. Minority interest declined from 1995 to 1996 as a result of higher earnings by certain subsidiaries and the minority interest share (approximately $63.8 million) in the WM International special charges. Minority interest in 1997 was comparable to 1996, and was impacted by $27.9 million related to the WM International 1997 special charge and $15.9 million by the 1997 WTI asset impairment loss.

  SUNDRY INCOME, NET. Below is a summary of major components in sundry income, net.

                                                    1994   1995   1996   1997
                                                   ------ ------ ------ ------
      Gain on sale of investments/businesses...... $ 25.1 $168.9 $ 30.1 $180.3
      Write down of investments...................    --     --     --   (25.7)
      Equity income...............................   60.2   77.0   61.4   (6.9)
      Other.......................................   24.6    6.8   10.5   25.6
                                                   ------ ------ ------ ------
      Sundry income, net.......................... $109.9 $252.7 $102.0 $173.3
                                                   ====== ====== ====== ======

  Equity income in 1994, 1995 and 1996 included income from ServiceMaster and Wessex investments of $60.2 million, $77.0 million and $59.4 million, respectively. These investments were sold in the second quarter of 1997 with no equity income recorded for Wessex or ServiceMaster. Equity income in the second quarter of 1997 was also reduced by $10.4 million related to a special charge recorded by OHM, an environmental remediation services business approximately 37% owned by Rust. Gains/(loss) on sale of investments/businesses are primarily related to the following items (i) $25.1 million gain on sale of the Company's Modulaire mobile office services business in 1994; (ii) $160 million gain in the fourth quarter of 1995 recorded as a result of the exchange of an interest in ServiceMaster Consumer Services L.P. for an interest in ServiceMaster and an option to purchase 1.25 million ServiceMaster limited partnership shares; (iii) $30.1 million in 1996 and $43.4 million in 1997 of gains on sales of North American solid waste businesses, (including $32.6 million on sale of Canadian operations); and (iv) $129 million gain in the first quarter of 1997 from the sale of the Company's investment in ServiceMaster. Writedown of investments includes $19.5 million related to the OHM investment and $6.2 million in other investments, all of which were recorded in the fourth quarter of 1997.

  INCOME TAXES. The consolidated income tax rate varies between years as a result of shifts in the source of taxable income. The inability to realize tax benefits on a portion of the 1994, 1995, 1996 and 1997 special charges and asset impairment loss resulted in an increased tax provision in those years, primarily attributable to non-deductible goodwill and the writedown of investments in subsidiaries. In addition, the Company increased deferred tax valuation allowances and other tax reserves. See Note 4 to the Consolidated Financial Statements.

  DISCONTINUED OPERATIONS AND OTHER MAJOR ASSET DISPOSITIONS. During the fourth quarter of 1995, the Company announced that Rust would sell or discontinue its process engineering, construction, specialty contracting and similar lines of business. Further, as the Company refined its business strategy to focus on waste management services, other business units were identified in 1996 and 1997 as units to be either sold or discontinued.

  In 1996, Rust sold its engineering and construction business as well as its industrial scaffolding business for $295.1 million, and WTI sold its water process, manufacturing and custom engineered systems business for $369.6 million in cash. In 1997, Rust disposed of certain of its international engineering and consulting businesses and WTI sold its remaining water services business for 2.3 million registered shares of U.S. Filter stock, valued at approximately $64 million. The Rust engineering and scaffolding businesses and its international engineering and consulting businesses, together with the WTI water businesses, have all been classified as discontinued operations in the accompanying financial statements.

  Because Rust did not sell its remaining domestic engineering and consulting businesses prior to December 31, 1997, these businesses have been reclassified as continuing operations held for sale in the accompanying financial statements for all periods. The original provision, established in 1996, for loss on the sale (approximately $87 million) of these discontinued businesses has been reversed as income in "income (loss) on disposal" in discontinued operations, and a new provision for loss on sale (approximately $122 million) was provided as an asset impairment loss in the Consolidated Statements of Income, all in the fourth quarter of 1997. While the Company intends to sell these businesses, it is unable to estimate when a buyer will be found and a sale can be consummated.

  In 1997, Waste Management sold its investment in ServiceMaster for $626 million, and sold various non-integrated waste services businesses in North America for $288.9 million. Additionally in 1997, WM International sold businesses in France, Spain, Austria and Germany for $128.3 million and its approximately 20% interest in Wessex for approximately $300 million.

  In early 1998, WM International sold its Hamm, Germany waste-to-energy facility for $137 million. Also in early 1998, Rust's 37% ownership of OHM was sold for cash totaling $111.2 million. This sale occurred in connection with the merger of OHM with International Technology Corporation. As part of this transaction, Rust received a distribution of shares of NSC Corporation, a leading U.S. asbestos abatement contractor, increasing its ownership of NSC Corporation to 54.3%.

ACCOUNTING PRINCIPLES

  Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." The change reduced 1994 net income by $1.3 million.

  Effective January 1, 1995, the Company changed its method of capitalizing interest on landfill cell construction. See Note 3 to the Consolidated Financial Statements. The change reduced 1995 net income by $84.7 million.

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The effect of adoption was not material. Impairments recorded prior to 1996 followed a methodology consistent with FAS No. 121.

  FAS No. 123, "Accounting for Stock-Based Compensation" also became effective in 1996. However, FAS No. 123 permitted compensation to continue to be accounted for under Accounting Principles Board Opinion No. 25, and the Company elected to follow this alternative. See Note 9 to the Consolidated Financial Statements.

  Effective January 1, 1997, the Company adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides that environmental remediation liabilities should be accrued when the criteria of FAS No. 5, "Accounting for Contingencies," are met. It also provides that the accrual for such liabilities should include future costs for those employees expected to devote a significant amount of time directly to the remediation effort. The adoption of SOP 96-1 reduced 1997 pretax income from continuing operations by $49.9 million.

  In the fourth quarter of 1997, the Company began expensing process reengineering costs (including $3.0 million previously capitalized) in accordance with Emerging Issues Task Force consensus 97-13, reducing 1997 net income by $1.9 million.

  Also in 1997, the Company began presenting earnings per share in accordance with FAS No. 128. See Note 11 to the Consolidated Financial Statements for further discussion.

  In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income," and FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Both statements are effective for fiscal years beginning after December 15, 1997, although FAS No. 131 does not apply to the Company's interim financial statements until 1999. FAS No. 130 requires only a different format for presentation of information already included in the Company's financial statements. FAS No. 131 modifies the basis for determining segments and expands required disclosure, but does not affect accounting principles and, accordingly, will not require any change to reported financial position, results of operations or cash flows. The Company is currently evaluating the impact of FAS No. 131 on its segment reporting.

DERIVATIVES AND MARKET RISKS

  In the normal course of business, the Company is exposed to market risk, including changes in interest rates, currency exchange rates, certain commodity prices and certain equity prices. From time to time, the Company and certain of its subsidiaries use derivatives to manage some portion of these risks. The derivatives used are simple agreements which provide for payments based on the notional amount, with no multipliers or leverage. All derivatives are related to actual or anticipated exposures or transactions of the Company. While the Company is exposed to credit risk in the event of non-performance by counterparties to derivatives, in all cases such counterparties are highly rated financial institutions and the Company does not anticipate non-performance. The Company does not hold or issue derivative financial instruments for trading purposes. The Company monitors its derivative positions by regularly evaluating the positions at market and by performing sensitivity analyses.

  The Company has performed sensitivity analyses to determine how market rate changes will affect the fair value of the Company's market risk sensitive derivatives and related positions. Such an analysis is inherently limited in that it represents a singular, hypothetical set of assumptions. Actual market movements may vary significantly from the Company's assumptions. The effects of such market movements may also directly or indirectly affect Company rights and obligations not covered by the sensitivity analysis. Fair value sensitivity is further not necessarily indicative of the ultimate cash flow or earnings effect on the Company from the assumed market rate movements.

  INTEREST RATE EXPOSURE. The Company's exposure to market risk for changes in interest rates relates primarily to the Company's debt obligations, which are mainly denominated in U.S. dollars. In addition, interest rate swaps are used to lock-in or limit the variability in the interest expense of certain floating rate debt obligations. An instantaneous, one percentage point decline in interest rates across all maturities and applicable yield curves would adversely affect the fair value of the Company's combined debt and interest rate swap position at December 31, 1997, by approximately $250 million. This analysis does not reflect the effect that declining interest rates would have on other items such as pension liabilities, nor the favorable impact they would have on interest expense and cash payments for interest.

  CURRENCY RATE EXPOSURE. From time to time, the Company and certain of its subsidiaries have used foreign currency derivatives to seek to mitigate the impact of translation on foreign earnings and income from foreign investees. Typically these derivatives have taken the form of purchased put options or collars. There were no currency derivatives outstanding at December 31, 1997, that relate to hedging the translation of foreign earnings.

  The Company occasionally incurs currency risk from cross border transactions. When such transactions are anticipated or committed to, the Company may enter into forward contracts or purchase options to reduce or eliminate the related foreign exchange risk. The Company also incurs exchange rate risk from borrowings denominated in foreign currencies. An instantaneous, 10% adverse movement in foreign exchange rates would affect the fair value of the Company's foreign currency borrowings and foreign exchange hedges at December 31, 1997, by approximately $30 million. The total effect on the Company from movements in exchange rates will also be influenced by other factors. For example, an increase in the fair value of foreign currency denominated debt caused by exchange rate movements may be more than offset by an increase in the value of the Company's net investment in foreign countries.

  COMMODITIES PRICE EXPOSURE. The Company operates a large fleet of vehicles that require the purchase of a significant amount of diesel fuel. The Company uses crude oil collars and swaps as a proxy to seek to mitigate the risk of fluctuations in diesel fuel prices. The Company's fuel collars consist of a call option or "cap" and a corresponding put option at a lower price or "floor." The cap limits the Company's potential increased operating cost from higher fuel prices whereas the floor limits the Company's potential cost savings from a decline in fuel prices. Under its fuel swap agreements, the Company collects payments from the swap counterparty when fuel prices average above a certain reference price. When prices average below said reference prices, the Company makes payments to the counterparty. All of the Company's fuel hedges are cash settled. Quantities hedged do not exceed committed fuel purchases or anticipated usage in any period. An instantaneous, 10% decrease in the applicable reference price for hedges in place at December 31, 1997, would cause a fair value loss to the Company of approximately $6 million. The Company expects that these losses would be offset by savings from buying fuel at prices below December 31, 1997, market prices.

  EQUITY PRICE EXPOSURE. The Company occasionally obtains stock that it needs to hold for a certain period of time. The Company sometimes seeks to mitigate its market exposure to such holdings by entering into equity collars. Such a collar consists of a "cap" that limits the Company's potential for gain from appreciation in the stock price as well as a "floor" that limits the Company's loss potential from a decline in the stock price. An instantaneous, 10% decline in the price of the shares held by the Company at December 31, 1997, would adversely affect the combined fair value of the stock and collar positions by approximately $2 million.

  The Company is also further subject to equity price exposure from Company debt issues that are convertible into Company Common Stock. These debt issues had an aggregate carrying value of $494.5 million as of December 31, 1997. An instantaneous, 10% increase in the Company's stock price on December 31, 1997, would increase the fair value of the Company's convertible debt by approximately $23 million.

  See Note 7 to the Consolidated Financial Statements for further discussion of the use and accounting for derivative instruments. Also see "--Financial Condition--Capital structure" for a discussion of the Company's sale of put options in connection with its stock repurchase program.

ENVIRONMENTAL MATTERS

  The continuing business in which the Company is engaged is intrinsically connected with the protection of the environment. As such, a significant portion of the Company's operating costs and capital expenditures could be characterized as costs of environmental protection. Such costs may increase in the future as a result of legislation or regulation; however, the Company believes that in general it tends to benefit when environmental regulation increases, which may increase the demand for its services, and that it has the resources and experience to manage environmental risk.

  As part of its ongoing operations, the Company provides for estimated closure and post-closure monitoring costs over the operating life of disposal sites as air space is consumed. The Company has also established procedures to evaluate potential remedial liabilities at closed sites which it owns or operated or to which it transported waste, including 89 sites listed on the Superfund National Priority List ("NPL") as of December 31, 1997. Where the Company concludes that it is probable that a liability has been incurred, provision is made in the financial statements. See Note 8 to the Consolidated Financial Statements for additional information regarding the Company's environmental liabilities.

  Estimates of the extent of the Company's degree of responsibility for a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. However, the Company believes that its extensive experience in the environmental services industry, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. As additional information becomes available, estimates are adjusted as necessary. While the Company does not anticipate that such adjustments would be material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies, the existence and ability of other potentially responsible third parties to contribute to the settlements of such liabilities, or other factors could alter this expectation and necessitate the recording of additional liabilities which could be material.

  The Company spent, net of recoveries from other potentially responsible parties, $71.5 million, $38.5 million, $69.8 million and $14.7 million on remedial activities at closed sites in 1994, 1995, 1996 and 1997, respectively, and anticipates such net expenditures of approximately $57.3 million in 1998.

  The Company has filed suit against numerous insurance carriers seeking reimbursement for past and future remedial, defense and tort claim costs at a number of sites. Carriers involved in these matters have typically denied coverage and are defending against the Company's claims. While the Company is vigorously pursuing such claims, it regularly considers settlement opportunities when appropriate terms are offered. Settlements received to date ($50.1 million in 1994, $38.2 million in 1995, $60.3 million in 1996 and $94.3 million in 1997) have been included in operating expenses as an offset to environmental expenses.

  From time to time, the Company and certain of its subsidiaries are named as defendants in personal injury and property damage lawsuits, including purported class actions, on the basis of a Company subsidiary's having owned, operated or transported waste to disposal facilities which are alleged to have contaminated the environment or, in certain cases, conducted environmental remediation activities at such sites.

YEAR 2000 ISSUES

  Waste Management, like many other companies, expects to incur expenditures to address the so-called "Year 2000" problem. The Year 2000 problem exists because many computer systems and applications currently use two-digit data fields to designate a year. As the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to properly recognize or handle the year 2000 may cause systems to process critical financial and operational information incorrectly, or to fail completely. See "Prospectus Summary--Recent Developments."

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES. The Company had working capital deficits of $1,047.1 million, $280.9 million and $2,046.9 million as of December 31, 1995, 1996 and 1997, respectively. The Company operates in a capital intensive service industry with neither significant inventory nor seasonal variation in receivables, and generates substantial cash from operating activities. As a result, emphasis is placed on minimizing working capital requirements. The increase in working capital between 1995 and 1996 is a result of lower current debt maturities, strong cash flow, including the proceeds from the sale of a portion of the WTI water business late in 1996, and the reclassification to current of the investment in Wessex to be sold, partially offset by increased accruals for losses on the sale of certain investments. The increase in working capital deficit between 1996 and 1997 results primarily from lower levels of cash and short-term investments ($451 million), higher levels of long-term debt payable within one year ($995 million) and higher accrued expenses ($290 million) related to loss contract provision reserves, increased self insurance reserves and other reserves recorded as a result of the comprehensive review performed by management. See Note 2 to the Consolidated Financial Statements.

  Cash flow from operating activities, less capital expenditures (other than acquisitions) and dividends, which the Company defines as "owners' cash flow," is available to meet current obligations, make acquisitions, reduce debt, or repurchase Company Common Stock. Management has adopted a cash-driven financial strategy including reduced capital spending and divestiture of non-core assets and non-integrated businesses. Owners' cash flow was approximately $0.3 billion, $0.5 billion, $1.0 billion and $1.8 billion in 1994 through 1997, respectively. The Company expects to generate approximately $400 million during 1998 from the divestiture of certain non-core investments and non-integrated businesses subject to constraints necessitated to meet pooling of interests accounting treatment as required in the Merger with USA Waste. The Company believes that it has adequate liquidity and resources to meet its needs for replacement capital and finance anticipated growth. See "--Capital Structure."

  In February 1998, the credit ratings on the Company's senior unsecured long-term debt were lowered to BBB by Standard & Poor's Rating Services and Baa3 by Moody's Investors Service. Previously, the Company's debt was rated A- and Baa1 by Standard & Poor's and Moody's, respectively. The lower credit ratings, which are still investment grades, are not expected to have a material effect on the Company's availability of long-term debt funding. These ratings are independently issued by the rating agencies and are subject to change at any time. On December 29, 1997, the Company put in place bank credit facilities totaling $800 million for general corporate purposes including standby liquidity for its commercial paper program. The facilities consist of a $550 million standby trade receivables sale agreement and a $250 million revolving credit agreement, both of which expire June 30, 1998.

  The Company historically has met its short-term funding requirements through the issuance of commercial paper in the public markets, with bank credit facilities available as standby liquidity. In February 1998, Moody's lowered its rating of the Company's commercial paper from Prime-2 ("P2") to Prime-3 ("P3"), and there may be times when the Company is unable to issue sufficient commercial paper to meet its needs. The market for A2/P3-rated commercial paper is somewhat smaller than for higher-rated commercial paper. At such times, the Company will fund its requirements using the bank credit facilities which are in place and sufficient to meet such needs.

  ACQUISITIONS AND CAPITAL EXPENDITURES. Capital expenditures, including $56.8 million, $154.1 million, $91.8 million and $19.3 million for property and equipment of purchased businesses in 1994, 1995, 1996 and 1997, respectively, are shown in the following table:

                                                         DECEMBER 31,
                                               ---------------------------------
                                                 1994     1995     1996    1997
                                               -------- -------- -------- ------
Land (primarily disposal sites)............... $  566.9 $  470.5 $  406.2 $359.9
Buildings and leasehold improvements..........    141.2    148.8    109.3   76.4
Vehicles......................................    226.0    345.8    204.9  160.9
Containers....................................    167.9    181.2    115.8  112.1
Other equipment...............................    395.0    348.1    319.2  189.5
                                               -------- -------- -------- ------
    Total..................................... $1,497.0 $1,494.4 $1,155.4 $898.8
                                               ======== ======== ======== ======

  In 1994, the Company and its principal subsidiaries acquired 119 businesses for $197.2 million in cash and notes, $17.3 million of debt assumed, 73,809 shares of Company Common Stock and 156,124 shares of WTI common stock. During 1995, 136 businesses were acquired for $224.3 million in cash and notes, $77.7 million of debt assumed and 2.2 million shares of Company Common Stock. In 1996, 83 businesses were acquired for $104.8 million in cash and notes, $39.4 million of debt assumed and approximately 8.2 million shares of Company Common Stock. During 1997, 45 businesses were acquired for $51.4 million in cash and notes, $17.6 million of debt assumed and 121,551 shares of Company Common Stock.

  The Board of Directors has approved a capital expenditure budget of $1.3 billion for 1998, excluding acquisitions, although the Merger Agreement with USA Waste limits the Company's 1998 capital expenditures, excluding acquisitions, to $1.2 billion. The increase in the 1998 capital expenditure budget primarily reflects increased spending for vehicles resulting from the adoption of a new fleet management strategy in the fourth quarter of 1997, as well as an anticipated increase in spending for new information systems and landfill cell construction. The Company currently expects to finance capital expenditures through cash flow from operations and believes that it has adequate resources to finance attractive acquisitions that become available.

  CAPITAL STRUCTURE. Although the Company has placed increasing emphasis on generating owners' cash flow during 1994-1997, a substantial portion of such cash has been returned to stockholders through stock repurchases. Debt to total capital ratios were adversely impacted by the issuance of the subordinated notes discussed below which were used to repurchase the publicly held shares of CWM in 1995 and by the substantial reduction in stockholders' equity as a result of Company Common Stock repurchases and losses sustained in 1996 and 1997. The following table sets forth certain of the Company's leverage ratios:

                                                             DECEMBER 31,
                                                        -----------------------
                                                        1994  1995  1996  1997
                                                        ----- ----- ----- -----
Long-term debt as a percent of total capital........... 51.5% 52.9% 58.2% 67.4%
Short-term and long-term debt as a percent of short-
 term
 debt and total capital................................ 54.9% 56.8% 60.0% 73.0%

  The above ratios include minority interest in subsidiaries and put options as part of total capital.

  In January 1995, the Company acquired all of the approximately 21.4% of the outstanding shares of CWM that it did not already own, in return for convertible subordinated debt. In July 1995, Waste Management acquired the approximately 3.1 million Rust shares held by the public for $16.35 per share in cash. In the first quarter of 1998, the Company acquired the outstanding shares of WTI which it did not already own for $16.50 per share or $876.2 million in the aggregate.

  The Boards of Directors of Waste Management and WTI had authorized their respective companies to repurchase shares of their own common stock. Waste Management repurchased 30 million shares through a "Dutch auction" tender offer in the second quarter of 1997 but did not repurchase any other shares that year. The Company does not at this time expect to repurchase any additional shares of Company Common Stock. WTI repurchased 5.1 million shares in the first six months of 1997 but terminated its repurchase activity following the Waste Management offer to acquire the remaining publicly held shares.

  During 1994 through 1996, in conjunction with its previously authorized repurchase program, Waste Management sold put options on 42.3 million shares of Company Common Stock. The put options give the holders the right at maturity to require the Company to repurchase its shares at specified prices. Proceeds from the sale of put options were credited to additional paid-in capital. See Note 10 to the Consolidated Financial Statements for further information. There were no put options outstanding at December 31, 1997, and the Company does not at this time expect to sell additional options in the future.

  In 1994, the Company formed an Employee Stock Benefit Trust and sold 12.6 million shares of treasury stock to the Trust in return for a 30-year, 7.33% note with interest payable quarterly and principal due at maturity. The Company has agreed to contribute to the Trust each quarter funds sufficient, when added to dividends on the shares held by the Trust, to pay interest on the note as well as principal outstanding at maturity. At the direction of an administrative committee composed of Company officers, the Trust will use the shares or proceeds from the sale of the shares to pay employee benefits, and to the extent of such payments by the Trust, the Company will forgive principal and interest on the note.

  RISKS AND UNCERTAINTIES. See Note 12 to the Consolidated Financial Statements for a description of certain contingent liabilities of the Company and its subsidiaries.

                                   BUSINESS

GENERAL

  Waste Management is a leading international provider of waste management services. The Company provides integrated solid waste management services in North America primarily through WMNA. The Company's solid waste management services are provided to commercial, industrial, municipal and residential customers, as well as to other waste management companies, and consist of solid waste collection, transfer, resource recovery and disposal services. As part of these services, the Company is engaged in providing, through its Recycle America(R) and other programs, paper, glass, plastic and metal recycling services to commercial and industrial operations and curbside collection of such materials from residences and in removing methane gas from sanitary landfill facilities for use in electricity generation. In addition, through WMNA, the Company provides Port-O-Let(R) portable sanitation services to municipalities and commercial and special event customers. WMNA also manages the on-site industrial cleaning services businesses owned by the Company's Rust subsidiary. In June 1997, the Company completed the sale of most of the Company's solid waste assets in Canada to a subsidiary of USA Waste. See Note 5 to the Consolidated Financial Statements.

  The Company also provides hazardous waste management services. The Company's chemical waste treatment, storage, disposal and related services in North America are provided through WMNA and CWM, and are provided to commercial and industrial customers, as well as to other waste management companies and to governmental entities. Through AETS, the Company provides on-site integrated hazardous waste management services, including hazardous waste identification, packaging, removal and recycling services, to industrial, institutional and governmental customers. Through Chem-Nuclear, the Company also furnishes radioactive waste management services, primarily to electric utilities and governmental entities.

  The Company provides comprehensive waste management and related services outside North America through WM International, a subsidiary owned approximately 56% by the Company and 12% each by the Company's Rust and WTI subsidiaries. WM International provides a wide range of solid and hazardous waste management services in eight countries in Europe, seven countries in the Asia-Pacific region and Argentina, Brazil and Israel.

  Wheelabrator, a wholly owned subsidiary of the Company, is a leading developer of facilities for, and provider of services to, the trash-to-energy and waste-fuel powered independent power markets. WTI develops, arranges financing for, operates and owns facilities that dispose of trash and other waste materials in an environmentally acceptable manner by recycling them into electrical or steam energy. WTI is also pursuing the development, ownership and operation of power plants for industrial customers. In addition, WTI is involved in the treatment and management of biosolids resulting from the treatment of wastewater by converting them into useful fertilizers and the recycling of organic wastes into compost material useable for horticultural and agricultural purposes. WTI also designs and installs technologically advanced air pollution control systems and equipment. In 1996, WTI sold its water process, manufacturing and custom engineering business and in 1997, it sold its water-contract operations, outsourcing and privatization business. See "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998" and "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997." In the first quarter of 1998, the Company acquired the outstanding shares of WTI which it did not already own for an aggregate purchase price of $876.2 million.

  Rust, owned approximately 60% by the Company and 40% by WTI, is engaged in furnishing environmental and infrastructure consulting and a variety of other on-site industrial and related services primarily to clients in the public sector and petrochemical, chemical, energy, utility, pulp and paper, environmental services and other industries. In early 1998, Rust sold its approximately 37% interest in OHM, and received a distribution from OHM of additional shares of NSC Corporation, a publicly traded provider of asbestos abatement and other specialty contracting services ("NSC"). The distribution increased Rust's interest in NSC from approximately 40% to 54%.

  The Company reports its continuing operations as being within a single industry segment, waste management services. The Company's continuing consolidated revenues were approximately $8.5 billion in 1994, $9.1 billion in 1995, $9.2 billion in 1996 and $9.2 billion in 1997. For information relating to the Company's operations in different geographic groups, see Note 14 to the Company's Consolidated Financial Statements. For interim periods, the revenues and net income of certain of the Company's operations may fluctuate for a number of reasons, including there being for some businesses less activity during the winter months.

  The Company was incorporated in Delaware in 1968 and subsequently succeeded to certain businesses owned by its organizers and others. The Company Common Stock is traded on the NYSE under the symbol "WMX" and is also listed on the Frankfurt Stock Exchange, the London Stock Exchange, the Chicago Stock Exchange and the Swiss Stock Exchanges in Basle, Zurich and Geneva.

  Also, unless the context indicates to the contrary, statistical and financial data appearing under the caption "North American Solid and Hazardous Waste Management Services" relate only to the Company's WMNA, CWM, AETS and Chem-Nuclear groups of subsidiaries and do not include any data relating to Rust, Rust's on-site industrial cleaning services business managed by WMNA, WTI or WM International. For discussions of the data relating to WM International and WTI, see "--International Waste Management and Related Services" and "--Trash-to-Energy and Related Services."

THE MERGER

  On March 10, 1998, the Company entered into the Merger Agreement, pursuant to which the Company will merge with a wholly owned subsidiary of USA Waste. Pursuant to the Merger Agreement, the Company's stockholders will receive
0.725 of a share of USA Waste Common Stock for each share of Company Common Stock. The consummation of the Merger is subject to a number of conditions, including: (i) the expiration or termination of the applicable merger review waiting period under the HSR Act and other similar laws; (ii) approval by the stockholders of the Company of the Merger Agreement; (iii) approval by the stockholders of USA Waste of the Share Issuance and the Charter Proposal; (iv) there being in existence no court order which effectively prohibits the Merger; (v) all relevant governmental authorities must approve the Merger;
(vi) each company's independent accountants must provide a letter regarding their respective concurrence with the conclusions of each company's management that the Merger will qualify for pooling of interests accounting treatment;
(vii) the shares of USA Waste Common Stock to be issued in the Merger Agreement and to be issued upon exercise of the Company stock options must be authorized for listing on the NYSE; (viii) each company must certify to the other that its representations and warranties contained in the Merger Agreement are materially true and correct and that it has performed all of its material obligations under the Merger Agreement; (ix) no event or events shall have occurred or be reasonably likely to occur which shall have has, or could reasonably be expected to have, a material adverse effect with respect to either company; (x) each company must receive an opinion from its tax counsel that the Merger will qualify as a tax free reorganization; (xi) certain individuals must be appointed to their positions as directors and/or executive officers and (xii) the sale of shares of Company Common Stock in the Offering in order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes. The principal purpose for the Offering is to facilitate the treatment of the Merger as a pooling of interests for accounting and financial reporting purposes.

NORTH AMERICAN SOLID AND HAZARDOUS WASTE MANAGEMENT SERVICES

  The Company's North American solid waste management and recycling services include residential, commercial and industrial collection, transfer and disposal services and related services provided by WMNA.

  The Company's North American hazardous waste management services include chemical waste treatment, storage, disposal and related services provided by WMNA and CWM, on-site integrated hazardous waste management services provided by AETS and low-level radioactive waste disposal services provided by Chem-Nuclear. Many of the Company's solid and hazardous waste services are marketed on an integrated basis to the Company's national account customers and to other large industrial customers.

  For each of the four years in the period ended December 31, 1997, the North American solid and hazardous waste revenue amounted to 67.3%, 67.5%, 68.2% and 68.0%, respectively, of the Company's total revenues. For each of the four years in the period ended December 31, 1997, the following table shows the percentages of the Company's total North American solid and hazardous waste services revenue (excluding on-site industrial cleaning services revenue) arising from the Company's principal solid and hazardous waste services:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                    1994   1995   1996   1997
                                                    -----  -----  -----  -----
Solid Waste and Recycling Collection Services:
  Residential......................................  19.9%  20.1%  20.4%  20.8%
  Commercial.......................................  26.2   25.2   25.7   25.6
  Roll-off and Industrial..........................  21.0   19.8   20.4   20.5
Solid Waste Disposal, Transfer and Related
 Services..........................................  21.7   25.0   24.5   24.7
Hazardous Waste Services...........................  11.2    9.9    9.0    8.4
                                                    -----  -----  -----  -----
                                                    100.0% 100.0% 100.0% 100.0%
                                                    =====  =====  =====  =====

SOLID WASTE MANAGEMENT, RECYCLING AND RELATED SERVICES

  At December 31, 1997, WMNA conducted solid waste management, recycling and related services operations in 47 states, the District of Columbia, Canada and Mexico. During 1994, 1995, 1996 and 1997, operations in California, Florida and Pennsylvania together accounted for approximately 31%, 29%, 26% and 29%, respectively, of North American solid waste revenue. No customer accounted for as much as 3% of such revenue in 1994, 1995, 1996 or 1997.

  COLLECTION. WMNA provides solid waste collection services to approximately
1.1 million commercial and industrial customers. Collection services are also provided to approximately 11.8 million homes and apartment units. These services in many cases include collection of recyclable commodities. See "-- Recycling and Energy Recovery--Recycling" for a description of recycling services.

  COMMERCIAL AND INDUSTRIAL. Many of WMNA's commercial and industrial customers utilize containers to store solid waste, including "roll-offs," which are large containers that are dropped off at construction or other sites for the deposit of waste and then hoisted when full onto a truck for transport. These containers, ranging from 1 to 45 cubic yards in size, are usually provided to the customer as part of WMNA's services. Stationary compactors, which compact the volume of the stored waste prior to collection, are frequently installed on the premises of large volume customers and are usually provided to these customers in conjunction with WMNA's collection services. Containerization enables WMNA to service most of its commercial and industrial customers with collection vehicles operated by a single employee. Compaction serves to decrease the frequency of collection.

  Commercial and industrial collection services (which include containerized service to apartment buildings) are generally performed under one- to three-year service agreements. Fees are determined by such considerations as market factors, collection frequency, type of equipment furnished, length of service agreement, type and volume or weight of the waste collected, distance to the disposal facility and cost of disposal.

  RESIDENTIAL. Most of WMNA's residential solid waste collection services are performed under contracts with, or franchises granted by, municipalities giving WMNA exclusive rights to service all or a portion of the homes in their respective jurisdictions. Such contracts or franchises usually range in duration from one to five years. The fees received by WMNA are based primarily on market factors, frequency and type of service, the distance to processing or disposal facilities and cost of processing or disposal. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or are paid directly by the residents receiving the service.

  TRANSFER. WMNA operates 164 solid waste transfer stations. A transfer station is a facility where solid waste is received from collection vehicles and then transferred to, and in some cases compacted in, large, specially constructed trailers for transportation to disposal or resource recovery facilities. This procedure reduces costs by improving utilization of collection personnel and equipment and improving the efficiency of transporting waste to final disposal facilities.

  The services of these facilities are provided to municipalities or counties and in most instances are also used by WMNA and by other collection companies. Fees are generally based upon such considerations as competition, the type and volume or weight of the waste transferred, the extent of processing of recyclable materials, the transport distance involved and the cost of disposal.

  RECYCLING AND ENERGY RECOVERY. WMNA provides recycling services in the United States through its Recycle America(R) and other programs. Recycling involves the removal of reusable materials from the waste stream for processing and sale or other disposition for use in various applications. Participating commercial and industrial operations use containers to separate recyclable paper, glass, plastic and metal wastes for collection, processing and sale by WMNA. Fees are determined by such considerations as competition, frequency of collection, type and volume or weight of the recyclable material, degree of processing required, distance the recyclable material must be transported and value of the recyclable material.

  As part of its residential solid waste collection services, WMNA engages in curbside collection of recyclable materials from residences in the United States, also through its Recycle America(R) and other programs. Curbside recycling services generally involve the collection of recyclable paper, glass, plastic and metal waste materials, which may be separated by residents into different waste containers or commingled with other recyclable materials. The recyclable materials are then typically deposited at a local materials recovery facility where they are sorted and processed for resale.

  The prices received by the Company for recyclable materials fluctuate substantially from quarter to quarter and year to year depending upon domestic and foreign demand for such materials, the quality of such materials, prices for new materials and other factors. In some instances, the Company enters into agreements with customers or the local governments of municipalities in which it provides recycling services whereby the customers or the governments share in the gains and losses resulting from fluctuation in prices of recyclable commodities. These agreements mitigate both the Company's gains and losses from such fluctuations.

  As of December 31, 1997, WMNA provided curbside recycling services to approximately 7.9 million households in the United States. WMNA has approximately 211,000 commercial and industrial recycling services customers.

  WMNA operates 129 materials recovery facilities for the receipt and processing of recyclable materials. Such processing consists of separating recyclable materials according to type and baling or otherwise preparing the separated materials for sale.

  WMNA also participates in joint ventures with Stone Container Corporation and American National Can Corporation to engage, respectively, in the businesses of marketing paper fibre and aluminum, steel, and glass containers for recycling. In each case WMNA sells to the joint venture, or has the joint venture market, the paper fibre or containers collected by WMNA to Stone Container, American National Can or other parties who will process them for reuse. The joint venture with American National Can also owns and operates six glass processing facilities. During 1997, the Stone Container joint venture marketed approximately 2.1 million tons of paper fiber and the American National Can joint venture processed approximately 466,000 tons of other recyclable materials. WMNA also provides tire and demolition and construction debris recycling services.

  At 38 WMNA-owned or -operated sanitary landfill facilities, WMNA is engaged in methane gas recovery operations. These operations involve the installation of a gas collection system into a sanitary landfill facility. Through the gas collection system, gas generated by decomposing solid waste is collected and transported to a gas-processing facility at the landfill site. Through physical processes methane gas is separated from contaminants. The processed methane gas generally is then either sold directly to industrial users or to an affiliate of the Company which uses it as a fuel to power electricity generators. Electricity generated by these facilities is sold, usually to public utilities under long-term sales contracts, often under terms or conditions which are subject to approval by regulatory authorities.

  The Company also engages in other resource recovery activities through WTI's trash-to-energy and related operations and WM International's operations. See "--Trash-to-Energy and Related Services" and "--International Waste Management and Related Services."

  DISPOSAL. WMNA operates 130 solid waste sanitary landfill facilities. Of this number, 101 are owned by WMNA and the remainder are leased from, or operated under contract with, other parties. Additional facilities are in various stages of development. WMNA also provides yard-waste composting services, bioremediation of petroleum-contaminated soils and solidification of difficult-to-treat liquid wastes at a number of its disposal facilities. All of the sanitary landfill facilities are subject to governmental regulation. See "Business--Regulation--Waste Management Services--Solid Waste" in the Waste Management 1997 Form 10-K.

  A sanitary landfill site must have geological and hydrological properties and design features which limit the possibility of water pollution, directly or by leaching. Sanitary landfill operations, which include carefully planned excavation, continuous spreading and compacting of solid waste and covering of the waste, are designed to maintain sanitary conditions, insure optimum utilization of the airspace and prepare the site for ultimate use for other purposes. Landfill site operations are required to be conducted in accordance with the terms of permits obtained from various regulatory authorities, which typically incorporate the requirements of Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA") or applicable state requirements, whichever are stricter. These requirements address such matters as daily volume limitations, placement of daily, interim and final site cover materials on waste disposed at the site, construction and operation of methane gas and leachate management systems, periodic groundwater monitoring activity and final closure requirements and post-closure monitoring and maintenance activities.

  Suitable sanitary landfill facilities and permission to expand existing facilities may be difficult to obtain in some areas because of land scarcity, local resident opposition and governmental regulation. As its existing facilities become filled in such areas, the solid waste disposal operations of WMNA are and will continue to be materially dependent on its ability to purchase, lease or otherwise obtain operating rights for additional sites or expansion of existing sites and to obtain the necessary permits from regulatory authorities to construct and operate them. In addition, there can be no assurance that additional sites can be obtained or that existing facilities can continue to be expanded or operated. However, management believes that the facilities currently available to WMNA are sufficient to meet the needs of its operations in most areas for the foreseeable future.

  To develop a new facility, WMNA must expend significant time and capital resources without any certainty that the necessary permits will ultimately be issued for such facility or that the Company will be able to achieve and maintain the desired disposal volume at such facility. If the inability to obtain and retain necessary permits, the failure of a facility to achieve the desired disposal volume or other factors cause WMNA to abandon development efforts for a facility, the capitalized development expenses of the facility are written off.

  In varying degrees, WMNA utilizes its own sanitary landfill facilities to accommodate its disposal requirements for collection and transfer operations. In 1994, 1995, 1996 and 1997 approximately 55%, 57%, 60% and 61%, respectively, of the solid waste collected by WMNA was disposed of in sanitary landfill facilities operated by it. Usually these facilities are also used by other companies and government agencies on a noncontract basis for fees determined by such considerations as competition and the type and volume or weight of the waste.

  RELATED SERVICES. WMNA also provides or manages several types of services which are compatible with its solid waste collection operations. Included in these operations are on-site industrial cleaning services and portable sanitation services.

  WMNA manages the business of Rust Industrial Services, Inc., a subsidiary of Rust ("RIS"), which provides on-site industrial services, including water blasting, tank cleaning, explosives blasting, chemical cleaning, industrial vacuuming, catalyst handling and separation technologies. RIS provides these services primarily for clients in the petrochemical, chemical, and pulp and paper industries, utilities and, to a lesser extent, the public sector. RIS also assists clients in the nuclear and utility industries in solving electrical, mechanical, engineering and related technical services problems.

  Prior to selling the businesses in 1996 and early 1997, RIS also provided scaffolding rental and erection services primarily to the chemical, petrochemical and utilities industries and a variety of other on-site services.

  Waste Management Federal Services, Inc., a subsidiary of Rust, also provides hazardous, radioactive and mixed waste program and facilities management services, primarily to the United States Department of Energy and other federal government agencies. Such services include waste treatment, storage, characterization and disposal and privatization services.

  WMNA also provides portable sanitation services to municipalities and commercial customers. The portable sanitation services, which are marketed under the Port-O-Let(R) trade name, are also used at numerous special events and public gatherings.

HAZARDOUS WASTE MANAGEMENT AND RELATED SERVICES

  CHEMICAL WASTE MANAGEMENT SERVICES. The Company operates chemical waste treatment, storage and disposal facilities in 18 states and also owns a majority interest in a subsidiary which operates a resource recovery and storage facility and a disposal facility in Mexico. The chemical wastes handled by the Company include industrial by-products and residues that have been identified as "hazardous" pursuant to RCRA, as well as other materials contaminated with a wide variety of chemical substances.

  Chemical waste may be collected from customers and transported by WMNA or CWM or contractors retained by them or delivered by customers to their facilities. Chemical waste is transported primarily in specially constructed tankers and semi-trailers, including stainless steel and rubber or epoxy-lined tankers and vacuum trucks, or in containers or drums on trailers designed to comply with applicable regulations and specifications of the U.S. Department of Transportation ("DOT") relating to the transportation of hazardous materials. WMNA and CWM also operate several facilities at which waste collected from or delivered by customers may be analyzed and consolidated prior to further shipment.

  All of the Company's seven United States secure hazardous waste land disposal facilities have been issued permits under RCRA. See "Business-- Regulation--RCRA" in the Waste Management 1997 Form 10-K. In general, the Company's secure land disposal facilities have received the necessary permits and approvals to accept chemical wastes, although some of such sites may accept only certain chemical wastes. Only chemical wastes in a stable, solid form which meet applicable regulatory requirements may be buried in the Company's secure disposal cells. These land disposal facilities are sited, constructed and operated in a manner designed to provide long-term containment of such waste. Chemical wastes may be treated prior to disposal. Physical treatment methods include distillation, evaporation and separation, all of which effectively result in the separation or removal of solid materials from liquids. Chemical treatment methods include chemical oxidation and reduction, chemical precipitation of heavy metals, hydrolysis and neutralization of acid and alkaline wastes and essentially involve the transformation of wastes into inert materials through one or more chemical reaction processes. At two of its locations, the Company isolates treated chemical wastes in liquid form by injection into deep wells. Deep well technology involves drilling wells in suitable rock formations far below the base of fresh water and separated from it by other substantial geological confining layers.

  AETS provides on-site integrated hazardous waste management services, including hazardous waste identification, packaging, removal and recycling services in North America. These services include on-site hazardous waste data management, education and training, inventory control and other administrative services, lab pack services, drum identification services, household hazardous waste programs, less-than-full load waste pickup and consolidation services, and related services. AETS provides these services primarily to industrial, institutional and public sector customers, including laboratories.

  In the United States, most chemical wastes generated by industrial processes are handled "on-site" at the generators' facilities. Since the mid-1970s, public awareness of the harmful effects of unregulated disposal of chemical wastes on the environment and health has led to extensive and evolving federal, state and local regulation of chemical waste management activities. The major federal statutes regulating the management of chemical wastes include RCRA, the Toxic Substances Control Act ("TSCA") and the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980, as amended ("CERCLA" or "Superfund"), all primarily administered by the United States Environmental Protection Agency ("EPA"). The hazardous waste management business is heavily dependent upon the extent to which regulations promulgated under these or similar state statutes and their enforcement over time effectively require wastes to be specially handled or managed and disposed of in facilities of the type owned and operated by the Company. See "Business-- Regulation--Waste Management Services--Hazardous Waste," "RCRA" and "Superfund" in the Waste Management 1997 Form 10-K. The chemical waste services industry currently has substantial excess capacity caused by a number of factors, including a decline in environmental remediation projects generating hazardous waste for off-site treatment and disposal, continuing efforts by hazardous waste generators to reduce volume and to manage the wastes on-site, and the uncertain regulatory environment regarding hazardous waste management and remediation requirements. These factors have led to reduced demand and increased pressure on pricing for chemical waste management services, conditions which the Company expects to continue for the foreseeable future.

  LOW-LEVEL AND OTHER RADIOACTIVE WASTE SERVICES. Radioactive wastes with varying degrees of radioactivity are generated by nuclear reactors and by medical, industrial, research and governmental users of radioactive material. Radioactive wastes are generally classified as either high-level or low-level. High-level radioactive waste, such as spent nuclear fuel and waste generated during the reprocessing of spent fuel from nuclear reactors, contains substantial quantities of long-lived radionuclides and is the ultimate responsibility of the federal government. Low-level radioactive waste, which decays more quickly than high-level waste, largely consists of dry compressible wastes (such as contaminated gloves, paper, tools and clothing), resins and filters which have removed radioactive contaminants from nuclear reactor cooling water, solidified wastes from power plants which have become contaminated with radioactive substances and irradiated hardware.

  Chem-Nuclear provides comprehensive low-level radioactive waste management services in the United States consisting of disposal, processing and various other special services. To a lesser extent, it provides services with respect to radioactive waste that has become mixed with regulated chemical waste.

  Chem-Nuclear's radioactive disposal operations involve primarily low-level radioactive waste. Its Barnwell, South Carolina facility, which has been in operation since 1971, is one of three licensed commercial low-level radioactive waste disposal facilities in the United States. A trust has been established and funded to pay the estimated cost of decommissioning the Barnwell facility. A second fund, for the extended care of the facility, is funded by a surcharge on each cubic foot of waste received. Chem-Nuclear may be liable for additional costs if the extra charges collected to restore and maintain the facility are insufficient to cover the cost of restoring or maintaining the site after its closure. The Company does not expect this to have a material adverse impact on future operating results.

  Under state legislation enacted in 1995, the Barnwell site is authorized to operate until its current permitted disposal capacity is fully utilized. However, that legislation was attached to a state appropriations bill that included a provision for a state tax of $235 to be imposed on every cubic foot of waste disposed of at the Barnwell facility. As a result of decreased disposal volume and a shortfall in anticipated tax revenue, in June 1997, the State of South Carolina enacted new legislation requiring that Chem-Nuclear guarantee certain portions of anticipated tax revenues from the facility. Such reduced disposal volume and the requirement that Chem-Nuclear fund such tax payments have caused Chem-Nuclear to review its alternatives with respect to the Barnwell facility. If Chem-Nuclear determines to close the Barnwell site, the Company's earnings for one or more fiscal quarters or years could be adversely affected.

  Chem-Nuclear also processes low-level radioactive waste at its customers' plants to enable such waste to be shipped in dry rather than liquid form to meet the requirements for receipt at disposal facilities and to reduce the volume of waste that must be transported. Processing operations include solidification, demineralization, dewatering and filtration. Other services offered by Chem-Nuclear include providing electro-chemical, abrasive and chemical removal of radioactive contamination, providing management services for spent nuclear fuel storage pools and storing and incinerating liquid radioactive organic wastes.

INTERNATIONAL WASTE MANAGEMENT AND RELATED SERVICES

  The Company is a leading provider of waste management and related services internationally, primarily through WM International, which conducts essentially all of the waste management operations of the Company located outside North America. International waste management and related services comprised approximately 20.0%, 20.5%, 20.7% and 19.5% of the Company's total revenue in each of the four years ended December 31, 1994, 1995, 1996 and 1997. WM International's business may broadly be characterized into two areas of activity, collection services and treatment and disposal services. The following table shows the derivation of WM International's revenue for the years indicated and includes revenue from construction of treatment or disposal facilities for third parties under "--Treatment and Disposal Services":

                                                             YEAR ENDED DECEMBER
                                                                     31,
                                                             -------------------
                                                             1994 1995 1996 1997
                                                             ---- ---- ---- ----
Collection Services......................................... 64%  64%  65%  63%
Treatment and Disposal Services............................. 36%  36%  35%  37%

  While the Company has had international operations since the mid-1970s, the bulk of the Company's international operations and revenues are derived from the acquisition from 1990 to 1995 of numerous companies and interests in Europe. However, with its acquisition goals largely completed, WM International has engaged in only a few small acquisitions since 1995 and has begun to dispose of certain operations which do not fit within its long-term strategy.

  In accordance with its objective of maintaining a local identity, WM International, in certain cases, operates through companies or joint ventures in which WM International and its affiliates own less than a 100% interest. For example, WM International is a party to a joint venture with Wessex to provide waste management and related services in the United Kingdom.

  WM International's revenue mix by country varies from year to year. Countries in which revenue exceeded 10% of WM International's consolidated total revenues were: Italy (26%) and Germany (12%) in 1994; Italy (23%), Germany (14%), the Netherlands (11%) and the United Kingdom (11%) in 1995; Italy (25%), the United Kingdom (12%), Germany (11%) and the Netherlands (11%) in 1996; and Italy (25%), the United Kingdom (15%) and the Netherlands (11%) in 1997.

  While WM International has considerable experience in mobilizing for and managing foreign projects, its operations continue to be subject generally to such risks as currency fluctuations and exchange controls, the need to recruit and retain suitable local labor forces and to control and coordinate operations in different jurisdictions, changes in foreign laws or governmental policies or attitudes concerning their enforcement, political changes, local economic conditions and international tensions. In addition, price adjustment provisions based on certain formulae or indices may not accurately reflect the actual impact of inflation on the cost of performance.

  During 1997, the Company sold all of its operations in France and Spain and certain other businesses in Germany and Austria. In addition, in January 1998, the Company sold its waste-to-energy facility located in Hamm, Germany. See "--Treatment and Disposal Services."

  COLLECTION SERVICES. Collection services include collection and transportation of solid, hazardous and medical wastes and recyclable material from residential, commercial and industrial customers. Street, industrial premises, office and parking lot cleaning services are also performed by WM International, along with portable sanitation/toilet services for occasions such as outdoor concerts and special events. The residential solid waste collection process, as well as the commercial and industrial solid and hazardous waste collection process, is similar to that utilized by the Company in the United States. Business is obtained through public bids or tenders, negotiated contracts, and, in the case of commercial and industrial customers, direct contracts.

  Residential solid waste collection is typically performed by WM International pursuant to municipal contracts. At December 31, 1997, WM International had approximately 1,540 municipal contracts, serving more than
4.8 million residential properties. The scope, specifications, services provided and duration of such contracts vary substantially, with some contracts encompassing landfill disposal of collected waste, street sweeping and other related municipal services. The largest number of municipal contracts held by WM International is in Italy where WM International services approximately 1.7 million residential properties. Pricing for municipal contracts is generally based on volume of waste, number and frequency of collection pick-ups, and disposal arrangements. Longer-term contracts typically have formulae for periodic price increases or adjustments. WM International also provides curbside recycling services similar to those provided by WMNA in North America.

  WM International's commercial and industrial solid and hazardous waste collection services are generally contracted for by individual establishments. In addition to solid waste collection customers, WM International provides services to small quantity waste generators, as well as larger petrochemical, pharmaceutical and other industrial customers, including collection of hazardous, chemical or medical wastes or residues. WM International has approximately 293,000 commercial and industrial customers. Contract terms and prices vary substantially among jurisdictions and types of customer. WM International also provides commercial and industrial recycling services.

  TREATMENT AND DISPOSAL SERVICES. Treatment and disposal services include processing of recyclable materials, operation of both solid and hazardous waste landfills, operation of municipal and hazardous waste incinerators, operation of water and wastewater treatment facilities, operation of hazardous waste treatment facilities and construction of treatment or disposal facilities for third parties. Treatment and disposal services are provided under contracts which may be obtained through public bid or tender or direct negotiation, and are also provided directly to other waste service companies.

  Once collected, solid wastes may be processed in a recyclables processing facility for sale or other disposition for use in various applications. Unprocessed solid wastes, or the portion of the waste stream remaining after recovery of recyclable materials, require disposal, which may be accomplished through incineration (in connection with which the energy value may be recovered in a trash-to-energy facility) or through disposal in a solid waste landfill. The relative use of landfills versus incinerators differs from country to country and will depend on many factors, including the availability of land, geological and hydrological conditions, the availability and cost of technology and capital, and the regulatory environment. The main determinants of the disposal method are the disposal costs at local landfills, as incineration is generally more expensive, community preferences and regulatory provisions.

  At present, in most countries in which WM International operates, landfilling is the predominant disposal method employed. WM International owns or operates solid waste landfills in Argentina, Australia, Brazil,

Denmark, Germany, Hong Kong, Italy, New Zealand, Sweden and the United Kingdom. Landfill disposal agreements may be separate contracts or an integrated portion of collection or treatment contracts.

  Demand for solid waste incineration is affected primarily by landfill disposal costs, government regulations and, increasingly, public perception issues. The incineration process for non-hazardous solid waste has also been influenced by two significant factors in recent years: (i) increasingly strict control over air emissions from incinerators; and (ii) increasing emphasis on trash-to-energy incinerators, which utilize heat produced by incinerators to generate electricity and other energy. Incineration generates approximately 30% residue (by weight), which is either landfilled or, if permitted, recycled for use as a road base or in other construction uses.

  Prior to January 1998, WM International operated a waste-to-energy incinerator in Hamm, Germany. In light of the current overcapacity in the German waste-to-energy market and the pending renegotiation of WM International's disposal contracts with the local communities, WM International entered into an agreement in April 1997 to sell the facility. The transaction was completed in January 1998. Revenues from the Hamm facility accounted for approximately 2% of WM International's 1997 consolidated revenue. See "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Three Months Ended March 31, 1998--Results of Operations" and "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997--Financial Condition."

  In 1992, WM International entered into a contract with the County of Gutersloh, Germany to design, construct, own and operate a trash-to-energy facility. The facility is designed to convert 268,000 metric tons per year of municipal waste and sewage sludge into energy. During 1995, WM International's permit application to develop and operate the Gutersloh facility was denied. WM International appealed the denial through the German administrative court system. Throughout 1996 and 1997, WM International and the County of Gutersloh engaged in discussions regarding the future viability of the proposed project as well as the County of Gutersloh's right to terminate the 25-year operating agreement and the lease agreement covering the site on which the plant is to be constructed. In 1997, the County exercised its right to terminate the lease agreement for the plant site, effectively terminating the permitting process and the pending administrative court proceedings. The County has also informally indicated its intention to terminate WM International's operating agreement. As a result of the termination of the lease agreement and the threatened termination of the operating agreement, WM International reserved the full amount of its unamortized development cost in the project as a part of the special charge recorded in the fourth quarter of 1997. WM International is assessing its options to seek redress against the County of Gutersloh and against state permitting authorities, but no assurances can be given that it will be successful in obtaining damages in respect of the project.

  WM International also operates five small, conventional municipal solid and other waste incineration facilities. WM International and WTI have also formed a joint venture to develop trash-to-energy projects outside Germany, Italy and North America. See "Business--Competition" in the 1997 Waste Management Form 10-K.

  WM International owns or operates hazardous waste treatment facilities in Brazil, Brunei, Finland, Germany, Hong Kong, Indonesia, Italy, the Netherlands, Sweden and the United Kingdom.

TRASH-TO-ENERGY AND RELATED SERVICES

  WTI, through its subsidiaries, is a leading developer, operator and owner of trash-to-energy and waste fuel powered independent power facilities in the United States. These facilities, either owned or operated, give WTI approximately 920 megawatts per hour of electric generating capacity. WTI's trash-to-energy projects utilize proven boiler and grate technology and are capable of processing up to 23,750 tons of solid waste per day. The heat from this combustion process is converted into high-pressure steam, which typically is used to generate electricity for sale to public utility companies under long-term contracts.

  WTI's trash-to-energy development activities have historically involved a number of contractual arrangements with a variety of private and public entities, including municipalities (which supply trash for combustion), utilities or other power users (which purchase the energy produced by the facility), lenders, public debtholders, joint venture partners and equity investors (which provide financing for the project) and the contractors or subcontractors responsible for building the facility. In addition, WTI's activities have often included identifying and acquiring sites for the facility and for the disposal of residual ash produced by the facility and obtaining necessary permits and licenses from local, state and federal regulatory authorities.

  WTI also develops, operates and, in some cases, owns independent power projects, which either cogenerate electricity and thermal energy or generate electricity alone for sale to customers, including utilities and private industry. Cogeneration is a technology which allows the simultaneous production of two or more useful forms of energy from a single primary fuel source, thus providing a more efficient use of a fuel's total energy content. These power systems use waste wood, waste tires, waste coal or natural gas as fuel, and employ state-of-the-art technology, such as fluidized-bed combustion, to ensure the efficient burning of fuel with reduced emission levels.

  In addition, WTI develops, operates and owns projects that compost organic wastes and treat and manage biosolids. WTI provides a range of biosolids management services, including land application, drying, pelletizing, alkaline stabilization and composting, to more than 275 communities, typically pursuant to multi-year contracts under which WTI is paid by the generator to make beneficial use of the biosolids. Land application involves the application of non-hazardous biosolids as a natural fertilizer on farmland pursuant to rigorous site-specific permits issued by applicable state authorities. Biosolids are also used in land reclamation projects such as strip mines. Regulations issued by the EPA in December 1992 under the Clean Water Act encourage the beneficial use of municipal sewage sludge by recognizing the resource value of biosolids as a fertilizer and soil conditioner, and establish requirements for land application designed to protect human health and the environment.

  WTI also develops and operates facilities at which biosolids are dried and pelletized and has three facilities currently in operation, with one other facility undergoing start-up activity. WTI has approximately 536 dry-tons-per-day of biosolids drying capacity in operation. Biosolids which have been dried are generally used as fertilizer by farmers, commercial landscapers and nurseries and as a bulking agent by fertilizer manufacturers.

  WTI subsidiaries also design and install advanced air pollution control equipment and design, construct and maintain tall concrete chimneys and storage silos. WTI's expertise in air pollution control technologies and chimney design and construction is used in the design and construction of WTI's trash-to-energy facilities, which WTI believes strengthens its competitive position.

REGULATION

  Regulatory or technological developments relating to the environment may require companies engaged in waste management services and related businesses, including the Company, to modify, supplement or replace equipment and facilities at costs which may be substantial. Because the continuing business in which the Company is engaged is intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a material portion of the Company's capital expenditures is, directly or indirectly, related to such items. See "Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 1997--Financial Condition" for a review of property and equipment expenditures by the Company for the last four years. The Company believes that, in general, it tends to benefit when environmental regulation increases, which may increase the demand for its services, and that it has the resources and experience to manage environmental risk.

  Although the Company strives to conduct its operations in compliance with applicable laws and regulations, the Company believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the waste management services industry, including the Company, will be faced, in the normal course of operating their businesses, with fines and penalties and the need to expend funds for remedial work and related activities with respect to waste treatment, disposal and trash-to-energy facilities. Where the Company concludes that it is probable that a liability has been incurred, a provision is made in the Company's financial statements for the Company's best estimate of the liability based on management's judgment and experience, and information available from regulatory agencies. This estimate is also based upon an analysis of the number, financial resources and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of a specific site, as well as the typical allocation of costs among such parties. If a range of possible outcomes is estimated and no amount within the range appears to be a better estimate than any other, then the Company provides for the minimum amount within the range, in accordance with generally accepted accounting principles. Such estimates are subsequently revised, as necessary, as additional information becomes available. While the Company does not anticipate that the amount of any such revision will have a material adverse effect on the Company's operations or financial condition, the measurement of environmental liabilities is inherently difficult and the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies, the existence and ability of other potentially responsible third parties (including insurance carriers) to contribute to the settlement of such liabilities or other factors could materially alter this expectation at any time. Such matters could have a material adverse impact on earnings for one or more fiscal quarters or years.

  While in general the Company's business has benefitted from increased governmental regulation, the business itself is subject to extensive and evolving regulation by federal, state, local and foreign authorities. Due to the complexity of regulation of the industry and to public pressure, implementation of existing and future laws, regulations or initiatives by different levels of government may be inconsistent and difficult to foresee. In addition, the demand for certain of the Company's services may be adversely affected by the amendment or repeal, or reduction in enforcement of, federal, state and foreign laws and regulations on which the Company's business is dependent. Demand for certain of the Company's services may also be adversely affected by delays or reductions in funding, or failure of legislative bodies to fund, agencies or programs under such laws and regulations. Although it is not always able to do so, the Company makes a continuing effort to anticipate regulatory, political and legal developments that might affect its operations. The Company cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed or enforced, or any failure or delay in enactment or enforcement of legislation or regulations or funding of agencies or programs, in the future may affect its operations.

  For additional information regarding regulations affecting the Company, see "Business--Regulation" in the Waste Management 1997 Form 10-K.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the common stock and preferred stock of the Company is qualified by reference to Waste Management's Restated Certificate of Incorporation, as amended, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part.

  The Company's authorized capital stock consists of 1,500,000,000 shares of Company Common Stock, $1.00 par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. Subject to any prior right of the preferred stock, if and when issued, the holders of shares of Company Common Stock will be entitled to receive such dividends as the Board of Directors of the Company in its discretion may from time to time declare out of funds legally available therefor and, upon liquidation, would be entitled to share ratably in any assets of the Company legally available for distribution to holders of shares of Company Common Stock. Each outstanding share of Company Common Stock is entitled to one vote on any matter submitted to a vote of stockholders, with no cumulative voting rights. There are no conversion, redemption or sinking fund provisions applicable to Company Common Stock. All of the issued and outstanding shares of Company Common Stock are, and the shares of Company Common Stock offered by the Company hereby, when issued, will be, fully paid and nonassessable. Company Common Stock does not have any preemptive rights.

  The shares of preferred stock may be issued in connection with future acquisitions or other proper corporate purposes, although there are no present plans or arrangements for their issuance. The Board of Directors of the Company is authorized without further stockholder authorization, to create and issue the preferred stock in series and to establish the voting powers, designations, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof relating to any such series.

  Waste Management's Restated Certificate of Incorporation contains provisions which (i) require stockholders to take action only at a formal meeting, (ii) provide that only designated officers and the Board of Directors may call special meetings of stockholders, (iii) prevent " greenmail" payments by the Company, (iv) establish safeguards in connection with certain business transactions and (v) provide for a classified Board of Directors. In addition the Restated Certificate of Incorporation requires the concurrence of the holders of shares representing at least 80% of the outstanding shares of Company Common Stock for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, any of the preceding provisions.

  On June 1, 1998, the Company had approximately 42,500 stockholders of record. The transfer agent and registrar for the Company Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

  See "Comparison of Stockholder Rights" in the Waste Management/USA Waste Joint Proxy Statement/Prospectus incorporated herein by reference for a comparison of certain rights of the Company's stockholders to certain rights of the stockholders of USA Waste.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" and, together with Merrill Lynch, the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of Company Common Stock set forth opposite its name below.

                                                                      NUMBER OF
UNDERWRITER                                                             SHARES
-----------                                                           ----------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated....................................................
Donaldson, Lufkin & Jenrette Securities Corporation..................
                                                                      ----------
     Total........................................................... 20,000,000
                                                                      ==========

  In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Company Common Stock offered hereby if any of such shares are purchased. Under certain circumstances involving a default by an Underwriter, the Purchase Agreement may be terminated.

  The Underwriters have advised the Company that they propose initially to offer the shares of Company Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers
at such price less a concession not in excess of $      per share of Company
Common Stock. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $      per share of Company Common Stock on sales to
certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

  The Company has agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock, or file any registration statement under the Securities Act with respect to any of the foregoing or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Company Common Stock, whether any such swap or transaction is to be settled by delivery of Company Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus.

  In connection with the Offering, the Underwriters may engage in certain transactions which stabilize, maintain or otherwise affect the price of Company Common Stock. Such transactions may include the purchase of shares of Company Common Stock in the open market to stabilize the price of Company Common Stock or to cover all or a portion of a short position created by the Underwriters selling more shares of Company Common Stock in connection with the Offering than are available to purchase from the Company. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Company Common Stock. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act. USA Waste has agreed to indemnify the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act, related to information (i) contained in the USA Waste Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) contained in the USA Waste Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and (iii) furnished by USA Waste or its representatives for use in the Waste Management/USA Waste Joint Proxy Statement/Prospectus.

  Merrill Lynch was retained by the Company as financial advisor in connection with the proposed Merger. Pursuant to a letter agreement between the Company and Merrill Lynch, the Company agreed to pay Merrill Lynch (i) a fee of $1 million payable upon the execution of the letter agreement, (ii) a fee of $2 million contingent upon and payable in cash upon the execution of the Merger Agreement and (iii) upon consummation of the Merger or certain other business combination involving the Company and USA Waste, a fee in an amount equal to the aggregate consideration paid in the Merger or such other business combination (determined as of the closing of such transaction) multiplied by a percentage equal to (a) 0.10%, if the per share consideration is less than or equal to $25, (b) 0.10% plus (A) 0.0002% multiplied by (B) the number of cents ($0.01) by which the per share consideration is greater than $25, if the per share consideration is greater than $25 and less than $35, or (c) 0.30%, if the per share consideration is $35 or greater. Any fees previously paid to Merrill Lynch under clauses (i) and (ii) above will be deducted from any fee to which Merrill Lynch is entitled pursuant to clause (iii). The Company also agreed that if it consummates a business combination with a party other than USA Waste, the Company will pay Merrill Lynch an additional fee in an amount to be mutually agreed upon by the Company and Merrill Lynch. Merrill Lynch has provided an opinion to the Board of Directors of the Company with respect to the fairness of the proposed Merger to the stockholders of the Company.

  Additionally, the Company agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses in connection with its advisory services, including, without limitation, reasonable fees and disbursements of its legal counsel. The Company has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement in connection with its advisory services, including liabilities under the federal securities laws.

  Merrill Lynch also recently advised the Company regarding the recently completed purchase of the shares of WTI that the Company did not previously own, and has, in the past, provided financial advisory and financing services to the Company and USA Waste and may provide such services to the surviving corporation in the Merger and/or its affiliates and may receive fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of the Company and USA Waste for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of USA Waste and the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in USA Waste's or the Company's securities. DLJ has performed investment banking and other services for the Company in the past, including acting as an underwriter in connection with numerous debt offerings by the Company. In addition, DLJ has performed investment banking and other services for USA Waste in the past, including: (i) representing USA Waste in connection with the Merger; (ii) acting as the lead manager in a public offering of USA Waste senior notes completed in December 1997; (iii) acting as the lead manager in a public offering of USA Waste senior notes completed in September 1997; (iv) acting as USA Waste's financial advisor in connection with USA Waste's merger with United Waste Systems, Inc.; (v) acting as the lead manager in a public offering of USA Waste common stock and convertible subordinated notes; (vi) acting as USA Waste's financial advisor in connection with USA Waste's merger with Sanifill, Inc.; and (vii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Western Waste Industries. DLJ has received usual and customary compensation for its past services for USA Waste and the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Company Common Stock will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois and Herbert A. Getz, Esq., Senior Vice President and General Counsel of the Company. Certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt represents the Company from time to time in connection with other matters.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the four years in the period ended December 31, 1997 (1996 and prior as restated), have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated balance sheets of USA Waste as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 appearing in the Annual Report (Form 10-K) of USA Waste for the year ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WASTE MANAGEMENT, INC. AND SUBSIDIARIES
Interim (Unaudited) Consolidated Financial Statements
  Consolidated balance sheets as of March 31, 1997, December 31, 1997, and
   March 31, 1998.........................................................  F-2
  Consolidated statements of income for the three months ended March 31,
   1996, 1997 and 1998....................................................  F-4
  Consolidated statements of stockholders' equity for the three months ended March 31, 1996, 1997 and 1998....................................  F-5
  Consolidated statements of cash flows for the three months ended March
   31, 1996, 1997 and 1998................................................ F-11
  Notes to consolidated financial statements.............................. F-12
Annual Consolidated Financial Statements
  Report of Independent Public Accountants................................ F-24
  Consolidated Balance Sheets as of December 31, 1995, 1996 and 1997...... F-25
  Consolidated Statements of Income for each of the four years ended
   December 31, 1997...................................................... F-27
  Consolidated Statements of Cash Flows for each of the four years ended
   December 31, 1997...................................................... F-28
  Consolidated Statements of Stockholders' Equity for each of the four years ended December 31, 1997.......................................... F-29
  Notes to Consolidated Financial Statements.............................. F-33
  Schedule II--Valuation and Qualifying Accounts (as Restated)............ F-68

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                   RESTATED
                                --------------
                                MARCH 31, 1997 DECEMBER 31, 1997 MARCH 31, 1998
                                -------------- ----------------- --------------
CURRENT ASSETS:
  Cash and cash equivalents....  $   491,959      $   132,811     $   311,861
  Short-term investments.......      631,006           59,296           3,053
  Accounts receivable, less
   reserve of $48,359 at March
   31, 1997, $51,805 at
   December 31, 1997, and
   $54,161 at March 31, 1998...    1,565,520        1,539,413       1,463,754
  Employee receivables.........       10,291            7,817          11,620
  Parts and supplies...........      142,221          119,039         123,933
  Costs and estimated earnings
   in excess of billings on
   uncompleted contracts.......      255,184          158,610         158,964
  Prepaid expenses.............      125,846          128,520         106,441
                                 -----------      -----------     -----------
    Total Current Assets.......  $ 3,222,027      $ 2,145,506     $ 2,179,626
                                 -----------      -----------     -----------
PROPERTY AND EQUIPMENT, AT
 COST:
  Land, primarily disposal
   sites.......................  $ 4,567,871      $ 3,811,887     $ 3,866,957
  Buildings....................    1,474,880        1,327,179       1,313,222
  Vehicles and equipment.......    7,365,031        6,572,424       6,531,178
  Leasehold improvements.......       86,249           77,202          81,732
                                 -----------      -----------     -----------
                                 $13,494,031      $11,788,692     $11,793,089
  Less--Accumulated
   depreciation and
   amortization................   (4,927,103)      (4,534,543)     (4,666,663)
                                 -----------      -----------     -----------
    Total Property and
     Equipment, Net............  $ 8,566,928      $ 7,254,149     $ 7,126,426
                                 -----------      -----------     -----------
OTHER ASSETS:
  Intangible assets relating to
   acquired businesses, net....  $ 3,728,860      $ 3,198,374     $ 3,686,079
  Net assets of continuing
   businesses and surplus real
   estate held for sale........      262,664          154,384         137,995
  Sundry, including other
   investments.................      887,176          836,685         733,874
                                 -----------      -----------     -----------
    Total Other Assets.........  $ 4,878,700      $ 4,189,443     $ 4,557,948
                                 -----------      -----------     -----------
      Total Assets.............  $16,667,655      $13,589,098     $13,864,000
                                 ===========      ===========     ===========

      The accompanying notes are an integral part of these balance sheets.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                    RESTATED
                                 --------------
                                 MARCH 31, 1997 DECEMBER 31, 1997 MARCH 31, 1998
                                 -------------- ----------------- --------------
CURRENT LIABILITIES:
  Portion of long-term debt
   payable within one year.....   $ 1,063,426      $ 1,548,465     $ 1,025,685
  Obligation to former WTI
   stockholders................            --               --         876,232
  Accounts payable.............       861,533          758,047         687,419
  Accrued expenses.............     1,590,711        1,652,314       1,683,398
  Unearned revenue.............       208,800          233,579         236,339
                                  -----------      -----------     -----------
    Total Current Liabilities..   $ 3,724,470      $ 4,192,405     $ 4,509,073
                                  -----------      -----------     -----------
DEFERRED ITEMS:
  Income taxes.................   $   422,499      $   212,869     $   216,797
  Environmental liabilities....       700,337          840,378         851,406
  Other........................       728,014          808,556         794,257
                                  -----------      -----------     -----------
    Total Deferred Items.......   $ 1,850,850      $ 1,861,803     $ 1,862,460
                                  -----------      -----------     -----------
LONG-TERM DEBT, LESS PORTION
 PAYABLE WITHIN ONE YEAR.......   $ 6,139,969      $ 5,078,557     $ 5,398,132
                                  -----------      -----------     -----------
NET LIABILITIES OF DISCONTINUED
 OPERATIONS....................   $    32,342      $        --     $        --
                                  -----------      -----------     -----------
MINORITY INTEREST IN
 SUBSIDIARIES..................   $ 1,146,967      $ 1,110,681     $   739,442
                                  -----------      -----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $1 par value
   (issuable in series),
   50,000,000 shares
   authorized; none outstanding
   during the periods..........   $        --      $        --     $        --
  Common stock, $1 par value;
   1,500,000,000 shares
   authorized; 507,101,774
   shares issued...............       507,102          507,102         507,102
  Additional paid-in capital...       956,987          932,253         990,270
  Cumulative translation
   adjustment..................      (186,140)        (239,319)       (253,938)
  Retained earnings............     3,264,215        1,735,371       1,730,516
                                  -----------      -----------     -----------
                                  $ 4,542,164      $ 2,935,407     $ 2,973,950
  Less: Treasury stock;
   12,291,956 shares at March
   31, 1997, 41,177,630 at
   December 31, 1997, and
   40,983,967 at March 31,
   1998, at cost...............       403,747        1,271,885       1,265,976
  1988 Employee Stock Ownership
   Plan........................         4,729               --              --
  Employee Stock Benefit Trust;
   10,886,361 shares in 1997
   and 1998, at market.........       329,312          299,375         335,436
  Minimum pension liability....        18,885            7,393           7,393
  Restricted Stock unearned
   compensation................        12,434           11,102          10,252
                                  -----------      -----------     -----------
  Total Stockholders' Equity...   $ 3,773,057      $ 1,345,652     $ 1,354,893
                                  -----------      -----------     -----------
    Total Liabilities and
     Stockholders' Equity......   $16,667,655      $13,589,098     $13,864,000
                                  ===========      ===========     ===========

      The accompanying notes are an integral part of these balance sheets.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE THREE MONTHS ENDED MARCH 31
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                  RESTATED
                                            ----------------------
                                               1996        1997        1998
                                            ----------  ----------  ----------
REVENUE.................................... $2,144,479  $2,204,985  $2,131,621
                                            ----------  ----------  ----------
  Operating expenses....................... $1,532,718  $1,697,528  $1,621,985
  Special charge...........................         --      15,916          --
  Asset impairment loss....................        118       5,905          --
  Selling and administrative expenses......    261,821     249,816     263,882
  Interest expense.........................    108,723     115,055     115,574
  Interest income..........................     (6,240)    (12,362)     (4,310)
  Minority interest........................     26,443      27,075      25,302
  (Income) loss from continuing operations
   held for sale, net of minority interest.     (1,172)       (119)      2,416
  Sundry income, net.......................    (22,685)   (135,445)    (64,196)
                                            ----------  ----------  ----------
  Income from continuing operations before
   income taxes............................ $  244,753  $  241,616  $  170,968
  Provision for income taxes...............    111,182     127,231      96,551
                                            ----------  ----------  ----------
INCOME FROM CONTINUING OPERATIONS.......... $  133,571  $  114,385  $   74,417
Discontinued operations:
Income from operations, less applicable
 income taxes and minority interest of
 $4,497 in 1996............................      4,377          --          --
Income from reserve adjustment, net of
 applicable income taxes and minority
 interest of $1,530 in 1996 and $7 in 1997.        470         647          --
                                            ----------  ----------  ----------
NET INCOME................................. $  138,418  $  115,032  $   74,417
                                            ==========  ==========  ==========
AVERAGE COMMON SHARES OUTSTANDING..........    489,231     483,993     455,096
                                            ==========  ==========  ==========
EARNINGS PER SHARE:
 Basic -
  Continuing operations.................... $     0.27  $     0.24  $     0.16
  Discontinued operations..................       0.01          --          --
                                            ----------  ----------  ----------
    Net Income............................. $     0.28  $     0.24  $     0.16
                                            ==========  ==========  ==========
 Diluted -
  Continuing operations.................... $     0.27  $     0.23  $     0.16
  Discontinued operations..................       0.01          --          --
                                            ----------  ----------  ----------
    Net Income............................. $     0.28  $     0.23  $     0.16
                                            ==========  ==========  ==========
Dividends Declared Per Share............... $     0.15  $     0.16  $     0.17
                                            ==========  ==========  ==========

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                                      ADDITIONAL
                                                              COMMON   PAID-IN
                                                              STOCK    CAPITAL
                                                             -------- ----------
Balance, January 1, 1996...................................  $498,817  $438,816
Net income for the period (restated).......................        --        --
Cash dividends ($.15 per share)............................        --        --
Dividends paid to Employee Stock Benefit Trust.............        --     1,718
Common stock issued upon exercise of stock options.........        48    (2,354)
Treasury stock received in connection with exercise of
 stock options.............................................        --        --
Tax benefit of non-qualified stock options exercised.......        --     1,289
Contribution to 1988 Employee Stock Ownership Plan.........        --        --
Treasury stock received as settlement for claims...........        --        --
Common stock issued upon conversion of Liquid Yield Option
 Notes.....................................................       100     1,768
Common stock issued for acquisitions.......................     7,093   198,618
Common stock purchased through non-qualified deferred
 compensation plan.........................................        --     6,009
Adjustment of Employee Stock Benefit Trust to market value.        --    23,026
Cumulative translation adjustment of foreign currency
 statements................................................        --        --
                                                             --------  --------
Balance, March 31, 1996 (restated).........................  $506,058  $668,890
                                                             ========  ========


        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

CUMULATIVE                         1988 EMPLOYEE    EMPLOYEE     MINIMUM
TRANSLATION   RETAINED   TREASURY      STOCK          STOCK      PENSION
ADJUSTMENT    EARNINGS    STOCK    OWNERSHIP PLAN BENEFIT TRUST LIABILITY
-----------  ----------  --------  -------------- ------------- ---------
$(102,943)   $3,582,861  $    --      $13,062       $350,151     $11,692
       --       138,418       --           --             --          --
       --       (74,173)      --           --             --          --
       --        (1,718)      --           --             --          --
       --            --   (1,814)          --        (10,969)         --
       --            --      714           --             --          --
       --            --       --           --             --          --
       --            --       --       (1,667)            --          --
       --            --    1,100           --             --          --
       --            --       --           --             --          --
       --            --       --           --             --          --
       --            --       --           --             --          --
       --            --       --           --         23,026          --
   (9,539)           --       --           --             --          --
---------    ----------  -------      -------       --------     -------
$(112,482)   $3,645,388  $    --      $11,395       $362,208     $11,692
=========    ==========  =======      =======       ========     =======




        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                          ADDITIONAL CUMULATIVE
                                                  COMMON   PAID-IN   TRANSLATION
                                                  STOCK    CAPITAL   ADJUSTMENT
                                                 -------- ---------- -----------
Balance, January 1, 1997.......................  $507,102  $887,026    $(79,213)
Net income for the period (restated)...........        --        --          --
Cash dividends ($.16 per share)................        --        --          --
Dividends paid to Employee Stock Benefit Trust.        --     1,741          --
Common stock issued upon exercise of stock
 options.......................................        --    (4,733)         --
Compensation paid with stock options...........        --       701          --
Tax benefit of non-qualified stock options
 exercised.....................................        --     1,498          --
Unearned compensation related to issuance of
 restricted stock to employees.................        --        --          --
Earned compensation related to restricted stock
 (net of reversals on forfeited shares)........        --        --          --
Contribution to 1988 Employee Stock Ownership
 Plan..........................................        --        --          --
Treasury stock received as settlement for
 claims........................................        --        --          --
Common stock issued upon conversion of Liquid
 Yield Option Notes............................        --       (91)         --
Temporary equity related to put options........        --    95,789          --
Settlement of put options......................        --    (1,605)         --
Common stock purchased through non-qualified
 deferred compensation plan....................        --     1,156          --
Adjustment of Employee Stock Benefit Trust to
 market value..................................        --   (24,495)         --
Cumulative translation adjustment of foreign
 currency statements...........................        --        --    (106,927)
                                                 --------  --------   ---------
Balance, March 31, 1997 (restated).............  $507,102  $956,987   $(186,140)
                                                 ========  ========   =========



        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                      1988 EMPLOYEE    EMPLOYEE     MINIMUM  RESTRICTED STOCK
 RETAINED   TREASURY      STOCK          STOCK      PENSION      UNEARNED
 EARNINGS    STOCK    OWNERSHIP PLAN BENEFIT TRUST LIABILITY   COMPENSATION
----------  --------  -------------- ------------- --------- ----------------
$3,228,346  $419,871      $6,396       $353,807     $18,885      $ 2,541
   115,032        --          --             --          --           --
   (77,422)       --          --             --          --           --
    (1,741)       --          --             --          --           --
        --   (16,029)         --             --          --           --
        --        --          --             --          --           --
        --        --          --             --          --           --
        --        --          --             --          --       10,001
        --        --          --             --          --         (108)
        --        --      (1,667)            --          --           --
        --       141          --             --          --           --
        --      (236)         --             --          --           --
        --        --          --             --          --           --
        --        --          --             --          --           --
        --        --          --             --          --           --
        --        --          --        (24,495)         --           --
        --        --          --             --          --           --
----------  --------      ------       --------     -------      -------
$3,264,215  $403,747      $4,729       $329,312     $18,885      $12,434
==========  ========      ======       ========     =======      =======



        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                          ADDITIONAL CUMULATIVE
                                                  COMMON   PAID-IN   TRANSLATION
                                                  STOCK    CAPITAL   ADJUSTMENT
                                                 -------- ---------- -----------
Balance, January 1, 1998.......................  $507,102  $932,253   $(239,319)
Net income for the period......................        --        --          --
Cash dividends ($.17 per share)................        --        --          --
Dividends paid to Employee Stock Benefit Trust.        --     1,850          --
Common stock issued upon exercise of stock
 options.......................................        --    (1,025)         --
Tax benefit of non-qualified stock options
 exercised.....................................        --       300          --
Earned compensation related to restricted stock
 (net of reversals on forfeited shares)........        --        --          --
Reversal of unearned compensation upon
 cancellation of restricted stock..............        --        --          --
Common stock issued upon conversion of Liquid
 Yield Option Notes............................        --       (95)         --
Common stock purchased through non-qualified
 deferred compensation plan....................        --       788          --
Conversion of WTI stock options to Waste
 Management stock options......................        --    20,138          --
Adjustment of Employee Stock Benefit Trust to
 market value..................................        --    36,061          --
Cumulative translation adjustment of foreign
 currency statements...........................        --        --     (14,619)
                                                 --------  --------   ---------
Balance, March 31, 1998........................  $507,102  $990,270   $(253,938)
                                                 ========  ========   =========



        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                        1988 EMPLOYEE    EMPLOYEE     MINIMUM  RESTRICTED STOCK
 RETAINED    TREASURY       STOCK          STOCK      PENSION      UNEARNED
 EARNINGS     STOCK     OWNERSHIP PLAN BENEFIT TRUST LIABILITY   COMPENSATION
----------  ----------  -------------- ------------- --------- ----------------
$1,735,371  $1,271,885       $--         $299,375     $7,393       $11,102
    74,417          --        --               --         --            --
   (77,422)         --        --               --         --            --
    (1,850)         --        --               --         --            --
        --      (5,577)       --               --         --            --
        --          --        --               --         --            --
        --          --        --               --         --          (322)
        --          --        --               --         --          (528)
        --        (332)       --               --         --            --
        --          --        --               --         --            --
        --          --        --               --         --            --
        --          --        --           36,061         --            --
        --          --        --               --         --            --
----------  ----------       ---         --------     ------       -------
$1,730,516  $1,265,976       $--         $335,436     $7,393       $10,252
==========  ==========       ===         ========     ======       =======



        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      FOR THE THREE MONTHS ENDED MARCH 31
                                  (UNAUDITED)
                                ($000'S OMITTED)

                                                    RESTATED
                                               --------------------
                                                 1996       1997        1998
                                               ---------  ---------  ----------
Cash flows from operating activities:
 Net income for the period...................  $ 138,418  $ 115,032  $   74,417
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation and amortization...............    256,389    248,260     265,772
 Provision for deferred income taxes.........     46,969    (12,451)     39,603
 Undistributed earnings of equity investees..     (8,959)    (1,000)     (1,082)
 Minority interest in subsidiaries...........     27,313     27,064      24,925
 Interest on Liquid Yield Option Notes and
  Subordinated Notes.........................      5,607      5,486       4,858
 Contribution to 1988 Employee Stock
  Ownership Plan.............................      1,667      1,667          --
 Special charges.............................         --     15,916          --
 Asset impairment loss.......................        118      5,905          --
 Income from reserve adjustments, net of tax
  and minority interest......................       (470)      (647)         --
 Gain on disposition of businesses and
  assets.....................................         --   (129,010)    (53,396)
Changes in assets and liabilities, excluding
 effects of acquired or divested companies:
 Receivables, net............................     31,943     44,246      72,758
 Other current assets........................    (25,371)   (31,919)     31,429
 Sundry other assets.........................     28,706    (17,158)      1,313
 Accounts payable............................   (234,807)   (72,140)    (71,006)
 Accrued expenses and unearned revenue.......     16,666    237,095      45,895
 Deferred items..............................    (66,076)   (89,440)    (72,032)
 Other, net..................................       (375)   (12,883)     (8,920)
                                               ---------  ---------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES....  $ 217,738  $ 334,023  $  354,534
                                               ---------  ---------  ----------
Cash flows from investing activities:
 Short-term investments......................  $   9,607  $     811  $   56,227
 Capital expenditures........................   (267,180)  (142,375)   (166,584)
 Proceeds from asset monetization program....     25,546    330,016     210,537
 Cost of acquisitions, net of cash acquired..    (35,695)    (2,344)    (90,125)
 Other investments...........................    (14,578)    (5,486)    115,151
 Acquisition of minority interests...........    (81,811)   (10,013)   (876,232)
                                               ---------  ---------  ----------
NET CASH OBTAINED FROM (USED FOR) INVESTING
 ACTIVITIES..................................  $(364,111) $ 170,609  $ (751,026)
                                               ---------  ---------  ----------
Cash flows from financing activities:
 Cash dividends..............................  $ (74,173) $ (77,422) $  (77,422)
 Proceeds from issuance of indebtedness and
  other obligations..........................    340,236    222,691   1,513,376
 Repayments of indebtedness..................   (213,895)  (486,566)   (863,624)
 Proceeds from exercise of stock options.....      9,763     11,296      10,245
 Contributions from minority interests.......      2,143         --          --
 Other distributions to minority stockholders
  by affiliated companies....................         --     (4,355)     (6,992)
 Stock repurchases...........................         --         --         (41)
 Settlement of put options...................         --     (1,605)         --
                                               ---------  ---------  ----------
NET CASH OBTAINED FROM (USED FOR) FINANCING
 ACTIVITIES..................................  $  64,074  $(335,961) $  575,542
                                               ---------  ---------  ----------
Net increase (decrease) in cash and cash
 equivalents.................................  $ (82,299) $ 168,671  $  179,050
Cash and cash equivalents at beginning of
 period......................................    169,541    323,288     132,811
                                               ---------  ---------  ----------
Cash and cash equivalents at end of period...  $  87,242  $ 491,959  $  311,861
                                               =========  =========  ==========
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for:
 Interest, net of amounts capitalized........  $ 103,116  $ 109,568  $  110,716
 Income taxes, net of refunds received.......     31,538     87,660       3,954
Supplemental schedule of noncash investing
 and financing activities:
 LYONs converted into common stock of the
  Company....................................  $   1,868  $     145  $      237
 Liabilities assumed in acquisitions of
  businesses.................................     85,670         --      37,210
 Fair market value of Company or subsidiary
  stock issued for acquired businesses.......    205,711         --          --
 Proceeds received in quarter ended June 30,
  1997, from sale of investment in
  ServiceMaster LP...........................         --    625,978          --
 The Company considers cash and cash
  equivalents to include currency on hand,
  demand deposits with banks and short-term
  investments with maturities of less than
  three months when purchased.

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     (TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

  The financial statements included herein have been prepared by Waste Management, Inc. (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The financial information included herein reflects, in the opinion of the Company, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Future events could alter such estimates in the near term.

NOTE 1--RESTATEMENTS AND RECLASSIFICATIONS

  In its 1997 Report on Form 10-K, the Company has restated and reclassified its previously reported financial results for 1992 through 1997. Unaudited quarterly financial data for 1996 and the first three quarters of 1997 have also been restated and reclassified. Except as otherwise stated herein, all information presented in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998 includes all such restatements and reclassifications.

  As a result of a comprehensive review begun in the third quarter of 1997, the Company determined that certain items of expense were incorrectly reported in previously issued financial statements. These principally relate to vehicle, equipment and container depreciation expense, capitalized interest and income taxes. With respect to depreciation, the Company determined that incorrect vehicle and container salvage values had been used, and errors had been made in the expense calculations. The Company also concluded that capitalized interest relating to landfill construction projects had been misstated. On January 1, 1995, the Company changed its accounting for capitalized interest, but the cumulative "catch-up" charge was not properly recorded in the 1995 financial statements, and errors were made in applying the new method in subsequent years. Accordingly, capitalized interest for the interim periods from 1995 through the third quarter of 1997 has been restated.

  The prior period restatements also include earlier recognition of certain asset value impairments (primarily related to land, landfill and recycling investments) and of environmental liabilities (primarily related to remediation and landfill closure and post-closure expense accruals including restatement of purchase accounting).

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  The effect of such reclassifications, and the restatements discussed above on the income statement line items, is shown in the following table.

                                             1996                 1997
                                      -------------------  -------------------
                                         FIRST QUARTER        FIRST QUARTER
                                      -------------------  -------------------
                                      PREVIOUSLY    AS     PREVIOUSLY    AS
                                       REPORTED  RESTATED   REPORTED  RESTATED
                                      ---------- --------  ---------- --------
Revenue..............................  $2,144.5  $2,144.5   $2,198.3  $2,205.0
Operating expenses...................   1,494.8   1,532.7    1,617.8   1,697.5
Special charges......................        --        --         --      15.9
Asset impairment loss................        --       0.1         --       5.9
Selling and administrative expenses..     245.9     261.8      261.2     249.8
Interest, net........................      87.5     102.5       95.5     102.7
Minority interest....................      27.2      26.5       27.8      27.1
Income from continuing operations
 held for sale.......................        --      (1.2)        --      (0.1)
Sundry income........................     (17.3)    (22.7)    (133.9)   (135.4)
Provision for income tax.............     126.2     111.2      151.5     127.2
                                       --------  --------   --------  --------
Income from continuing operations....  $  180.2  $  133.6   $  178.4  $  114.4
Discontinued operations..............       5.0       4.8         --       0.6
                                       --------  --------   --------  --------
Net income...........................  $  185.2  $  138.4   $  178.4  $  115.0
                                       ========  ========   ========  ========
Basic income per share--
  Continuing operations..............  $   0.37  $   0.27   $   0.37  $   0.24
  Discontinued operations............      0.01      0.01         --        --
                                       --------  --------   --------  --------
    Net income.......................  $   0.38  $   0.28   $   0.37  $   0.24
                                       ========  ========   ========  ========
Diluted income per share--
  Continuing operations..............  $   0.36  $   0.27   $   0.36  $   0.23
  Discontinued operations............      0.01      0.01         --        --
                                       --------  --------   --------  --------
    Net income.......................  $   0.37  $   0.28   $   0.36  $   0.23
                                       ========  ========   ========  ========

NOTE 2--INCOME TAXES

  The following table sets forth the provision for income taxes for continuing operations for the three months ended March 31, 1996, 1997 and 1998:

                                                        1996     1997     1998
                                                      -------- --------  -------
        Currently payable............................ $ 64,213 $139,682  $56,948
        Deferred.....................................   46,969  (12,451)  39,603
                                                      -------- --------  -------
                                                      $111,182 $127,231  $96,551
                                                      ======== ========  =======

NOTE 3--MERGER TRANSACTION

  On March 10, 1998, the Company entered into a definitive merger agreement (the "Merger Agreement") with USA Waste Services, Inc. ("USA Waste") pursuant to which the Company will be merged with a wholly owned subsidiary of USA Waste (the "Merger"). Pursuant to the Merger Agreement, the Company's stockholders will receive 0.725 shares of common stock of USA Waste for each share of common stock of the Company. The consummation of the Merger is subject to a number of conditions, including the expiration or termination of the applicable merger review waiting period under the Hart-Scott-Rodino Anti-Trust

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

Improvements Act of 1976, approval by the stockholders of each company and other closing conditions. In addition, the Merger is contingent upon the transaction qualifying for pooling of interests accounting treatment. In order to qualify for pooling of interests accounting treatment, the Company intends to sell a portion of its treasury shares pursuant to a registered public offering or in private transactions prior to the closing of the Merger. A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

  Upon the consummation of the Merger, certain bank debt of Waste Management International plc ("WM International") may be accelerated and become payable with three months notice. At March 31, 1998, this debt totaled approximately $69.7 million. The Company's credit facility with a group of banks led by Chase Manhattan Bank, as discussed in Note 11, is also subject to earlier termination in the event of a change-in-control. In addition, Wessex Water Plc ("Wessex") has an option to acquire WM International's ownership in its United Kingdom business at fair market value that may become exercisable upon the consummation of the Merger. In 1997, this business had revenues of approximately $276 million and operating income (before minority interest) of approximately $25 million. WM International had a net investment of approximately $321.6 million in the business at March 31, 1998.

  The Company may have other "change of control" provisions in customer and employee contracts or agreements, governmental franchises or facility permits that may be triggered by the closing of the proposed Merger. The Company is currently in the process of reviewing these contracts, franchises and permits, but does not expect at this time that the effect of these provisions, in the event they are triggered by the Merger, will have a material adverse effect on future results of operations.

NOTE 4--BUSINESS ACQUISITIONS AND DIVESTITURES

  During the three months ended March 31, 1996, the Company and its principal subsidiaries acquired 45 businesses for $35.7 million in cash (net of cash acquired) and notes, $31.4 million of debt assumed and 7.1 million shares of the Company's common stock. These acquisitions were accounted for as purchases.

  During the three months ended March 31, 1997, the Company and its principal subsidiaries acquired seven businesses for $2.3 million in cash and notes. These acquisitions were accounted for as purchases.

  During the three months ended March 31, 1998, the Company and its principal subsidiaries acquired nine businesses for $90.1 million in cash (net of cash acquired) and notes. These acquisitions were accounted for as purchases.

  The pro forma effect of the acquisitions made during 1996, 1997 and 1998 was not material.

  In the first quarter of 1997, the Company sold its investment in ServiceMaster Limited Partnership ("ServiceMaster") for $626 million (with the proceeds collected in the second quarter), and sold various nonintegrated waste services businesses in North America for approximately $31.1 million. Additionally in the first quarter of 1997, WM International sold its approximately 20% interest in Wessex for approximately $300 million.

  On March 31, 1998, the Company acquired the remaining outstanding shares of Wheelabrator Technologies Inc. ("WTI") which it did not already own for $16.50 per share, or $876.2 million. This obligation was financed with bank debt (see
Note 11). This transaction accounted for as a purchase, resulted in an additional $508.1

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
million of goodwill being recorded during the first quarter of 1998. During the remainder of 1998, the Company anticipates it will complete the allocation of purchase price to the various assets of WTI and will adjust goodwill accordingly.

  In the first quarter of 1998, WM International sold its Hamm, Germany waste-to-energy facility for $137 million and the Company sold eight nonintegrated waste services businesses for approximately $29.8 million. Also in the first quarter of 1998, Rust International Inc.'s ("Rust") approximately 37% ownership of OHM Corporation ("OHM") was sold for cash totaling $111.2 million. This sale occurred in connection with the pending merger of OHM with International Technology Corporation. As part of this transaction, Rust received from OHM a distribution of shares of NSC Corporation, a leading U.S. asbestos abatement contractor, increasing its ownership of NSC Corporation from 40% to approximately 54%. The Company has determined it will dispose of this investment and accordingly has not consolidated its results. This investment, which has a carrying value of $9.8 million in the accompanying consolidated balance sheet at March 31, 1998, continues to be accounted for under the equity method of accounting.

  The Company held an investment in a publicly traded equity security that was sold in the first quarter of 1998 pursuant to outstanding put and call "collars." Upon expiration of the collars, the Company delivered the shares for net proceeds of $56.3 million, with no gain or loss recognized in 1998.

NOTE 5--DISCONTINUED OPERATIONS

  In the fourth quarter of 1995, the Board of Directors of Rust approved a plan to sell or otherwise discontinue Rust's process engineering, construction, specialty contracting and similar lines of business. During the second quarter of 1996, the sale of the industrial process engineering and construction businesses, based in Birmingham, Alabama, was completed.

  During the fourth quarter of 1996, WTI sold its water process systems and equipment manufacturing businesses. WTI had also entered into an agreement to sell its water and wastewater facility operations and privatization business, which was sold in the second quarter of 1997. As of September 30, 1996, Rust sold its industrial scaffolding business and began implementing plans to exit its remaining international engineering and consulting business. The Company recorded a fourth-quarter 1996 provision for loss of $360.0 million before tax and minority interest in connection with the planned divestiture of these businesses, and other businesses subsequently reclassified to continuing operations (see discussion below).

  The discontinued businesses have been segregated and the accompanying consolidated balance sheets, statements of income and related footnote information have been restated. Revenues from the discontinued businesses were $198.6 million in the first quarter of 1996, $50.9 million in the first quarter of 1997 and none in the first quarter of 1998. The decreases in revenue during the periods primarily reflect the sales of certain of the discontinued businesses. As required by Accounting Principles Board Opinion No. 30, results of their operations in 1997 were included in the reserve for loss on disposition provided previously. Such results were not material.

  At December 31, 1996, management also classified as discontinued and planned to sell Rust's domestic environmental and infrastructure engineering and consulting business and Chemical Waste Management, Inc.'s ("CWM") high organic waste fuel blending services business. In 1997, management reclassified the CWM business back into continuing operations, and classified certain of its sites as operations held for sale. The Rust disposition was not completed within one year, and, accordingly, this business has been reclassified back into continuing operations, as operations held for sale, at December 31, 1997, in accordance with generally accepted accounting principles, although management is continuing its efforts to market its investment in this business. Because these businesses were reclassified to continuing operations, the remaining provision for loss on disposal ($95 million after tax--$87 million related to Rust and $8 million related to CWM) was reversed in discontinued

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
operations and an impairment loss for Rust of $122.2 million was recorded in continuing operations in the fourth quarter of 1997. Prior year financial statements were restated. Information regarding the businesses reclassified as continuing operations held for sale for the first quarters is as follows:

                                                             1996  1997   1998
                                                             ----- -----  -----
      Results of operations-
        Revenue............................................. $89.9 $82.8  $86.3
        Income (loss) before tax after minority interest....   1.2   0.1   (2.4)
        Net income (loss)...................................   0.6  (0.2)  (1.7)

  The net assets of these businesses at March 31, 1998, were $69.0 million. These net assets are included in Net Assets of Continuing Businesses Held for Sale in the accompanying balance sheet. At March 31, 1998, this caption included $69.0 million of surplus real estate which the Company is actively marketing.

  The Company is currently evaluating its plans to sell these assets in light of the merger discussed in Note 3, and the effect such divestitures may have on the ability of the merger to qualify for pooling-of-interests accounting treatment.

NOTE 6--ASSET IMPAIRMENT LOSS

  In the first quarter of 1997, the Company recorded impairment losses of $5.9 million. This primarily related to a goodwill write-off attributable to industrial cleaning business enterprise goodwill no longer realizable, as a result of exiting certain areas of this business.

NOTE 7--SPECIAL CHARGES

  In the first quarter of 1997, the Company recorded a special charge related to severance of $15.9 million. The majority related to officers of the Company.

NOTE 8--ACCOUNTING PRINCIPLES

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of this statement did not have a material impact on the financial statements.

  FAS No. 123, "Accounting for Stock-Based Compensation," also became effective in 1996. However, FAS No. 123 permitted compensation to continue to be accounted for under Accounting Principles Board Opinion No. 25, and the Company elected to follow this alternative.

  Effective January 1, 1997, the Company adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides that environmental remediation liabilities should be accrued when the criteria of FAS No. 5, "Accounting for Contingencies," are met. It also provides that the accrual for such liabilities should include future costs for those employees expected to devote a significant amount of time directly to the management of remediation liabilities. The adoption of SOP 96-1 reduced 1997 pretax income in the first quarter of 1997 by $49.9 million.

  In February 1997, the Financial Accounting Standards Board issued FAS No. 128, "Earnings Per Share" ("EPS"), which supercedes Accounting Principles Board Opinion No. 15. Primary EPS is replaced by Basic EPS, which is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS is replaced with Diluted EPS, which gives effect to all dilutive potential common shares. The Company was required to adopt FAS No. 128 in the fourth quarter of 1997. All prior periods presented have been restated.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income," and FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Both statements are effective for fiscal years beginning after December 15, 1997, although FAS No. 131 does not apply to the Company's interim financial statements until 1999. FAS No. 130, which has been adopted by the Company in the first quarter of 1998, requires only a different format for presentation of information already included in the Company's financial statements. For the first quarter of 1996, 1997 and 1998, comprehensive income was $31.5 million, $105.5 million and $59.8 million, respectively. Items making up the Company's comprehensive income are net income and cumulative translation adjustments of foreign currency statements. The accumulative total amounts of other comprehensive income is represented in the consolidated balance sheets as cumulative translation adjustment and minimum pension liability within Stockholders' Equity. FAS No. 131 modifies the basis for determining segments and expands required segment disclosure, but does not affect accounting principles and, accordingly, will not require any change to reported financial position, results of operations or cash flows. The Company is currently evaluating the impact of FAS No. 131 on its segment reporting.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Under SOP 98-5, certain startup costs would be expensed rather than capitalized. Amounts previously capitalized would be expensed in the first quarter of 1999. The Company is currently evaluating the impact of SOP 98-5, which may be material to the Company's results of operations.

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS

  From time to time, the Company and certain of its subsidiaries use derivatives to manage interest rate, currency and commodity (fuel) price risk. The Company's policy is to use derivatives for risk management purposes only, and it does not enter into such contracts for trading purposes. The Company enters into derivatives only with counterparties which are financial institutions having credit ratings of at least A- or A3, to minimize credit risk. The amount of derivatives outstanding at any one point in time and gains or losses from their use have not been and are not expected to be material to the Company's financial statements.

  Instruments used as hedges must be effective at managing risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must have a high degree of inverse correlation with changes in market values or cash flows of underlying hedged items. Derivatives that meet the hedge criteria are accounted for under the deferral or accrual method, except for currency agreements as discussed below. If a derivative does not meet or ceases to meet the aforementioned criteria, or if the designated hedged item ceases to exist, then the Company subsequently uses fair value accounting for the derivative, with gains or losses included in sundry income. If a derivative is terminated early, any gain or loss, including amounts previously deferred, is deferred and amortized over the remaining life of the terminated contract or until the anticipated transaction occurs.

  Interest Rate Agreements. Certain of the Company's subsidiaries have entered into interest rate swap agreements to balance fixed and floating rate debt in accordance with management's criteria. The agreements are contracts to exchange fixed and floating interest rate payments periodically over a specified term without the exchange of the underlying notional amounts. The agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. Differences paid or received are accrued in the financial statements as a part of interest expense on the underlying debt over the life of the agreements and the swap is not marked to market.

  Currency Agreements. From time to time, the Company and certain of its subsidiaries use foreign currency derivatives to seek to mitigate the impact of translation on foreign earnings and income from foreign investees.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

Typically these have taken the form of purchased put options or offsetting put and call options with different strike prices. The Company receives or pays, based on the notional amount of the option, the difference between the average exchange rate of the hedged currency against the base currency and the average (strike price) contained in the option. Complex instruments involving multipliers or leverage are not used. Although the purpose for using such derivatives is to mitigate currency risk, they do not qualify for hedge accounting under generally accepted accounting principles and accordingly, must be adjusted to market value at the end of each accounting period with gains or losses included in income.

  The Company sometimes also uses foreign currency forward contracts to hedge committed transactions when the terms of such a transaction are known and there is a high probability that the transaction will occur. Gains or losses on forward contracts pertaining to such transactions are deferred until the designated transaction is completed. The impact of the forward contract is then included with the results of the underlying transaction in the financial statements.

  Commodity Agreements. The Company utilizes derivatives to seek to mitigate the impact of fluctuations in the price of fuel used by its vehicles. Quantities hedged do not exceed committed fuel purchases or anticipated usage and accordingly, gains and losses in the hedge positions are deferred and recognized in operating expenses as fuel is purchased.

NOTE 10--ENVIRONMENTAL LIABILITIES

  The continuing business in which the Company is engaged is intrinsically connected with the protection of the environment. As such, a significant portion of the Company's operating costs and capital expenditures could be characterized as costs of environmental protection. Such costs may increase in the future as a result of legislation or regulation; however, the Company believes that in general it tends to benefit when government regulation increases, which may increase the demand for its services, and that it has the resources and experience to manage environmental risk.

  As part of its ongoing operations, the Company provides for estimated closure and post-closure monitoring costs over the operating life (including likely expansion) of disposal sites as airspace is consumed. The Company has also established procedures to evaluate its potential remedial liabilities at closed sites which it owns or operated, or to which it transported waste, including 90 sites listed on the Superfund National Priority List ("NPL"). The majority of situations involving NPL sites relate to allegations that subsidiaries of the Company (or their predecessors) transported waste to the facilities in question, often prior to the acquisition of such subsidiaries by the Company. Where the Company concludes that it is probable that a liability has been incurred, provision is made in the financial statements.

  The Company has filed suit against numerous insurance carriers seeking reimbursement for past and future remedial, defense and tort claim costs at a number of sites. Carriers involved in these matters have typically denied coverage and are defending against the Company's claims. While the Company is vigorously pursuing such claims, it regularly considers settlement opportunities when appropriate terms are offered. Settlements for the first quarter 1996, 1997 and 1998 were $39.0 million, $0.4 million and $4.5 million, respectively, and have been included in operating expenses as a reduction to environmental remediation expenses.

  Estimates of the extent of the Company's degree of responsibility for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. However, the Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. As additional information becomes available, estimates are adjusted as necessary. While the Company does not anticipate that any such adjustment would be

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies or other factors could necessitate the recording of additional liabilities which could be material.

NOTE 11--DEBT

  The Company's subordinated notes, which were classified as current liabilities in the December 31, 1997, consolidated balance sheet, have been reclassified to long-term debt in the March 31, 1998, consolidated balance sheet. The notes contain provisions for optional redemption at March 15, 1998, and March 15, 2000. Only $2.5 million face amount was submitted for redemption on March 15, 1998.

  In connection with the acquisition of the remaining publicly held WTI shares, the Company entered into a commitment with the Chase Manhattan Bank ("Chase") whereby Chase, along with other financial institutions, committed to provide new credit facilities in the amount of $1.25 billion. The new credit facilities, which have a termination date of December 31, 1998 (subject to earlier termination in the event of a change-in-control, including the Merger with USA Waste), provided the funding for the WTI transaction and replaced the Company's then-existing $250 million revolving credit facility. These facilities carry the same financial covenants as that carried by the previous Chase facilities put in place in December 1997, as amended. Additionally, the termination date of the Company's $550 million standby trade receivables sale agreement has been extended from June 30, 1998, to December 31, 1998.

NOTE 12--STOCKHOLDERS' EQUITY

  The Boards of Directors of the Company and WTI have authorized their respective companies to repurchase shares of their own common stock (up to 50 million shares in the case of the Company and 30 million shares in the case of
WTI) in the open market, in privately negotiated transactions, or through issuer tender offers. The Company repurchased 30 million shares through a "Dutch auction" tender offer in the second quarter of 1997 but has not repurchased any other shares in 1997 and does not expect to conduct any repurchases in 1998.

  WTI announced in March 1997 the indefinite deferment of its previously planned "Dutch auction" tender offer pending a further review of strategic options in its core business. However, during the first quarter of 1997, WTI repurchased 762,900 shares of its stock in the open market. All remaining publicly held shares of WTI were acquired by the Company on March 31, 1998 (see Note 4).

  The Company periodically sold put options on its common stock through 1996. The put options give the holders the right at maturity to require the Company to repurchase its shares at specified prices. Proceeds from the sale of the options were credited to additional paid-in capital. In the event the options are exercised, the Company may elect to pay the holder in cash the difference between the strike price and the market price of the Company's shares in lieu of repurchasing the stock. In February 1997, options on 1.9 million shares were exercised, and the Company elected to settle them for $1.6 million in cash; 1.0 million options expired unexercised as the price of the Company's stock was in excess of the strike price at maturity. At March 31, 1997 and 1998, no put options were outstanding, and the Company has since discontinued selling such options.

  In the first quarter of 1998, the Company granted stock options to purchase approximately 4.5 million shares of its common stock to its officers, directors and employees under its stock option plans. In addition, as part of the acquisition of the WTI shares not previously owned by the Company, as discussed in Note 4, outstanding WTI stock options were converted into options to acquire approximately 1.7 million shares of Company stock at a weighted-average price of $28.92 per share.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 13--COMMITMENTS AND CONTINGENCIES

  A substantial portion of the Company's performance bonds are issued by a wholly owned insurance company subsidiary, the sole business of which is to issue such bonds to customers of the Company and its subsidiaries. Approximately $305 million (at fair market value) of Company assets, of which $180 million is cash equivalents on the March 31, 1998 consolidated balance sheet, have been contributed to this subsidiary to meet regulatory minimum capital requirements. Because virtually no claims have been made against these performance bonds in the past, management does not expect these bonds will have a material adverse effect on the consolidated financial position or results of operations of the Company.

  During the first quarter of 1995, WM International received an assessment from the Swedish Tax Authority of approximately 417 million Swedish krona (approximately $52 million) plus interest from the date of the assessment, relating to a transaction completed in 1990. WM International believes that all appropriate tax returns and disclosures were properly filed at the time of the transaction and intends to vigorously contest the assessment.

  A Company subsidiary has been involved in litigation challenging a municipal zoning ordinance which restricted the height of its New Milford, Connecticut, landfill to a level below that allowed by the permit previously issued by the Connecticut Department of Environmental Protection ("DEP"). Although a lower Court had declared the zoning ordinance's height limitation unconstitutional, during 1995 the Connecticut Supreme Court reversed this ruling and remanded the case for further proceedings in the Superior Court. In November 1995, the Superior Court ordered the subsidiary to apply for all governmental permits needed to remove all waste above the height allowed by the zoning ordinance, and the Connecticut Supreme Court has upheld that ruling. The Company is complying with the order of the Superior Court while also seeking an alternative resolution to this matter. The Company is unable to predict the outcome of this matter at this time. Depending upon the nature of any plan eventually approved by applicable regulatory authorities for removing the waste, the actual volume of waste to be moved, and other currently unforeseeable factors, the subsidiary could incur costs which would have a material adverse impact on the Company's results of operations in one or more future periods.

  In May 1994, the U.S. Supreme Court ruled that state and local governments may not constitutionally restrict the free movement of trash in interstate commerce through the use of regulatory flow control laws. Such laws typically involve a local government specifying a jurisdictional disposal site for all solid waste generated within its borders. Since the ruling, several decisions of state or federal courts have invalidated regulatory flow control schemes in a number of jurisdictions. Other judicial decisions have upheld non-regulatory means by which municipalities may effectively control the flow of municipal solid waste. In addition, federal legislation has been proposed, but not yet enacted, to effectively grandfather existing flow control mandates. There can be no assurance that such alternatives to regulatory flow control will in every case be found to be lawful or that such legislation will be enacted into law.

  The Supreme Court's 1994 ruling and subsequent court decisions have not to date had a material adverse effect on any of the Company's operations. In the event that legislation to effectively grandfather existing flow control mandates is not adopted, the Company believes that affected municipalities will endeavor to implement alternative lawful means to continue controlling the flow of waste. However, given the uncertainty surrounding the matter, it is not possible to predict what impact, if any, it may have in the future on the Company's disposal facilities, particularly WTI's trash-to-energy facilities.

  WTI's Gloucester County, New Jersey, facility has historically relied on a disposal franchise for substantially all of its supply of municipal solid waste. On May 1, 1997, the Third Circuit Court of Appeals ("Third Circuit") permanently enjoined the State of New Jersey from enforcing its franchise system as a form of unconstitutional solid waste flow control, but stayed the injunction for so long as any appeals were pending. On November 10, 1997, the U.S. Supreme Court announced its decision not to review the Third Circuit decision,

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
thereby ending the stay and, arguably, the facility's disposal franchise. The State had continued to enforce flow control during the stay period. In light of the current circumstances, the facility has lowered its prices and solicited new customers. Under the reimbursement agreement between the project company that owns the Gloucester facility and the bank that provides credit support to the project, the termination of the waste franchise constitutes an event of default. WTI and the credit support bank are presently disputing the consequences of these developments.

  The New Jersey legislature has been considering various alternative solutions, including a bill that provides for the payment and recovery of bonded indebtedness incurred by counties, public authorities and certain qualified private vendors in reliance on the State's franchise system. WTI currently believes that, through either legislative action or a project recapitalization, the Gloucester project can be restructured to operate, in the absence of regulatory flow control, at a level of profitability which will not result in a material adverse impact on consolidated results.

  Within the next several years, the air pollution control system at certain trash-to-energy facilities owned or leased by WTI will be required to be modified to comply with more stringent air pollution control standards adopted by the United States Environmental Protection Agency in December 1995 for municipal waste combusters. The compliance dates will vary by facility, but all affected facilities will be required to be in compliance with the new rules by the end of the year 2000. Currently available technologies will be adequate to meet the new standards. The total capital expenditures required for such modifications are estimated to be in the $180-$220 million range. The impacted facilities long-term waste supply agreements generally require that customers pay, based on tonnage delivered, their proportionate share of incremental capital, financing, and operating costs resulting from changes in environmental regulations. Customer shares of capital and financing costs are typically recovered over the remaining life of the waste supply agreements. Pro rata operating costs are recovered in the period incurred. The Company currently expects to recover approximately two-thirds of the incremental expenditures incurred to comply with these stricter air emission standards.

  As the states and the U.S. Congress have accelerated their consideration of ways in which economic efficiencies can be gained by deregulating the electric generation industry, some have argued that over-market power sales agreements entered into pursuant to the Public Utilities Regulatory Policies Act of 1978 ("PURPA") should be voidable as "stranded assets." WTI's power production facilities are qualifying facilities under PURPA and depend on the sanctity of their power sales agreements for their economic viability. WTI believes that federal law offers strong protections to its PURPA contracts, and recent state and federal agency and court decisions have unanimously upheld the inviolate nature of these contracts. While there is a risk that future utility restructurings, court decisions or legislative or administrative action in this area could have an adverse effect on its business, the Company currently believes such risk is remote.

  In the ordinary course of conducting its business, the Company becomes involved in lawsuits, administrative proceedings and governmental investigations, including antitrust and environmental matters and commercial disputes. Some of these proceedings may result in fines, penalties or judgments being assessed against the Company which, from time to time, may have an impact on earnings for a particular quarter or year. The Company does not believe that except as otherwise discussed herein, their outcome, individually or in the aggregate, will have a material adverse impact on its financial condition or results of operations.

  Several purported class action lawsuits and one purported derivative lawsuit seeking injunctive relief and unspecified money damages were filed in the Chancery Court in and for New Castle County, Delaware against the Company, WTI, and individual directors of WTI in connection with the June 20, 1997 proposal by the Company to acquire all of the shares of WTI common stock which the Company did not own. The Company has consummated a merger in which WTI's stockholders received $16.50 in cash per share of WTI's common stock. The lawsuits allege, among other things, that the defendants have breached fiduciary duties to WTI's minority

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
stockholders because the merger consideration contemplated by the proposal was inadequate and unfair. In addition, the purported derivative lawsuit alleges that the proposal was part of a plan to misappropriate WTI's corporate opportunity to repurchase its own shares. The Company believes that its actions and those of WTI and its Board of Directors in connection with the proposal have been in accordance with Delaware law. Accordingly, the Company intends to contest these lawsuits vigorously.

  In November and December 1997, several alleged purchasers of the Company's stock brought purported class action lawsuits against the Company and several of its current and former officers in the United States District Court for the Northern District of Illinois. Each of the lawsuits asserts that the defendants violated the federal securities laws by issuing allegedly false and misleading statements in 1996 and 1997 about the Company's financial condition and results of operations. Among other things, the plaintiffs allege that the Company employed accounting practices that were improper and that caused its publicly filed financial statements to be materially false and misleading. The lawsuits demand, among other relief, unspecified monetary damages, attorneys' fees, and the costs of conducting the litigation. The Company intends to defend itself vigorously in this litigation. In January 1998, the 14 purported class actions were consolidated before one judge in the Northern District of Illinois. Plaintiffs have until the end of May 1998 to file a consolidated amended complaint. It is not possible at this time to predict the impact this litigation may have on the Company, although it is reasonably possible that the outcome may have a materially adverse impact on its financial condition or results of operations in one or more future periods. No provision has been made in the Consolidated Financial Statements for future costs or liabilities, if any, associated with this litigation.

  The Company is also aware that the Securities and Exchange Commission has commenced a formal investigation with respect to the Company's previously filed financial statements and related accounting policies, procedures and system of internal controls. The Company intends to cooperate with such investigation. The Company is unable to predict the outcome or impact of this investigation at this time.

  A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed in the Chancery Court in and for New Castle County, Delaware against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

  In April 1998, a purported derivative lawsuit was filed in the United States District Court for the Northern District of Illinois by a purported Company stockholder against current and former Company directors and officers and the Company. The lawsuit alleges violations by the director and officer defendants of their fiduciary duty to the Company and its stockholders in connection with allegedly failing to maintain proper accounting policies, procedures and controls and preparing allegedly false and misleading financial statements during the period of 1991-1997. The lawsuit further alleges that the defendants' conduct has injured the Company's goodwill, reputation, liquidity and stockholders' equity and exposed the Company to securities fraud and other liability. The lawsuit seeks primarily an unspecified amount of restitution or recoupment of costs, fines or penalties incurred or to be incurred by the Company or damages and injunctive relief prohibiting the Company from paying the defendants benefits under various agreements and requiring the Company to implement corporate governance and internal control mechanisms. The Company intends to defend the matter vigorously.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 14--EARNINGS PER SHARE

  Basic and Diluted Earnings Per Share ("EPS") from continuing operations are computed as follows:

                                                            1996   1997   1998
                                                           ------ ------ ------
Basic EPS
  Income from continuing operations as reported........... $133.6 $114.4 $ 74.4
  Average common shares outstanding.......................  489.2  484.0  455.1
                                                           ------ ------ ------
  Basic EPS from continuing operations.................... $ 0.27 $ 0.24 $ 0.16
                                                           ====== ====== ======
Diluted EPS
  Income from continuing operations as reported........... $133.6 $114.4 $ 74.4
  After tax interest on Subordinated Notes and LYONs......    2.5    2.5     --
                                                           ------ ------ ------
  Adjusted income from continuing operations.............. $136.1 $116.9 $ 74.4
                                                           ====== ====== ======
Average common shares outstanding.........................  489.2  484.0  455.1
Add effect of dilutive securities--
  Stock options, unvested restricted stock and put
   options................................................    0.7    1.0    0.2
  Subordinated Notes......................................   14.3   14.3     --
  LYONs...................................................    0.5     --     --
                                                           ------ ------ ------
    Adjusted average shares...............................  504.7  499.3  455.3
                                                           ====== ====== ======
Diluted EPS from continuing operations.................... $ 0.27 $ 0.23 $ 0.16
                                                           ====== ====== ======

  Common shares potentially issuable upon conversion of CWM LYONs and Exchangeable LYONs and exercise of stock options with exercise prices greater than the average price of the Company's stock were not included in the calculation of Diluted EPS in any year, nor were shares potentially issuable with respect to LYONs in 1997 and Subordinated Notes or LYONs in 1998, because their effect is antidilutive. At March 31, 1998, there were 43.0 million common shares potentially issuable with respect to stock options, restricted shares, and convertible debt, which could dilute Basic EPS in the future. During the quarter ended March 31, 1998, the Company issued 0.2 million shares upon exercise of stock options and conversion of debt.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Waste Management, Inc.:

  We have audited the accompanying consolidated balance sheets of Waste Management, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the four years in the period ended December 31, 1997 (1996 and prior as restated--See Note 2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waste Management, Inc. and subsidiaries as of December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the four years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for capitalized interest on landfill cell construction and effective January 1, 1997, the Company changed its method of accounting for environmental remediation liabilities.

  Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II (1996 and prior as restated) listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 24, 1998 (except with respect to the matters discussed in Note 19, as to which the date is March 17, 1998).

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     AS OF DECEMBER 31, 1995, 1996 AND 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                RESTATED
                                         ------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
CURRENT ASSETS
  Cash and cash equivalents............. $   169,541  $   323,288  $   132,811
  Short-term investments................      12,156      319,338       59,296
  Accounts receivable, less reserve of
   $67,927 in 1995, $52,847 in 1996 and
   $51,805 in 1997......................   1,623,563    1,650,719    1,539,413
  Employee receivables..................       8,496       10,084        7,817
  Parts and supplies....................     143,527      135,417      119,039
  Costs and estimated earnings in excess
   of billings on uncompleted contracts.     242,675      240,531      158,610
  Prepaid expenses......................     120,344      119,273      128,520
                                         -----------  -----------  -----------
    Total Current Assets................ $ 2,320,302  $ 2,798,650  $ 2,145,506
                                         -----------  -----------  -----------
PROPERTY AND EQUIPMENT, at cost
  Land, primarily disposal sites........ $ 4,202,829  $ 4,583,699  $ 3,811,887
  Buildings.............................   1,532,475    1,485,045    1,327,179
  Vehicles and equipment................   7,115,078    7,454,460    6,572,424
  Leasehold improvements................      84,854       85,431       77,202
                                         -----------  -----------  -----------
                                         $12,935,236  $13,608,635  $11,788,692
  Less-Accumulated depreciation and
   amortization.........................  (4,119,397)  (4,810,235)  (4,534,543)
                                         -----------  -----------  -----------
    Total Property and Equipment, Net... $ 8,815,839  $ 8,798,400  $ 7,254,149
                                         -----------  -----------  -----------
OTHER ASSETS
  Intangible assets relating to acquired
   businesses, net...................... $ 3,892,355  $ 3,871,919  $ 3,198,374
  Net assets of continuing businesses
   and surplus real estate held for
   sale.................................     235,354      227,351      154,384
  Sundry, including other investments...   1,575,337    1,387,257      836,685
  Net assets of discontinued operations.     617,972          --           --
                                         -----------  -----------  -----------
    Total Other Assets.................. $ 6,321,018  $ 5,486,527  $ 4,189,443
                                         -----------  -----------  -----------
      Total Assets...................... $17,457,159  $17,083,577  $13,589,098
                                         ===========  ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                     AS OF DECEMBER 31, 1995, 1996 AND 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                RESTATED
                                         ------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
CURRENT LIABILITIES
  Portion of long-term debt payable
   within one year...................... $ 1,088,033  $   553,493  $ 1,548,465
  Accounts payable......................     999,164      951,491      758,047
  Accrued expenses......................   1,076,017    1,362,048    1,652,314
  Unearned revenue......................     204,166      212,541      233,579
                                         -----------  -----------  -----------
    Total Current Liabilities........... $ 3,367,380  $ 3,079,573  $ 4,192,405
                                         -----------  -----------  -----------
DEFERRED ITEMS
  Income taxes.......................... $   549,682  $   562,906  $   212,869
  Environmental liabilities.............     750,703      673,492      840,378
  Other.................................     714,252      723,112      808,556
                                         -----------  -----------  -----------
    Total Deferred Items................ $ 2,014,637  $ 1,959,510  $ 1,861,803
                                         -----------  -----------  -----------
LONG-TERM DEBT, less portion payable
 within one year........................ $ 6,390,041  $ 6,971,607  $ 5,078,557
                                         -----------  -----------  -----------
NET LIABILITIES OF DISCONTINUED OPERA-
 TIONS.................................. $        --  $    57,874  $        --
                                         -----------  -----------  -----------
MINORITY INTEREST IN SUBSIDIARIES....... $ 1,380,496  $ 1,177,463  $ 1,110,681
                                         -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
PUT OPTIONS............................. $   261,959  $    95,789  $        --
                                         -----------  -----------  -----------
STOCKHOLDERS' EQUITY
  Preferred stock, $1 par value
   (issuable in series); 50,000,000
   shares authorized; none outstanding
   during the years..................... $        --  $        --  $        --
  Common stock, $1 par value;
   1,500,000,000 shares authorized;
   498,817,093 shares issued in 1995 and
   507,101,774 in 1996 and 1997.........     498,817      507,102      507,102
  Additional paid-in capital............     438,816      887,026      932,253
  Cumulative translation adjustment.....    (102,943)     (79,213)    (239,319)
  Retained earnings.....................   3,582,861    3,228,346    1,735,371
                                         -----------  -----------  -----------
                                         $ 4,417,551  $ 4,543,261  $ 2,935,407
  Less-Treasury stock; 12,782,864 shares
   in 1996 and 41,177,630 in 1997, at
   cost.................................          --      419,871    1,271,885
    1988 Employee Stock Ownership Plan..      13,062        6,396           --
    Employee Stock Benefit Trust
     (11,769,788 shares in 1995 and
     10,886,361 in 1996 and 1997, at
     market)............................     350,151      353,807      299,375
    Minimum pension liability...........      11,692       18,885        7,393
    Restricted stock unearned
     compensation.......................          --        2,541       11,102
                                         -----------  -----------  -----------
    Total Stockholders' Equity.......... $ 4,042,646  $ 3,741,761  $ 1,345,652
                                         -----------  -----------  -----------
      Total Liabilities and
       Stockholders' Equity............. $17,457,159  $17,083,577  $13,589,098
                                         ===========  ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                            RESTATED
                                ----------------------------------
                                   1994        1995        1996        1997
                                ----------  ----------  ----------  -----------
REVENUE.......................  $8,537,883  $9,100,225  $9,225,636  $ 9,188,582
                                ----------  ----------  ----------  -----------
  Operating expenses..........  $6,027,979  $6,514,932  $6,660,766  $ 7,195,376
  Special charges.............          --     335,587     370,735      145,990
  Asset impairment loss.......      33,970      53,772      64,729    1,480,262
  Selling and administrative
   expenses...................   1,062,363   1,091,747   1,095,459    1,129,237
  Interest expense............     350,220     463,861     462,424      446,888
  Interest income.............     (42,793)    (34,883)    (27,904)     (37,580)
  Minority interest...........     126,042      81,367      41,289       45,442
  (Income) loss from
   continuing operations held
   for sale, net of minority
   interest...................     (24,143)    (25,110)       (315)       9,930
  Sundry income, net..........    (109,903)   (252,695)   (102,014)    (173,290)
                                ----------  ----------  ----------  -----------
  Income (loss) from
   continuing operations
   before income taxes........  $1,114,148  $  871,647  $  660,467  $(1,053,673)
  Provision for income taxes..     512,683     451,741     436,473      215,667
                                ----------  ----------  ----------  -----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS...................  $  601,465  $  419,906  $  223,994  $(1,269,340)
                                ----------  ----------  ----------  -----------
Discontinued Operations:
  Income from operations, less
   applicable income taxes and
   minority interest of
   $45,031 in 1994, $9,125 in
   1995 and $17,490 in 1996...  $   27,324  $   38,686  $   22,620  $       --
  Income (loss) on disposal or
   from reserve adjustment,
   net of applicable income
   taxes and minority interest
   of ($3,005) in 1995,
   ($18,640) in 1996 and
   $100,842 in 1997...........          --     (33,823)   (285,921)      95,688
                                ----------  ----------  ----------  -----------
INCOME (LOSS) BEFORE EXTRAOR-
 DINARY ITEM AND CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNT-
 ING PRINCIPLES...............  $  628,789  $  424,769  $  (39,307) $(1,173,652)
                                ----------  ----------  ----------  -----------
Extraordinary loss on
 refinancing of debt, net of
 tax benefit and minority
 interest of $767.............  $       --  $       --  $       --  $      (516)
Cumulative effect of changes
 in accounting principles, net
 of tax
 benefit of $819 in 1994,
 $48,147 in 1995 and $1,100 in
 1997.........................      (1,281)    (84,672)         --       (1,936)
                                ----------  ----------  ----------  -----------
NET INCOME (LOSS).............  $  627,508  $  340,097  $  (39,307) $(1,176,104)
                                ==========  ==========  ==========  ===========
AVERAGE COMMON SHARES OUT-
 STANDING.....................     483,748     485,346     489,171      466,601
                                ==========  ==========  ==========  ===========
EARNINGS (LOSS) PER SHARE:
 Basic--
  Continuing operations.......  $     1.24  $     0.86  $     0.46  $     (2.72)
  Discontinued operations.....        0.06        0.01       (0.54)        0.20
  Extraordinary item..........          --          --          --           --
  Cumulative effect of changes
   in accounting principles...          --       (0.17)         --           --
                                ----------  ----------  ----------  -----------
    NET INCOME (LOSS).........  $     1.30  $     0.70  $    (0.08) $     (2.52)
                                ==========  ==========  ==========  ===========
 Diluted--
  Continuing operations.......  $     1.24  $     0.86  $     0.46  $     (2.72)
  Discontinued operations.....        0.06        0.01       (0.54)        0.20
  Extraordinary item..........          --          --          --           --
  Cumulative effect of changes
   in accounting principles...          --       (0.17)         --           --
                                ----------  ----------  ----------  -----------
    NET INCOME (LOSS).........  $     1.30  $     0.70  $    (0.08) $     (2.52)
                                ==========  ==========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                                ($000'S OMITTED)

                                          RESTATED
                             -------------------------------------
                                1994         1995         1996         1997
                             -----------  -----------  -----------  -----------
Cash flows from operating
 activities:
 Net income (loss) for the
  year.....................  $   627,508  $   340,097  $   (39,307) $(1,176,104)
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.............      996,407    1,035,018    1,065,683    1,080,105
 Provision for deferred
  income taxes.............      204,400      114,000      196,500     (405,100)
 Undistributed earnings of
  equity investees.........      (48,200)       1,500      (34,200)       8,000
 Minority interest in
  subsidiaries.............      148,783       81,789       42,111       44,687
 Interest on Liquid Yield
  Option Notes and
  Subordinated Notes.......       33,551       23,021       22,343       20,682
 Contribution to 1988
  Employee Stock Ownership
  Plan.....................        7,930        6,667        6,666        6,396
 Special charges...........           --      335,587      370,735      145,990
 Asset impairment loss.....       33,970       53,772       64,729    1,480,262
 Extraordinary item........           --           --           --          516
 Cumulative effect of
  changes in accounting
  principles...............        1,281       84,672           --        1,936
 Loss (income) on disposal
  of discontinued
  operations or reserve
  adjustments, net of tax
  and minority interest....           --       33,823      285,921      (95,688)
 (Gain) on disposition of
  business and assets......      (25,100)    (168,875)     (30,086)    (180,293)
Changes in assets and
 liabilities, excluding
 effects of acquired or
 divested companies:
 Receivables, net..........     (119,785)      60,817       (1,718)      57,922
 Other current assets......      (57,509)      23,412        5,747       62,602
 Sundry other assets.......      (43,116)     (71,766)    (132,311)     127,125
 Accounts payable..........      182,874       39,669      (61,268)    (165,829)
 Accrued expenses and
  unearned revenue.........       32,363      (76,398)      11,923      529,763
 Deferred items............     (298,097)      84,301     (185,532)      11,587
 Other, net................       57,163      (52,535)      52,092       48,446
                             -----------  -----------  -----------  -----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES......  $ 1,734,423  $ 1,948,571  $ 1,640,028  $ 1,603,005
                             -----------  -----------  -----------  -----------
Cash flows from investing
 activities:
 Short-term investments....  $     2,755  $    17,804  $     1,170  $   (53,569)
 Capital expenditures......   (1,440,238)  (1,340,261)  (1,063,552)    (879,545)
 Proceeds from asset
  monetization program.....      287,046      165,716      752,345    1,375,206
 Cost of acquisitions, net
  of cash acquired.........     (197,201)    (224,304)    (104,778)     (51,360)
 Other investments.........      (26,246)     (50,119)     (16,372)      (8,877)
 Acquisition of minority
  interests................      (57,865)    (170,854)    (342,034)    (104,165)
                             -----------  -----------  -----------  -----------
NET CASH OBTAINED FROM
 (USED FOR) INVESTING
 ACTIVITIES................  $(1,431,749) $(1,602,018) $  (773,221) $   277,690
                             -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Cash dividends............  $  (290,266) $  (291,421) $  (308,265) $  (309,577)
 Proceeds from issuance of
  indebtedness.............    1,710,586    1,803,383    2,907,544    1,105,427
 Repayments of
  indebtedness.............   (1,752,552)  (1,860,451)  (2,933,632)  (1,967,048)
 Proceeds from exercise of
  stock options, net.......        7,970       14,132       65,766       41,220
 Contributions from
  minority interests.......       22,169       24,394       10,242           --
 Other distributions to
  minority stockholders by
  affiliated companies.....           --           --           --      (36,341)
 Stock repurchases.........           --           --     (473,560)    (903,248)
 Proceeds from sales of put
  options..................       29,965       21,622       18,845           --
 Settlement of put options.           --      (12,019)          --       (1,605)
                             -----------  -----------  -----------  -----------
NET CASH USED FOR FINANCING
 ACTIVITIES................  $  (272,128) $  (300,360) $  (713,060) $(2,071,172)
                             -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash equivalents.  $    30,546  $    46,193  $   153,747  $  (190,477)
Cash and cash equivalents
 at beginning of year......       92,802      123,348      169,541      323,288
                             -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of year............  $   123,348  $   169,541  $   323,288  $   132,811
                             ===========  ===========  ===========  ===========
Supplemental disclosures of
 cash flow information:
 Cash paid during the year
  for:
 Interest, net of amounts
  capitalized..............  $   307,257  $   439,323  $   402,321  $   428,531
 Income taxes, net of
  refunds received.........      241,657      283,165      326,679      344,188
Supplemental schedule of
 noncash investing and
 financing activities:
 LYONs converted into
  common stock of the
  Company..................        1,594        2,598        2,176          659
 Liabilities assumed in
  acquisitions of
  businesses...............      225,723      219,285      114,897       23,356
 Fair market value of
  Company and subsidiary
  stock issued for acquired
  businesses...............        4,773       66,172      236,001        2,696
 Exchange of interest in
  ServiceMaster Consumer
  Services L.P.............           --      467,000           --           --
 Subordinated Notes issued
  for acquisition of CWM
  minority interest........  $        --  $   436,830  $        --  $        --
                             ===========  ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                          ADDITIONAL CUMULATIVE
                                                  COMMON   PAID-IN   TRANSLATION
                                                  STOCK    CAPITAL   ADJUSTMENT
                                                 -------- ---------- -----------
Balance, January 1, 1994, as previously
 reported......................................  $496,217  $668,470   $(245,587)
Cumulative effect of prior period adjustments..        --    14,117          --
                                                 --------  --------   ---------
Balance, January 1, 1994, as restated..........  $496,217  $682,587   $(245,587)
                                                 --------  --------   ---------
 Net income for the year (restated)............  $     --  $     --   $      --
 Cash dividends ($.60 per share)...............        --        --          --
 Dividends paid to Employee Stock Benefit
  Trust........................................        --     5,617          --
 Common stock issued upon exercise of stock
  options......................................        --    (5,948)         --
 Treasury stock received in connection with
  exercise of stock options....................        --        --          --
 Tax benefit of non-qualified stock options
  exercised....................................        --     1,527          --
 Contribution of 1988 ESOP (375,312 shares)....        --        --          --
 Treasury stock received as settlement for
  claims.......................................        --        --          --
 Common stock issued upon conversion of LYONs..        96     1,442          --
 Common stock issued for acquisitions..........        74     1,471          --
 Temporary equity related to put options.......        --  (252,328)         --
 Proceeds from sale of put options.............        --    29,965          --
 Sale of shares to Employee Stock Benefit Trust
  (12,601,609 shares)..........................        --  (106,327)         --
 Adjustment of Employee Stock Benefit Trust to
  market value.................................        --    16,064          --
 Adjustment for minimum pension liability......        --        --          --
 Transfer of equity interests among controlled
  subsidiaries.................................        --    (2,803)         --
 Cumulative translation adjustment of foreign
  currency statements..........................        --        --      94,755
                                                 --------  --------   ---------
Balance, December 31, 1994, as restated........  $496,387  $371,267   $(150,832)
                                                 --------  --------   ---------
 Net income for the year (restated)............  $     --  $     --   $      --
 Cash dividends ($.60 per share)...............        --        --          --
 Dividends paid to Employee Stock Benefit
  Trust........................................        --     7,207          --
 Common stock issued upon exercise of stock
  options......................................        44    (4,405)         --
 Treasury stock received in connection with
  exercise of stock options....................        --        --          --
 Tax benefit of non-qualified stock options
  exercised....................................        --     2,049          --
 Contribution of 1988 ESOP (322,508 shares)....        --        --          --
 Treasury stock received as settlement for
  claims.......................................        --        --          --
 Common stock issued upon conversion of LYONs..       150     2,448          --
 Common stock issued for acquisitions..........     2,236    15,768          --
 Temporary equity related to put options.......        --    (9,631)         --
 Proceeds from sale of put options.............        --    21,622          --
 Settlement of put options.....................        --   (12,019)         --
 Common stock purchased through nonqualified
  deferred compensation plan...................        --        38          --
 Adjustment of Employee Stock Benefit Trust to
  market value.................................        --    43,943          --
 Adjustment for minimum pension liability......        --        --          --
 Transfer of equity interests among controlled
  subsidiaries.................................        --       529          --
 Cumulative translation adjustment of foreign
  currency statements..........................        --        --      47,889
                                                 --------  --------   ---------
Balance, December 31, 1995, as restated........  $498,817  $438,816   $(102,943)
                                                 --------  --------   ---------

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                      1988 EMPLOYEE    EMPLOYEE     MINIMUM  RESTRICTED STOCK
 RETAINED   TREASURY      STOCK          STOCK      PENSION      UNEARNED
 EARNINGS    STOCK    OWNERSHIP PLAN BENEFIT TRUST LIABILITY   COMPENSATION
----------  --------  -------------- ------------- --------- ----------------
$3,693,108  $425,097     $27,659       $     --     $    --        $--
  (483,341)       --          --             --       8,085         --
----------  --------     -------       --------     -------        ---
$3,209,767  $425,097     $27,659       $     --     $ 8,085        $--
----------  --------     -------       --------     -------        ---
$  627,508  $     --     $    --       $     --     $    --        $--
  (290,266)       --          --             --          --         --
    (5,617)       --          --             --          --         --
        --    (8,250)         --         (5,928)         --         --
        --       260          --             --          --         --
        --        --          --             --          --         --
        --        --      (7,930)            --          --         --
        --     2,741          --             --          --         --
        --       (56)         --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --  (419,792)         --        313,465          --         --
        --        --          --         16,064          --         --
        --        --          --             --        (350)        --
        --        --          --             --          --         --
        --        --          --             --          --         --
----------  --------     -------       --------     -------        ---
$3,541,392  $     --     $19,729       $323,601     $ 7,735        $--
----------  --------     -------       --------     -------        ---
$  340,097  $     --     $    --       $     --     $    --        $--
  (291,421)       --          --             --          --         --
    (7,207)       --          --             --          --         --
        --    (1,763)         --        (17,393)         --         --
        --       663          --             --          --         --
        --        --          --             --          --         --
        --        --      (6,667)            --          --         --
        --     1,100          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --             --          --         --
        --        --          --         43,943          --         --
        --        --          --             --       3,957         --
        --        --          --             --          --         --
        --        --          --             --          --         --
----------  --------     -------       --------     -------        ---
$3,582,861  $     --     $13,062       $350,151     $11,692        $--
----------  --------     -------       --------     -------        ---

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                                                          ADDITIONAL CUMULATIVE
                                                  COMMON   PAID-IN   TRANSLATION
                                                  STOCK    CAPITAL   ADJUSTMENT
                                                 -------- ---------- -----------
Balance, January 1, 1996, as restated..........  $498,817  $438,816   $(102,943)
                                                 --------  --------   ---------
 Net (loss) for the year (restated)............  $     --  $     --   $      --
 Cash dividends ($.63 per share)...............        --        --          --
 Dividends paid to Employee Stock Benefit
  Trust........................................        --     6,943          --
 Common stock repurchase (14,390,000 shares)...        --        --          --
 Common stock issued upon exercise of stock
  options and grants of restricted stock.......       217   (10,938)         --
 Treasury stock received in connection with
  exercise of stock options....................        --        --          --
 Tax benefit of non-qualified stock options
  exercised....................................        --     6,859          --
 Unearned compensation related to issuance of
  restricted stock to employees................        --        --          --
 Earned compensation related to restricted
  stock (net of reversals on forfeited shares).        --        --          --
 Contribution to 1988 ESOP (307,041 shares)....        --        --          --
 Treasury stock received as settlement for
  claims.......................................        --        --          --
 Common stock issued upon conversion of LYONs..       111     1,905          --
 Common stock issued for acquisitions..........     7,957   219,867          --
 Temporary equity related to put options.......        --   166,170          --
 Proceeds from sale of put options.............        --    18,845          --
 Common stock purchased through nonqualified
  deferred compensation plan...................        --     6,281          --
 Adjustment of Employee Stock Benefit Trust to
  market value.................................        --    32,278          --
 Adjustment for minimum pension liability......        --        --          --
 Cumulative translation adjustment of foreign
  currency statements..........................        --        --      23,730
                                                 --------  --------   ---------
Balance, December 31, 1996, as restated........  $507,102  $887,026   $ (79,213)
                                                 --------  --------   ---------
 Net (loss) for the year.......................  $     --  $     --   $      --
 Cash dividends ($.67 per share)...............        --        --          --
 Dividends paid to Employee Stock Benefit
  Trust........................................        --     7,294          --
 Common stock repurchase (30,000,000 shares)...        --        --          --
 Common stock issued upon exercise of stock
  options and grants of restricted stock.......        --    (6,051)         --
 Compensation paid with stock options..........        --       701          --
 Tax benefit of non-qualified stock options
  exercised....................................        --     2,741          --
 Unearned compensation related to issuance of
  restricted stock to employees................        --        --          --
 Earned compensation related to restricted
  stock (net of reversals on forfeited shares).        --        --          --
 Reversal of unearned compensation upon
  cancellation of restricted stock.............        --        --          --
 Contribution to 1988 ESOP (295,089 shares)....        --        --          --
 Treasury stock received as settlement for
  claims.......................................        --        --          --
 Common stock issued upon conversion of LYONs..        --      (324)         --
 Common stock issued for acquisitions..........        --    (1,057)         --
 Temporary equity related to put options.......        --    95,789          --
 Settlement of put options.....................        --    (1,605)         --
 Common stock purchased through nonqualified
  deferred compensation plan...................        --     2,171          --
 Adjustment of Employee Stock Benefit Trust to
  market value.................................        --   (54,432)         --
 Adjustment for minimum pension liability......        --        --          --
 Cumulative translation adjustment of foreign
  currency statements..........................        --        --    (160,106)
                                                 --------  --------   ---------
Balance, December 31, 1997.....................  $507,102  $932,253   $(239,319)
                                                 --------  --------   ---------

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                   FOR THE FOUR YEARS ENDED DECEMBER 31, 1997
                   ($000'S OMITTED EXCEPT PER SHARE AMOUNTS)

                          1988 EMPLOYEE    EMPLOYEE     MINIMUM  RESTRICTED STOCK
 RETAINED      TREASURY       STOCK          STOCK      PENSION      UNEARNED
 EARNINGS       STOCK     OWNERSHIP PLAN BENEFIT TRUST LIABILITY   COMPENSATION
-----------   ----------  -------------- ------------- --------- ----------------
$3,582,861    $       --     $13,062       $350,151     $11,692      $    --
-----------   ----------     -------       --------     -------      -------
$   (39,307)  $       --     $    --       $     --     $    --      $    --
   (308,265)          --          --             --          --           --
     (6,943)          --          --             --          --           --
         --      473,560          --             --          --           --
         --      (53,323)         --        (28,622)         --           --
         --        5,458          --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --        2,640
         --           --          --             --          --          (99)
         --           --      (6,666)            --          --           --
         --        2,513          --             --          --           --
         --         (160)         --             --          --           --
         --       (8,177)         --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --           --
         --           --          --         32,278          --           --
         --           --          --             --       7,193           --
         --           --          --             --          --           --
-----------   ----------     -------       --------     -------      -------
$ 3,228,346   $  419,871     $ 6,396       $353,807     $18,885      $ 2,541
-----------   ----------     -------       --------     -------      -------
$(1,176,104)  $       --     $    --       $     --     $    --      $    --
   (309,577)          --          --             --          --           --
     (7,294)          --          --             --          --           --
         --      903,248          --             --          --           --
         --      (47,271)         --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --       23,444
         --           --          --             --          --       (2,357)
         --           --          --             --          --      (12,526)
         --           --      (6,396)            --          --           --
         --          773          --             --          --           --
         --         (983)         --             --          --           --
         --       (3,753)         --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --           --
         --           --          --             --          --           --
         --           --          --        (54,432)         --           --
         --           --          --             --     (11,492)          --
         --           --          --             --          --           --
-----------   ----------     -------       --------     -------      -------
$1,735,371    $1,271,885     $    --       $299,375     $ 7,393      $11,102
-----------   ----------     -------       --------     -------      -------

        The accompanying notes are an integral part of these statements.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (TABLES IN MILLIONS EXCEPT PER SHARE AMOUNTS UNLESS OTHERWISE NOTED)

NOTE 1. BUSINESS AND FINANCIAL STATEMENTS

  Waste Management, Inc. (formerly WMX Technologies, Inc.) and its subsidiaries ("Waste Management" or the "Company") provide waste management and related services to governmental, residential, commercial, and industrial customers in the United States and in select international markets. The Company previously provided process engineering and construction, specialty contracting and industrial scaffolding services through its Rust International Inc. ("Rust") subsidiary, water process systems, equipment manufacturing and water and wastewater facility operations and privatization services through its Wheelabrator Technologies Inc. ("WTI") subsidiary. As of December 31, 1997, WTI and Rust had sold all of these businesses, and accordingly they are classified as discontinued operations in the accompanying financial statements. The Company now operates in only the waste management services industry. See Note 14 for details of certain financial information by geographic area.

  The accompanying financial statements are prepared on a consolidated basis and include the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain of the Company's subsidiaries are restricted as to payment of dividends to the Company. However, the Company has access to the net assets of such subsidiaries through intercompany loans and advances.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Future events could alter such estimates in the near term.

NOTE 2. RESTATEMENT AND RECLASSIFICATION

  The Company has restated and reclassified its financial statements for each of the three years ended December 31, 1996. The cumulative after-tax effect for periods prior to January 1, 1994, has been reflected as a charge to beginning retained earnings in the Consolidated Statements of Stockholders' Equity. Unaudited quarterly financial data for the years 1995 and 1996 and the first three quarters of 1997, as shown in Note 20, has also been restated and reclassified. Except as otherwise stated herein, all information presented in the Consolidated Financial Statements and related notes includes all such restatements and reclassifications.

  As a result of a comprehensive review begun in the third quarter of 1997, the Company determined that certain items of expense were incorrectly reported in previously issued financial statements. These principally relate to vehicle, equipment and container depreciation expense, capitalized interest and income taxes. With respect to depreciation, the Company determined that incorrect vehicle and container salvage values had been used, and errors had been made in the expense calculations. The Company also concluded that capitalized interest relating to landfill construction projects had been misstated. On January 1, 1995, the Company changed its accounting for capitalized interest (see "Capitalized Interest"), but the cumulative "catch-up" charge was not properly recorded in the 1995 financial statements, and errors were made in applying the new method in subsequent years. Capitalized interest for 1995, 1996 and the first three quarters of 1997 has accordingly been restated.

  The prior period restatements also include earlier recognition of certain asset value impairments (primarily related to land, landfill and recycling investments) and of environmental liabilities (primarily related to remediation and landfill closure and post-closure expense accruals including restatement of purchase accounting). The reduction of the special charge in 1996 is due primarily to the reversal of software impairment charges which were recorded prematurely.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  A summary of the restatements by category is as follows:

                                                        CUMULATIVE RESTATEMENTS
                                                       THROUGH DECEMBER 31, 1996
                                                       -------------------------
                                                             (IN MILLIONS)
      Vehicle, equipment and container depreciation
       expense.......................................           $  509
      Capitalized interest...........................              192
      Environmental and closure/post-closure costs
       and reserves..................................              173
      Purchase accounting related to remediation
       reserves......................................              128
      Asset impairment losses........................              214
      Software impairment charges....................              (85)
      Other, including minority interest.............              301
                                                                ------
        Total pretax.................................           $1,432
      Tax effects on above items including income tax
       reserve adjustments...........................             (297)
                                                                ------
                                                                $1,135
                                                                ======

  In the fourth quarter of 1997, the Company reclassified the results of certain Rust business units to continuing operations held for sale. These businesses had previously been reported as discontinued operations. Accounting standards require such reclassification because divestiture did not occur within one year from the date the businesses were initially reported as discontinued operations.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  The Company also reclassified certain items of income and expense in previously issued financial statements. The primary effect of such reclassification is to increase various expense categories by amounts which had been offset against gains in sundry income. Such reclassifications, which did not change net income, affected various line items within the Consolidated Statements of Income.

  The effect of such reclassifications, and the restatements discussed above, on the income statement line items, is shown in the following table:

                          AS PREVIOUSLY                                   AS
                            REPORTED    RECLASSIFICATIONS RESTATEMENTS RESTATED
                          ------------- ----------------- ------------ --------
1994
Revenue.................    $8,482.7         $ 55.2         $    --    $8,537.9
                            --------         ------         -------    --------
Operating expenses......    $5,827.6         $ 42.2         $ 158.2    $6,028.0
Asset impairment loss...          --             --            34.0        34.0
Selling and administra-
 tive expenses..........       997.2           51.6            13.5     1,062.3
Interest, net...........       300.3            1.4             5.7       307.4
Minority interest.......       127.0            6.5            (7.5)      126.0
(Income) loss from con-
 tinuing operations held
 for sale...............          --          (24.1)             --       (24.1)
Sundry income, net......       (64.4)         (51.0)            5.5      (109.9)
Provision for income
 taxes..................       552.6           13.9           (53.8)      512.7
(Income) loss from dis-
 continued operations...       (42.0)          14.7              --       (27.3)
Cumulative effect of
 changes in accounting
 principles.............          --             --             1.3         1.3
                            --------         ------         -------    --------
    Net Income..........    $  784.4         $   --         $(156.9)   $  627.5
                            ========         ======         =======    ========
1995
Revenue.................    $9,053.0         $ 47.2         $    --    $9,100.2
                            --------         ------         -------    --------
Operating expenses......    $6,220.9         $162.1         $ 131.9    $6,514.9
Special charge..........       335.2             --             0.4       335.6
Asset impairment loss...          --             --            53.8        53.8
Selling and administra-
 tive expenses..........     1,004.9          102.9           (16.1)    1,091.7
Interest, net...........       384.7           13.2            31.1       429.0
Minority interest.......        81.9           (4.3)            3.8        81.4
(Income) loss from con-
 tinuing operations held
 for sale...............          --          (25.1)            --        (25.1)
Sundry income, net......       (76.5)        (172.5)           (3.7)     (252.7)
Provision for income
 taxes..................       483.7            8.9           (40.9)      451.7
(Income) loss from dis-
 continued operations...        14.3          (38.0)           18.8        (4.9)
Cumulative effect of
 changes in accounting
 principles.............          --             --            84.7        84.7
                            --------         ------         -------    --------
    Net Income..........    $  603.9         $   --         $(263.8)   $  340.1
                            ========         ======         =======    ========
1996
Revenue.................    $9,187.0         $ 38.6         $    --    $9,225.6
                            --------         ------         -------    --------
Operating expenses......    $6,372.8         $  7.8         $ 280.2    $6,660.8
Special charge..........       471.6             --          (100.9)      370.7
Asset impairment loss...          --             --            64.7        64.7
Selling and administra-
 tive expenses..........       979.2           45.9            70.4     1,095.5
Interest, net...........       348.1           51.0            35.4       434.5
Minority interest.......        57.6            0.9           (17.2)       41.3
(Income) loss from con-
 tinuing operations held
 for sale...............          --           (0.3)             --        (0.3)
Sundry income, net......       (85.2)         (56.0)           39.1      (102.1)
Provision for income
 taxes..................       565.1           (9.9)         (118.7)      436.5
(Income) loss from dis-
 continued operations...       285.7           (0.8)          (21.6)      263.3
                            --------         ------         -------    --------
    Net Income (loss)...    $  192.1         $   --         $(231.4)   $  (39.3)
                            ========         ======         =======    ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  These restatements increased (decreased) previously reported results and earnings per share as shown in the following table:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
Income from continuing operations before income tax-
 es.................................................  $(180.8) $(230.3) $(382.4)
Provision for income taxes..........................     39.9     32.0    128.6
                                                      -------  -------  -------
Income from continuing operations...................  $(140.9) $(198.3) $(253.8)
Discontinued operations.............................   ( 14.7)    19.2     22.4
Cumulative effect of accounting change..............     (1.3)   (84.7)      --
                                                      -------  -------  -------
Net income..........................................  $(156.9) $(263.8) $(231.4)
                                                      =======  =======  =======
Earnings per share--
 Basic--
  Continuing operations.............................  $ (0.29) $ (0.41) $ (0.52)
  Discontinued operations...........................    (0.03)    0.04     0.04
  Accounting change.................................       --    (0.17)      --
                                                      -------  -------  -------
    Net income......................................  $ (0.32) $ (0.54) $ (0.48)
                                                      =======  =======  =======
 Diluted--
  Continuing operations.............................  $ (0.29) $ (0.39) $ (0.51)
  Discontinued operations...........................    (0.03)    0.04     0.03
  Accounting change.................................       --    (0.17)      --
                                                      -------  -------  -------
    Net income......................................  $ (0.32) $ (0.52) $ (0.48)
                                                      =======  =======  =======

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 3. SUMMARY OF ACCOUNTING POLICIES

  Revenue Recognition. The Company is primarily in a service business and recognizes revenue when services are performed. Results from long-term contracts are recorded on the percentage-of-completion basis with losses recognized in full when identified. Changes in project performance and conditions, estimated profitability and final contract settlements may result in future revisions to long-term contract costs and income.

  Foreign Currency. The functional currency of the majority of the Company's foreign subsidiaries is the local currency of the country in which the subsidiary operates. Accordingly, such subsidiaries' assets and liabilities are translated at the rates of exchange at the balance sheet date while income statement accounts are translated at the average exchange rates in effect during the period. The resulting translation difference is charged or credited directly to stockholders' equity, as revenues, expenses and cash flows of the subsidiaries are primarily in their local currencies. Foreign exchange transaction losses (income) (net of related income taxes and minority interest) of $3.3 million, $2.2 million, $0.3 million and ($0.9) million are included in the Consolidated Statements of Income for 1994, 1995, 1996 and 1997, respectively.

  Cash Equivalents. All highly liquid investments with maturities of three months or less at date of purchase are considered to be cash equivalents.

  Short-Term Investments. As part of its cash management program, the Company from time-to-time maintains a portfolio of marketable investment securities ($12.2 million, $11.0 million and $3.0 million at December 31, 1995, 1996 and 1997, respectively). The securities have an investment grade of not less than A and a term to earliest maturity generally of less than one year, and include tax exempt securities, certificates of deposit and Euro-dollar time deposits. These securities are carried at cost.

  Short-term investments also include investments classified as "trading," which are carried at market price with unrealized gains and losses included in Sundry Income. At December 31, 1996, this category included the shares of Wessex Water Plc ("Wessex") (see Note 15). At December 31, 1997, this category included certain other equity securities classified as "trading" as well as a price collar related to such investment. These securities were delivered in 1998 in exchange for the cap price of the collar. See Note 7.

  Environmental Liabilities. The Company provides for estimated closure and post-closure monitoring costs over the operating life of disposal sites as airspace is consumed. The Company has also established procedures to evaluate potential remedial liabilities at closed sites which it owns or operated, or to which it transported waste, including 89 sites listed on the Superfund National Priority List ("NPL"). When the Company concludes that it is probable that a liability has been incurred, provision is made in the financial statements, based upon management's judgment and prior experience, for the Company's best estimate of the liability. Such estimates are subsequently revised as deemed necessary as additional information becomes available. See
Note 8 for additional information.

  Contracts in Process. Information with respect to contracts in process (which relate primarily to contracts involving a substantial construction component) at December 31, 1995, 1996 and 1997, is as follows:

                                                    1995      1996      1997
                                                  --------  --------  --------
Costs and estimated earnings on uncompleted
 contracts....................................... $1,176.6  $1,192.2  $1,511.7
Less: Billing on uncompleted contracts...........   (952.8)   (979.9) (1,374.1)
                                                  --------  --------  --------
  Total contracts in process..................... $  223.8  $  212.3  $  137.6
                                                  ========  ========  ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Contracts in process are included in the Consolidated Balance Sheets under the following captions:

                                                         1995    1996    1997
                                                        ------  ------  ------
Costs and estimated earnings in excess of billings on
 uncompleted contracts................................. $242.7  $240.5  $158.6
Billings in excess of costs and estimated earnings on
 uncompleted contracts (included in unearned revenue)..  (18.9)  (28.2)  (21.0)
                                                        ------  ------  ------
  Total contracts in process........................... $223.8  $212.3  $137.6
                                                        ======  ======  ======

  All contracts in process are expected to be billed and collected within five years.

  Accounts receivable includes retainage which has been billed, but which is not due pursuant to contract provisions until completion. Such retainage at December 31, 1997, is $5.3 million, including $1.1 million that is expected to be collected after one year. Retainage was $8.0 million at December 31, 1996, and $12.8 million at December 31, 1995.

  Property and Equipment. Property and equipment (including major repairs and improvements) are capitalized and stated at cost. Items of an ordinary maintenance or repair nature are charged directly to operations. Disposal sites are carried at cost and to the extent the land component exceeds end use realizable value, such excess is amortized over the estimated life of the disposal site. Disposal site improvement costs are capitalized and charged to operations over the shorter of the estimated usable life of the site or the improvement.

  Preparation costs for individual secure land disposal cells are recorded as land improvements. Cell costs are amortized as the airspace is filled. Significant costs capitalized for such cells include excavation and grading costs, costs relating to the design and construction of liner systems, and gas collection and leachate collection systems.

  Depreciation and Amortization. The cost, less estimated salvage value for certain types of assets, of property and equipment had been depreciated over the following estimated useful lives on the straight-line method: buildings, 10 - 40 years; heavy collection vehicles, 10 - 12 years; other vehicles, 3 - 6 years; rolloff containers, 20 years; other containers, 15 years; machinery and equipment, 3 - 20 years; leasehold improvements, over the life of the applicable lease.

  Effective October 1, 1997, the Board of Directors approved a management recommendation to revise the Company's North American collection fleet management policy. Front-end loaders will be replaced after 8 years, and rear-end loaders and rolloff trucks after 10 years. The previous policy was to not replace front-end loaders before they were a minimum of 10 years old and other heavy collection vehicles before they were a minimum of 12 years old. As a result of this decision, the Company recognized an impairment writedown of $70.9 million in the fourth quarter of 1997 for those vehicles scheduled for replacement in the next two years under the new policy (see Note 16). Depreciable lives have been adjusted commencing in the fourth quarter of 1997 to reflect the new policy. Also effective October 1, 1997, the Company reduced depreciable lives on containers from 15 and 20 years to 12 years, and ceased assigning salvage value in computing depreciation on North American collection vehicles or containers. These changes in estimates increased depreciation expense by $33.7 million in the fourth quarter of 1997.

  Also effective October 1, 1997, the Company changed its process for estimating landfill lives. The Company now amortizes landfill costs over estimated landfill capacity which includes permitted landfill airspace plus expansions which are probable of being obtained in the next five years. The Company's prior practice was to consider likely future expansions in the amortization calculations, whether or not the permits were expected to be obtained within the next five years. Factors in determining probable expansions on a site-by-site basis include secured rights to required land, status of legal, environmental, regulatory and political issues, and the extent to which the permit application process has proceeded. This change in estimate increased depreciation and amortization by $12.7 million and the provision for closure and post-closure by $3.1 million in the fourth quarter of 1997, and resulted in estimated landfill capacity declining from 2.9 billion cubic yards to 1.8 billion cubic yards.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Intangible Assets. Intangible assets relating to acquired businesses consist primarily of the cost of purchased businesses in excess of market value of net assets acquired ("goodwill"). Such goodwill is amortized on a straight-line basis over a period of not more than 40 years. The accumulated amortization of intangible assets amounted to $582.9 million, $685.8 million and $670.7 million as of December 31, 1995, 1996 and 1997, respectively.

  On an ongoing basis, the Company measures realizability of goodwill by the ability of acquired businesses to generate current and expected future after-tax operating income in excess of annual amortization. If such realizability is in doubt, an adjustment is made to reduce the carrying value of the goodwill.

  Capitalized Interest. Interest has been capitalized on significant landfills, trash-to-energy plants and other projects under construction. Amounts capitalized and netted against Interest Expense in the Consolidated Statements of Income were $105.9 million in 1994, $43.9 million in 1995, $35.6 million in 1996, and $26.0 million in 1997.

  Effective January 1, 1995, the Company changed its method of capitalizing interest on landfill cells. Previously, interest was capitalized using a method that allocated construction costs incurred to airspace on a total landfill basis. The new method uses as a base for interest capitalization the discrete construction activities related to each cell and results in less interest being capitalized. In a landfill disposal services market characterized by substantial price competition and minimal anticipated volume growth, the new method reduces the risk of an asset impairment in the future. The change reduced 1995 net income from continuing operations by $20.0 million or approximately $0.04 per share. The unaudited proforma effect of this change to a preferable method, on 1994 and 1995 had the change been made as of January 1, 1994, and excluding the cumulative effect of the accounting change, is shown in the following table:

                                                       ACTUAL       PRO FORMA
                                                    ------------- -------------
                                                     1994   1995   1994   1995
                                                    ------ ------ ------ ------
Income from continuing operations.................. $601.5 $419.9 $581.5 $419.9
Net Income.........................................  627.5  340.1  607.5  424.8
Earnings per share--
 Basic
  Income from continuing operations................ $ 1.24 $ 0.86 $ 1.20 $ 0.86
  Net income.......................................   1.30   0.70   1.26   0.87
 Diluted
  Income from continuing operations................ $ 1.24 $ 0.86 $ 1.20 $ 0.86
  Net Income.......................................   1.30   0.70   1.26   0.87

  Self-Insurance. The Company self-insures for auto, general liability and workers' compensation claims up to $5 million per claim. Provision is made in each accounting period for estimated losses, including losses incurred but not reported, and related reserves are adjusted as additional claim information becomes available. Claim reserves are discounted at 6%, 7% and 6% at December 31, 1995, 1996 and 1997, respectively, based on historical payment patterns. The self-insurance reserve included in the accompanying balance sheet was $151.7 million, $188.0 million and $226.7 million at December 31, 1995, 1996 and 1997, respectively.

  In the fourth quarter of 1997, the Company modified its self-insurance reserve determination technique. The revised loss projection process improves the estimation of future growth in claims. This change in estimate resulted in a $56 million pre-tax charge.

  Derivative Financial Instruments. In the normal course of business, the Company enters into a variety of derivative financial instruments to manage currency, interest rate, commodity (fuel) and equity price risk. See Note 7 to Consolidated Financial Statements for a description of these financial instruments and the methods of accounting for them.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Accounting Principles. Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." The change reduced 1994 net income by $1.3 million.

  Effective January 1, 1995, the Company changed its method of capitalizing interest on landfill cell construction. See "Capitalized Interest." The cumulative effect of this change reduced 1995 net income by $84.7 million.

  Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Impairments recorded prior to 1996 followed a methodology consistent with FAS No. 121, and accordingly the adoption of this statement did not have a material impact on the financial statements.

  FAS No. 123, "Accounting for Stock-Based Compensation," also became effective in 1996. However, FAS No. 123 permitted compensation to continue to be accounted for under Accounting Principles Board Opinion No. 25, and the Company elected to follow this alternative. See Note 9.

  Effective January 1, 1997, the Company adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides that environmental remediation liabilities should be accrued when the criteria of FAS No. 5, "Accounting for Contingencies," are met. It also provides that the accrual for such liabilities should include future costs for those employees expected to devote a significant amount of time directly to the management of remediation liabilities. The adoption of SOP 96-1 reduced 1997 pretax income by $49.9 million.

  In the fourth quarter of 1997, the Company began expensing process reengineering costs (including $3.0 million previously capitalized) in accordance with Emerging Issues Task Force consensus 97-13, reducing 1997 net income by $1.9 million.

  Also in 1997, the Company began presenting earnings per share in accordance with FAS No. 128. See Note 11 for further discussion.

  In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income," and FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." Both statements are effective for fiscal years beginning after December 15, 1997, although FAS No. 131 does not apply to the Company's interim financial statements until 1999. FAS No. 130 requires only a different format for presentation of information already included in the Company's financial statements. FAS No. 131 modifies the basis for determining segments and expands required segment disclosure, but does not affect accounting principles and, accordingly, will not require any change to reported financial position, results of operations or cash flows. The Company is currently evaluating the impact of FAS No. 131 on its segment reporting.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 4. INCOME TAXES

  The following tables set forth income from continuing operations before income taxes, showing domestic and international sources, and the income tax provision showing the components by governmental taxing authority, for the years 1994 through 1997.

 Income (Loss) From Continuing Operations Before Income Taxes

                                                1994    1995    1996    1997
                                              -------- ------  ------ ---------
Domestic..................................... $  952.5 $882.1  $654.9 $(1,153.3)
International................................    161.6  (10.5)    5.6      99.6
                                              -------- ------  ------ ---------
                                              $1,114.1 $871.6  $660.5 $(1,053.7)
                                              ======== ======  ====== =========

 Income Tax Provision (Benefit)

Current tax expense
  U.S. federal............................... $  230.1 $248.2  $172.3 $   476.7
  State and local............................     52.6   54.2    50.2      67.1
  Foreign....................................     25.6   35.3    17.5      77.0
                                              -------- ------  ------ ---------
    Total current............................ $  308.3 $337.7  $240.0 $   620.8
                                              -------- ------  ------ ---------
Deferred tax expense
  U.S. federal............................... $  145.4 $112.6  $ 96.8 $  (371.5)
  State and local............................     16.9   19.9    23.7     (26.4)
  Foreign....................................     42.1  (18.5)   76.0      (7.2)
                                              -------- ------  ------ ---------
    Total deferred........................... $  204.4 $114.0  $196.5 $  (405.1)
                                              -------- ------  ------ ---------
    Total provision.......................... $  512.7 $451.7  $436.5 $   215.7
                                              ======== ======  ====== =========

  The federal statutory tax rate is reconciled to the effective tax rate as follows:

                                                  1994   1995   1996    1997
                                                  -----  -----  -----  ------
Tax provision (benefit) at U.S. statutory rate... 35.00% 35.00% 35.00% (35.00)%
U.S. state and local taxes, net of federal
 benefit.........................................  4.05   5.53   7.27    2.50
Non-deductible goodwill..........................  2.66   4.09   8.50   18.15
Writedown of investments in subsidiary...........  0.25     --   8.98    4.04
Minority interests...............................  4.68   4.42   3.89    0.91
Deferred tax valuation and other tax reserves.... (0.40)  3.82   0.89   25.25
Gain on sale of foreign subsidiary...............    --     --   2.65      --
Other............................................ (0.22) (1.03) (1.09)   4.62
                                                  -----  -----  -----  ------
                                                  46.02% 51.83% 66.09%  20.47%
                                                  =====  =====  =====  ======

  The increased impact of non-deductible goodwill on the 1997 consolidated tax provision is attributable to the asset impairment losses discussed in Note 16. As a result of the 1997 comprehensive review, the Company increased deferred tax valuation allowances and other tax reserves.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Deferred income taxes result from the recognition in different periods of revenue and expense for tax and financial statement purposes. The primary deferred tax (assets) liabilities are as follows:

                                                        DECEMBER 31,
                                                ------------------------------
                                                  1995       1996      1997
                                                ---------  --------  ---------
Deferred tax assets
  Reserves not deductible until paid........... $  (651.9) $ (599.7) $  (708.2)
  Deferred revenue.............................     (28.5)    (20.3)     (14.0)
  Net operating losses and tax credit
   carryforwards...............................    (266.9)   (233.0)    (193.7)
  Basis difference due to land writedowns......     (24.4)    (26.4)     (99.1)
  Other........................................     (79.9)    (85.3)    (113.7)
                                                ---------  --------  ---------
  Subtotal..................................... $(1,051.6) $ (964.7) $(1,128.7)
                                                ---------  --------  ---------
Deferred tax liabilities
  Depreciation and amortization................ $ 1,076.3  $1,036.9  $   850.9
  Other........................................     398.9     384.6      281.9
                                                ---------  --------  ---------
    Subtotal................................... $ 1,475.2  $1,421.5  $ 1,132.8
                                                ---------  --------  ---------
Valuation allowance............................ $   126.1  $  106.1  $   208.8
                                                ---------  --------  ---------
Net deferred tax liabilities................... $   549.7  $  562.9  $   212.9
                                                =========  ========  =========

  The Company's subsidiaries have approximately $13.0 million of alternative minimum tax credit carryforwards that may be used indefinitely and capital loss carryforwards of approximately $52.7 million with expiration dates through 2002. Various subsidiaries have U.S. federal and foreign operating loss carryforwards of approximately $514 million and state operating loss carryforwards of approximately $601 million. Foreign operating losses of $481 million may be carried forward indefinitely; the remaining loss carryforwards have expiration dates through the year 2012. Valuation allowances have been established for uncertainties in realizing the benefits of tax loss and credit carryforwards. While the Company expects to realize the deferred tax assets in excess of the valuation allowances, changes in estimates of future taxable income or in tax laws could alter this expectation. During 1995, the valuation allowance increased, primarily for the uncertainty of realizing foreign operating loss carryforwards. The valuation allowance decreased in 1996 by approximately $20 million due primarily to the realization of capital loss carryforwards and adjustments for certain operating loss carryforwards previously estimated to be unrealizable. In 1997, the valuation allowance increased approximately $102.7 million, composed of increases to allowances due to the uncertainty of realizing alternative minimum tax credits, tax benefits from certain asset impairment writedowns (primarily land), foreign tax credits, and net operating loss carryforwards, partially offset by reductions in allowances attributable primarily to foreign net operating loss carryforwards.

  The Company has concluded that its foreign business requires that the undistributed earnings of its foreign subsidiaries be reinvested indefinitely outside the United States. If the reinvested earnings were to be remitted, the U.S. income taxes due under current tax law would not be material.

NOTE 5. BUSINESS ACQUISITIONS AND DIVESTITURES

  In 1994, the Company and its principal subsidiaries acquired 119 businesses for $197.2 million in cash and notes, $17.3 million of debt assumed, 73,809 shares of Company Common Stock and 156,124 shares of WTI common stock.

  During 1995, 136 businesses were acquired for $224.3 million in cash and notes, $77.7 million of debt assumed, and 2.2 million shares of Company Common Stock.

  In 1996, 83 businesses were acquired for $104.8 million in cash and notes, $39.4 million of debt assumed, and 8.2 million shares of Company Common Stock.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  During 1997, 45 businesses were acquired for $51.4 million in cash and notes, assumed debt of $17.6 million, and 121,551 shares of Company Common Stock.

  Three of the 1995 acquisitions, which otherwise met pooling of interests criteria, were not significant in the aggregate and, consequently, prior period financial statements were not restated. The remaining acquisitions were accounted for as purchases. The pro forma effect of the acquisitions made during the four years was not material.

  In January 1995, the Company acquired all of the approximately 21.4% of the outstanding shares of CWM that it did not already own for $436.8 million of convertible subordinated notes. See Note 6 for additional information. In July 1995, the Company acquired all of the approximately 3.1 million shares of Rust held by the public, for $16.35 per share in cash.

  During 1997, the Company divested 24 solid waste operations in North America for a total price of $288.9 million. The largest of these transactions was the sale of most of its Canadian operations. Its Waste Management International plc ("WM International") subsidiary sold substantially all of its remaining operations in France for approximately $112 million, and its business in Spain for approximately $16.3 million, and entered into an agreement for the sale (completed in January 1998) of its Hamm, Germany waste-to-energy plant for approximately $137.0 million.

  In June 1997, the Company announced an offer to acquire, for $15 per share in cash, all of the approximately 53 million outstanding shares of WTI it does not already own. The price was increased to $16.50 per share pursuant to a definitive merger agreement subsequently negotiated with a special committee of independent WTI directors. The terms of the agreement have been approved by the WTI special committee and by the Boards of Directors of the Company and WTI, but the transaction remains subject to the approval of the holders of a majority of WTI's outstanding shares, other than those held by the Company, voting on it at a special meeting of WTI stockholders to be held March 30, 1998. Several lawsuits have been filed which seek, among other things, to enjoin the proposed transaction. The Company believes that it has met the legal standards applicable to transactions of this type and intends to vigorously defend itself in these lawsuits.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 6. DEBT

  The details relating to debt (including capitalized leases, which are not material) as of December 31, 1995, 1996 and 1997, are as follows:

                                                        1995     1996     1997
                                                      -------- -------- --------
Commercial Paper weighted average interest 5.7% in
 1995, 5.8% in 1996 and 6.1% in 1997................  $1,119.4 $  645.9 $  356.3
Tailored Rate ESOP Notes, weighted average interest
 4.74% in 1995 and 4.58% in 1996....................      20.0     20.0       --
Notes and debentures, interest 6% to 8.75%, due
 1998-2026..........................................   3,583.3  4,083.3  4,133.3
Solid waste disposal revenue bonds, interest 4.15%
 to 7.15%, due 1998-2013............................     251.1    240.0    274.6
Installment loans and notes payable, interest 5.34%
 to 10.6%, due 1998-2020............................   1,197.8  1,137.1    518.9
Project debt, interest 3.95% to 10.64%, due 1998-
 2018...............................................     735.6    833.8    829.0
Other long-term borrowings..........................      31.5     30.2     20.5
Liquid Yield Option Notes, zero coupon-subordinated,
 interest 9%, due 2001 ("LYONs")....................       8.9      7.4      7.4
Liquid Yield Option Notes, zero coupon-subordinated,
 interest 6%, due 2012 ("Exchangeable LYONs").......      54.0     53.4      9.5
Liquid Yield Option Notes, zero coupon-subordinated,
 interest 6%, due 2010 ("CWM LYONs")................      36.8     29.3     27.4
Subordinated Notes, interest 5.75%, due 2005
 ("Subordinated Notes").............................     439.6    444.7    450.2
                                                      -------- -------- --------
Total debt..........................................  $7,478.0 $7,525.1 $6,627.1
Less--current portion...............................   1,088.0    553.5  1,548.5
                                                      -------- -------- --------
Long-term portion...................................  $6,390.0 $6,971.6 $5,078.6
                                                      ======== ======== ========

  The long-term debt as of December 31, 1997, is due as follows:

      Second year..................................................... $  434.7
      Third year......................................................    743.2
      Fourth year.....................................................    511.3
      Fifth year......................................................    644.4
      Sixth year and thereafter.......................................  2,745.0
                                                                       --------
                                                                       $5,078.6
                                                                       ========

  The LYONs, Exchangeable LYONs and CWM LYONs are redeemable at the option of the holders on each June 30 until maturity, and the Exchangeable LYONs and the CWM LYONs at the option of the Company at any time, at the issue price plus accrued original issue discount to the date of redemption ($764.31, $429.86 and $474.09 per security, respectively, at December 31, 1997). Each LYON is convertible into 34.88 shares of the Company's common stock at any time. The Exchangeable LYONs and CWM LYONs are convertible as discussed below.

  In the Company's acquisition in 1995 of the outstanding CWM shares it did not already own, the CWM public stockholders received a Subordinated Note, with a principal amount at maturity of $1,000, for every 81.1 CWM shares held, with cash paid in lieu of issuance of fractional notes. The notes are subordinated to all existing and future senior indebtedness of Waste Management. Each note bears cash interest at the rate of two percent per annum of the $1,000 principal amount at maturity, payable semi-annually. The difference between the principal amount at maturity of $1,000 and the $717.80 stated issue price of each note represents the stated discount. At the option of the holder, each note will be purchased for cash by Waste Management on March 15,

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

1998, and March 15, 2000, at prices of $789.95 and $843.03, respectively. Accrued unpaid interest to those dates will also be paid. The notes will be callable by Waste Management on and after March 15, 2000, for cash, at the stated issue price plus accrued stated discount and accrued but unpaid interest through the date of redemption. In addition, each note is convertible at any time prior to maturity into 26.078 shares of Waste Management common stock, subject to adjustment upon the occurrence of certain events. Upon any such conversion, Waste Management will have the option of paying cash equal to the market value of the Waste Management shares which would otherwise be issuable. As of December 31, 1997, there were 549,404 such notes outstanding with a maturity value amounting to $549.4 million.

  In connection with the Company's 1995 acquisition of the publicly held CWM shares, CWM LYONs and Exchangeable LYONs which had been convertible into or exchangeable for CWM shares became convertible into the number of notes discussed in the preceding paragraph to which the holders would have been entitled had they converted or exchanged the LYONs immediately prior to the merger approval. As of December 31, 1997, the CWM LYONs and Exchangeable LYONs were convertible or exchangeable into 8,332 and 4,695 Subordinated Notes, respectively. Such Subordinated Notes in turn would be convertible into a total of 339,718 shares of the Company's common stock.

  The securities described above and certain of the Company's other debt instruments are redeemable at the option of the holders prior to maturity and, accordingly, those which may be redeemed in 1998 are classified as current in the accompanying financial statements at December 31, 1997. In prior years, such borrowings were classified as long-term because the Company had committed credit facilities in place to refinance them.

  The Company has in place committed standby trade receivables sale and revolving credit facilities totaling $800 million with a group of six banks led by Chase Manhattan Bank (the "Lenders") for general corporate purposes and to support the Company's commercial paper program. The Lenders are committed to fund up to $550 million, if requested by the Company, by purchasing eligible receivables. Additionally, the Company has a $250 million unsecured revolving credit agreement with the Lenders. Both facilities were put in place in December 1997 and expire June 30, 1998. The facilities provide for commitment fees ranging from 18.75 to 37.5 basis points per annum and interest rates tied to prime or LIBOR plus a margin. Under the terms of the revolving credit agreement as amended, the Company is required to maintain net worth of $1.0 billion and consolidated debt (as defined in the agreement) not to exceed
3.5 times earnings (as defined in the agreement) before interest, taxes, depreciation and amortization for the preceding four calendar quarters. As of December 31, 1997, the Company was in compliance with such restrictions. The Company had not obtained any funds under either facility as of February 24, 1998.

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS

  From time to time, the Company and certain of its subsidiaries use derivatives to manage interest rate, currency, commodity (fuel) and equity price risk. The Company's policy is to use derivatives for risk management purposes only, and it does not enter into such contracts for trading purposes. The Company enters into derivatives only with counterparties which are financial institutions having credit ratings of at least A- or A3, to minimize credit risk. The amount of derivatives outstanding at any one point in time and gains or losses from their use have not been and are not expected to be material to the Company's financial statements.

  Instruments used as hedges must be effective at managing risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must have a high degree of inverse correlation with changes in market values or cash flows of underlying hedged items. Derivatives that meet the hedge criteria are accounted for under the deferral or accrual method, except for currency agreements as discussed below. If a derivative does not meet or ceases to meet the aforementioned criteria, or if the designated hedged item ceases to exist, then the Company subsequently uses

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
fair value accounting for the derivative, with gains or losses included in sundry income. If a derivative is terminated early, any gain or loss, including amounts previously deferred, is deferred and amortized over the remaining life of the terminated contract or until the anticipated transaction occurs.

  Interest Rate Agreements. Certain of the Company's subsidiaries have entered into interest rate swap agreements to balance fixed and floating rate debt in accordance with management's criteria. The agreements are contracts to exchange fixed and floating interest rate payments periodically over a specified term without the exchange of the underlying notional amounts. The agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. Differences paid or received are accrued in the financial statements as a part of interest expense on the underlying debt over the life of the agreements and the swap is not recorded on the balance sheet or marked to market. As of December 31, 1997, interest rate agreements in notional amounts and with terms as set forth in the following table were outstanding:

                                       NOTIONAL                    DURATION OF
              CURRENCY                  AMOUNT    RECEIVE   PAY    AGREEMENTS
              --------                ----------- -------- ----- ---------------
Hong Kong Dollar..................... 100 million Floating Fixed Jan '96-Jul '98
Italian Lira......................... 98 billion  Floating Fixed Mar '96-Mar '99
German Deutschemark.................. 150 million Floating Fixed Mar '96-Jan '00
Dutch Guilder........................ 115 million Floating Fixed Nov '96-Jan '00
U.S. Dollar.......................... 24 million  Floating Fixed Apr '97-Dec '12

  Currency Agreements. From time to time, the Company and certain of its subsidiaries use foreign currency derivatives to seek to mitigate the impact of translation on foreign earnings and income from foreign investees. Typically these have taken the form of purchased put options or collars. The Company receives or pays, based on the notional amount of the option, the difference between the average exchange rate of the hedged currency against the base currency and the average (strike price) contained in the option. Complex instruments involving multipliers or leverage are not used. Although the purpose for using such derivatives is to mitigate currency risk, they do not qualify for hedge accounting under generally accepted accounting principles and accordingly, must be adjusted to market value at the end of each accounting period with gains or losses included in sundry income. There were no currency derivatives of this type outstanding at December 31, 1997.

  The Company sometimes also uses foreign currency forward contracts to hedge committed transactions when the terms of such a transaction are known and there is a high probability that the transaction will occur. At December 31, 1997, a subsidiary had sold Italian Lira forward for delivery in 1998 to hedge foreign exchange exposure on a specific transaction. The amount was not material to the consolidated financial statements, and any gain or loss will be included in the measurement of the identified transaction.

  Commodity Agreements. The Company utilizes derivatives to seek to mitigate the impact of fluctuations in the price of fuel used by its vehicles. Quantities hedged do not exceed anticipated fuel purchases in any period. Gains or losses are recognized in operating expenses, as cost of fuel purchases, when paid or received. The primary instruments used are collars, swaps and swaptions. Collars consist of the purchase of call options along with a corresponding sale of put options at a lower price, with the effect of establishing a "cap" and a "floor" with respect to the price of specified quantities of fuel. A swap is an agreement with a counterparty whereby the Company pays a fixed price and receives a floating price for specified quantities during a given period. In a swaption, the Company is paid a premium by the counterparty for the right, but not the obligation, at the end of the option period (usually 90 to 180 days) to enter into a swap with respect to a specified quantity in a given period in the future. The following table summarizes the Company's position in crude oil derivatives at December 31, 1997:

                                                                        CONTRACT
      TYPE                                                 QUANTITY      PERIOD
      ----                                             ---------------- --------
      Collars......................................... 1.2 million bbls   1998
      Collars......................................... 2.0 million bbls   1999
      Collars......................................... 1.0 million bbls   2000
      Swaps........................................... 0.5 million bbls   2000
      Swaptions (exercisable in 1998)................. 0.5 million bbls   2000

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Equity Investments. The Company occasionally acquires common stock that it needs to hold for a period of time. To mitigate its exposure to fluctuations in the market price of such investments during the holding period, the Company sometimes enters into hedging arrangements consisting of put options or collars. Changes in the intrinsic value of such instruments are recorded in stockholders' equity if the underlying stock is classified as "available for sale" and in sundry income if it is classified as "trading." The offsetting change in the value of the derivative is included in short term investments on the balance sheet. At December 31, 1997, the Company had outstanding a collar, which expired in 1998, on an investment in a publicly traded equity security. The market price of the security was in excess of the cap value of the collar at both December 31 and upon expiration, and accordingly, the Company delivered the shares in exchange for the cap price, with no gain or loss recognized in 1998.

  See Note 10 for a discussion of the Company's sale of put options in connection with its authorized stock repurchase program.

NOTE 8. ENVIRONMENTAL COSTS AND LIABILITIES

  The continuing business in which the Company is engaged is intrinsically connected with the protection of the environment. As such, a significant portion of the Company's operating costs and capital expenditures could be characterized as costs of environmental protection. Such costs may increase in the future as a result of legislation or regulation, however, the Company believes that in general it tends to benefit when environmental regulation increases, which may increase the demand for its services, and that it has the resources and experience to manage environmental risk.

  As part of its ongoing operations, the Company provides for estimated closure and post-closure monitoring costs over the estimated operating life of disposal sites as airspace is consumed. Such costs for U.S. landfills are estimated based on the technical requirements of the Subtitle C and D regulations of the U.S. Environmental Protection Agency or the applicable state requirements, whichever are stricter, and include such items as final cap and cover on the site, methane gas and leachate management, and groundwater monitoring. Such costs for foreign landfills are estimated based on compliance with local laws, regulations and customs.

  The Company has also established procedures to evaluate its potential remedial liabilities at closed sites which it owns or operated, or to which it transported waste, including 89 sites listed on the NPL. The majority of situations involving NPL sites relate to allegations that subsidiaries of the Company (or their predecessors) transported waste to the facilities in question, often prior to the acquisition of such subsidiaries by the Company. The Company routinely reviews and evaluates sites requiring remediation, including NPL sites, giving consideration to the nature (e.g., owner, operator, transporter, or generator), and the extent (e.g., amount and nature of waste hauled to the location, number of years of site operation by the Company, or other relevant factors) of the Company's alleged connection with the site, the accuracy and strength of evidence connecting the Company to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties ("PRPs"), and the nature and estimated cost of the likely remedy. Cost estimates are based on management's judgment and experience in remediating such sites for the Company as well as for unrelated parties, information available from regulatory agencies as to costs of remediation, and the number, financial resources and relative degree of responsibility of other PRPs who are jointly and severally liable for remediation of a specific site, as well as the typical allocation of costs among PRPs. These estimates are sometimes a range of possible outcomes. In such cases, the Company provides for the amount within the range which constitutes its best estimate. If no amount within the range appears to be a better estimate than any other amount, then the Company provides for the minimum amount within the range in accordance with FAS No. 5. The Company believes that it is "reasonably possible," as that term is defined in FAS No. 5 ("more than remote but less than likely"), that its potential liability, at the high end of such ranges, would be approximately $201.9 million higher

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
on a discounted basis in the aggregate than the estimate that has been recorded in the financial statements as of December 31, 1997.

  Estimates of the extent of the Company's degree of responsibility for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. However, the Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. As additional information becomes available, estimates are adjusted as necessary. While the Company does not anticipate that any such adjustment would be material to its financial statements, it is reasonably possible that technological, regulatory or enforcement developments, the results of environmental studies, the existence and ability of other potentially responsible third parties to contribute to the settlements of such liabilities, or other factors could necessitate the recording of additional liabilities which could be material.

  Where the Company believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is inflated at 3% until expected time of payment and then discounted to present value at 6% (7% at December 31, 1995 and 1996). The portion of the Company's recorded environmental liabilities that is not inflated or discounted was $440.9 million, $358.5 million and $344.7 million at December 31, 1995, 1996 and 1997, respectively. Had the Company not discounted any portion of its liability, the amount recorded would have been increased by approximately $368 million at December 31, 1997.

  As of December 31, the Company's liabilities for closure, post-closure monitoring and environmental remediation costs were as follows:

                                                       1995     1996     1997
                                                     -------- -------- --------
Current portion, included in accrued expenses....... $  140.3 $  123.9 $  127.2
Non-current portion.................................    750.7    673.5    840.4
                                                     -------- -------- --------
  Total recorded.................................... $  891.0 $  797.4 $  967.6
Amount to be provided over remaining life of active
 sites, including discount of $332 million in 1995,
 $305 million in 1996 and $368 million in 1997
 related to recorded amounts........................  2,817.2  2,666.4  1,919.9
                                                     -------- -------- --------
Expected aggregate undiscounted environmental
 liabilities........................................ $3,708.2 $3,463.8 $2,887.5
                                                     ======== ======== ========

  The decline between 1996 and 1997 in the expected aggregate undiscounted amount is primarily due to a reduction in estimated airspace (see Note 3), which correspondingly reduces closure and post-closure costs.

  Anticipated payments of environmental liabilities at December 31, 1997, are as follows:

      1998............................................................. $  127.2
      1999.............................................................    153.5
      2000.............................................................    121.7
      2001.............................................................    115.0
      2002.............................................................     91.3
      Thereafter.......................................................  2,278.8
                                                                        --------
        Total.......................................................... $2,887.5
                                                                        ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  In addition to the amounts above, at certain sites the Company has perpetual care obligations aggregating $657,000 per year beginning in 2027.

  From time to time, the Company and certain of its subsidiaries are named as defendants in personal injury and property damage lawsuits, including purported class actions, on the basis of a Company subsidiary's having owned, operated or transported waste to a disposal facility which is alleged to have contaminated the environment or, in certain cases, conducted environmental remediation activities at such sites. While the Company believes it has meritorious defenses to these lawsuits, their ultimate resolution is often substantially uncertain due to a number of factors, and it is possible such matters could have a material adverse impact on the Company's earnings for one or more quarters or years.

  The Company has filed suit against numerous insurance carriers seeking reimbursement for past and future remedial, defense and tort claim costs at a number of sites. Carriers involved in these matters have typically denied coverage and are defending against the Company's claims. While the Company is vigorously pursuing such claims, it regularly considers settlement opportunities when appropriate terms are offered. Settlements to date ($50.1 million in 1994, $38.2 million in 1995, $60.3 million in 1996, and $94.3 million in 1997) have been included in operating expenses as an offset to environmental expenses.

NOTE 9. STOCK OPTIONS

  The Company has two stock option plans currently in effect under which future grants may be issued: the 1997 Waste Management, Inc. Equity Incentive Plan (the "1997 Plan") and the 1992 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). The plans provide for accelerated vesting upon a "change in control" of the Company as defined in the plans.

  Options granted under the 1997 Plan are generally exercisable in three equal cumulative installments beginning one year after the date of grant. Options granted under the Directors' Plan become exercisable in five equal annual installments beginning six months after the date of grant.

  Under the 1997 Plan, non-qualified stock options may be granted at a price not less than 100% of the market value on the date of grant, for a term of not more than ten years. Twenty-three million shares of the Company's common stock were initially reserved for issuance under this plan.

  Pursuant to the Directors' Plan, 150,000 shares of the Company's common stock were initially reserved. Options for a total of 15,000 shares are to be granted, in five equal annual installments commencing with election to the Board, to each person who is not an officer or full-time employee of the Company or any of its subsidiaries.

  As part of the acquisitions of the CWM and Rust shares not previously owned by the Company, as discussed in Note 5, outstanding CWM stock options were converted into options to acquire approximately 2,873,000 Company shares at a weighted-average price of $34.90 per share and outstanding Rust stock options were converted into options to acquire approximately 1,976,000 Company shares at a weighted-average price of $30.26 per share.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  The status of the plans, including predecessor plans, replacement plans and similar plans for employees generally (together "Prior Plans") under which options remain outstanding, during the four years ended December 31, 1997, was as follows (shares in thousands):

                                1994             1995             1996             1997
                          ---------------- ---------------- ---------------- ----------------
                                 WEIGHTED-        WEIGHTED-        WEIGHTED-        WEIGHTED-
                                  AVERAGE          AVERAGE          AVERAGE          AVERAGE
                                 EXERCISE         EXERCISE         EXERCISE         EXERCISE
                          SHARES   PRICE   SHARES   PRICE   SHARES   PRICE   SHARES   PRICE
                          ------ --------- ------ --------- ------ --------- ------ ---------
Outstanding at beginning
 of year................  11,682  $33.63   13,811  $32.24   19,629  $32.04   20,170  $32.33
Granted.................   3,729   26.49    3,117   27.29    4,106   31.90    6,203   31.19
Exercised...............     462   17.77      721   20.47    2,614   25.96    1,138   26.61
Canceled:
 Prior plans............   1,138   33.54    1,427   32.76    1,466   33.63    1,176   36.88
 Current plans..........      --      --       --      --       --      --    2,061   33.01
Additional shares
 available for future
 grant..................   6,000      --       --      --      515      --   23,000      --
Converted CWM, Rust and
 other stock options....      --      --    4,849   33.01      515   18.07       --      --
Shares no longer
 available for future
 grant..................      --      --    2,914      --       --      --       --      --
Outstanding at end of
 year...................  13,811   32.24   19,629   32.04   20,170   32.33   21,998   31.99
Options exercisable at
 end of year............   7,210   33.77    9,860   33.57   12,577   33.87   15,055   32.78
Options available for
 future grant...........  15,290      --    4,726      --    1,044      --   18,789      --
Weighted average fair
 value of options
 granted (disclosure not
 applicable for 1994) ..      --     N/A       --  $ 9.60       --  $10.53       --  $10.23

  The following table summarizes information about stock options outstanding as of December 31, 1997 (shares in thousands):

                                                                   OPTIONS
                                      OPTIONS OUTSTANDING        EXERCISABLE
                                  ---------------------------- ----------------
                                          WEIGHTED-
                                           AVERAGE   WEIGHTED-        WEIGHTED-
                                          REMAINING   AVERAGE          AVERAGE
                                         CONTRACTUAL EXERCISE         EXERCISE
RANGE OF EXERCISE PRICES          SHARES    LIFE       PRICE   SHARES   PRICE
------------------------          ------ ----------- --------- ------ ---------
$15.71-$17.16....................     78  5.2 years   $16.18       75  $16.19
 21.39- 29.87....................  5,990  6.0 years    26.74    4,940   26.65
 30.05- 39.27.................... 13,950  6.6 years    32.51    8,061   33.72
$40.10-$61.03....................  1,980  3.2 years    44.90    1,979   44.89
                                  ------                       ------
                                  21,998  6.1 years   $31.99   15,055  $32.78
                                  ======                       ======

  As permitted by FAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its employee stock option plans under Accounting Principles Board Opinion No. 25. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost been determined under FAS No. 123, the Company's net income and income per share would have been as follows:

                                                       1995   1996     1997
                                                      ------ ------  ---------
Net income (loss)-
  As reported........................................ $340.1 $(39.3) $(1,176.1)
  Pro forma..........................................  336.1  (50.4)  (1,194.3)
Basic income (loss) per share-
  As reported........................................ $ 0.70 $(0.08) $   (2.52)
  Pro forma..........................................   0.69  (0.10)     (2.57)
Diluted income (loss) per share-
  As reported........................................ $ 0.70 $(0.08) $   (2.52)
  Pro forma..........................................   0.69  (0.10)     (2.57)

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Because FAS No. 123 has not been applied to options granted prior to January 1, 1995, this pro forma disclosure may not be indicative of future results.

  The fair value of options granted is estimated at the date of grant using an option pricing model substantially equivalent to the Black-Scholes model with the following assumptions:

                                                            1995   1996   1997
                                                            -----  -----  -----
Risk-free interest rate....................................  7.19%  6.25%  6.71%
Dividend yield.............................................     2%     2%     2%
Expected volatility........................................ 25.17% 25.17% 25.17%
Expected life in years.....................................     7      7      7

  Commencing in 1996, the Company also made grants of restricted stock. Compensation expense for grants of restricted shares is recognized ratably over the vesting period (generally five to ten years) and amounted to $0.1 million and $2.4 million in 1996 and 1997, respectively. Unamortized compensation expense related to grants of restricted stock was $11.1 million at December 31, 1997.

NOTE 10. CAPITAL STOCK

  The Board of Directors has the authority to create and issue up to 50 million shares of preferred stock, $1.00 par value per share, at such time or times, in such series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof as it may determine. No shares of the preferred stock have been issued.

  The Boards of Directors of Waste Management and WTI have authorized their respective companies to repurchase shares of their own common stock (up to 50 million shares in the case of Waste Management and 30 million shares in the case WTI) in the open market, in privately negotiated transactions, or through issuer tender offers. Both authorizations replaced prior common stock repurchase authorizations. Waste Management repurchased 30 million shares through a "Dutch auction" tender offer in the second quarter but has not repurchased any other shares in 1997 and does not expect to conduct any repurchases in 1998. WTI repurchased 5.1 million shares in the first six months of 1997 but suspended its repurchase activity following the Waste Management offer to acquire its remaining public shares.

  During 1994 through 1996, the Company sold put options on 42.3 million shares of its common stock. The put options gave the holders the right at maturity to require the Company to repurchase shares of its common stock at specified prices. Proceeds from the sale of put options were credited to additional paid-in capital. The amount the Company would be obligated to pay to repurchase shares of its common stock if all outstanding put options were exercised was reclassified to a temporary equity account. In the event the options were exercised, the Company had the right to pay the holder in cash the difference between the strike price and the market price of the Company's shares, in lieu of repurchasing the stock.

  Options on 32.5 million shares expired unexercised, as the price of the Company's stock was in excess of the strike price at maturity. The Company repurchased 3.1 million shares of stock at a cost of $107.5 million, and 6.7 million options were settled for cash of $13.6 million. There were no put options outstanding at December 31, 1997.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11. EARNINGS PER SHARE

  In February 1997, the FASB issued FAS No. 128, "Earnings Per Share" ("EPS"), which supersedes Accounting Principles Board Opinion No. 15. Primary EPS is replaced by Basic EPS, which is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS is replaced by Diluted EPS which gives effect to all dilutive potential common shares. The Company was required to adopt FAS No. 128 in the fourth quarter of 1997. All prior periods presented have been restated.

  Basic and Diluted (1997 diluted computations not shown as all potentially issuable common shares are antidilutive) EPS from continuing operations are computed as follows:

                                                 1994   1995   1996    1997
                                                ------ ------ ------ ---------
Basic EPS
  Income from continuing operations as
   reported.................................... $601.5 $419.9 $224.0 $(1,269.3)
  Average common shares outstanding............  483.7  485.3  489.2     466.6
                                                ------ ------ ------ ---------
  Basic EPS from continuing operations......... $ 1.24 $ 0.86 $ 0.46 $   (2.72)
                                                ====== ====== ====== =========
Diluted EPS
  Income from continuing operations as
   reported.................................... $601.5 $419.9 $224.0
  After tax interest on Subordinated Notes and
   LYONs.......................................    0.6    9.1     --
                                                ------ ------ ------
  Adjusted income from continuing operations... $602.1 $429.0 $224.0
                                                ------ ------ ------
Average common shares outstanding..............  483.7  485.3  489.2
Add effect of dilutive securities-
  Stock options, unvested restricted stock and
   put options.................................    0.4    0.6    0.8
  Subordinated Notes...........................     --   14.4     --
  LYONs........................................    0.7     --     --
                                                ------ ------ ------
    Adjusted average shares....................  484.8  500.3  490.0
                                                ------ ------ ------
Diluted EPS from continuing operations......... $ 1.24 $ 0.86 $ 0.46 $   (2.72)
                                                ====== ====== ====== =========

  Common shares potentially issuable upon conversion of CWM LYONs and Exchangeable LYONs and exercise of stock options with exercise prices greater than the average price of the Company's stock were not included in the calculation of Diluted EPS in any year, nor were shares potentially issuable with respect to Subordinated Notes or LYONs in 1996, because their effect is antidilutive. In 1997 the Company had a loss from continuing operations and, accordingly, no adjustment is made to Basic EPS because all potentially issuable common shares would be antidilutive. At December 31, 1997, there were
37.4 million common shares potentially issuable with respect to stock options, restricted shares and convertible debt, which could dilute Basic EPS in the future. During 1997, the Company issued 1.2 million shares upon exercise of stock options and conversion of debt.

NOTE 12. COMMITMENTS AND CONTINGENCIES

  The Company leases many of its operating and office facilities for various terms. Rents charged to costs and expenses in the Consolidated Statements of Income amounted to $177.2 million in 1994, $170.3 million in 1995, $164.5 million in 1996 and $159.7 million in 1997. These amounts include rents under long-term leases, short-term cancelable leases and rents charged as a percentage of revenue, but are exclusive of financing leases capitalized for accounting purposes.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  The long-term rental obligations as of December 31, 1997, are due as follows:

      First year...................................................... $  140.4
      Second year.....................................................    130.1
      Third year......................................................    121.8
      Fourth year.....................................................    111.3
      Fifth year......................................................    100.5
      Sixth through tenth years.......................................    438.5
      Eleventh year and thereafter....................................    125.7
                                                                       --------
                                                                       $1,168.3
                                                                       ========

  The Company's insurance program includes coverage for pollution liability resulting from "sudden and accidental" releases of contaminants and pollutants. Management believes that the coverage terms, available limits of liability, and costs currently offered by the insurance market do not represent sufficient value to warrant the purchase of "non-sudden and accidental" pollution liability insurance coverage. As such, the Company has chosen not to purchase risk transfer "non-sudden and accidental" pollution liability insurance coverage. To satisfy existing government requirements, the Company has secured non-risk-transfer pollution liability insurance coverage in amounts believed to be in compliance with federal and state law requirements for "non-sudden and accidental" pollution. The Company must reimburse the insurer for losses incurred and covered by this insurance policy. In the event the Company continues not to purchase risk transfer "non-sudden and accidental" pollution liability insurance coverage, net income could be adversely affected in the future if "non-sudden and accidental" pollution losses should occur.

  The Company has issued or is a party to approximately 3,370 bank letters of credit, performance bonds and other guarantees. Such financial instruments (averaging approximately $669,000 each), including those provided for affiliates and not otherwise recorded, are given in the ordinary course of business. A substantial portion of these performance bonds are issued by a wholly-owned insurance company subsidiary, the sole business of which is to issue such bonds to customers of the Company and its subsidiaries. Approximately $277.7 million (at fair market value) of Company assets have been contributed to this subsidiary to meet regulatory minimum capital requirements. Because virtually no claims have been made against these financial instruments in the past, management does not expect these instruments will have a material adverse effect on the consolidated financial position or results of operations of the Company.

  During the first quarter of 1995, WM International received an assessment from the Swedish Tax Authority of approximately 417 million Krona (approximately $53 million) plus interest from the date of the assessment, relating to a transaction completed in 1990. WM International believes that all appropriate tax returns and disclosures were properly filed at the time of the transaction and intends to vigorously contest the assessment.

  A Company subsidiary has been involved in litigation challenging a municipal zoning ordinance which restricted the height of its New Milford, Connecticut, landfill to a level below that allowed by the permit previously issued by the Connecticut Department of Environmental Protection ("DEP"). Although a lower Court had declared the zoning ordinance's height limitation unconstitutional, during 1995 the Connecticut Supreme Court reversed this ruling and remanded the case for further proceedings in the Superior Court. In November 1995, the Superior Court ordered the subsidiary to apply for all governmental permits needed to remove all waste above the height allowed by the zoning ordinance, and the Connecticut Supreme Court has upheld that ruling. The Company is complying with the order of the Superior Court while also seeking an alternative resolution to this matter. The Company is unable to predict the outcome of this matter at this time. Depending upon the nature of any plan eventually approved by applicable regulatory authorities for removing the waste, the actual volume of waste to be moved, and other currently unforseeable factors, the subsidiary could incur costs which would have a material adverse impact on the Company's results of operations in one or more future periods.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  In May 1994, the U.S. Supreme Court ruled that state and local governments may not constitutionally restrict the free movement of trash in interstate commerce through the use of regulatory flow control laws. Such laws typically involve a local government specifying a jurisdictional disposal site for all solid waste generated within its borders. Since the ruling, several decisions of state or federal courts have invalidated regulatory flow control schemes in a number of jurisdictions. Other judicial decisions have upheld non-regulatory means by which municipalities may effectively control the flow of municipal solid waste. In addition, federal legislation has been proposed, but not yet enacted, to effectively grandfather existing flow control mandates. There can be no assurance that such alternatives to regulatory flow control will in every case be found to be lawful or that such legislation will be enacted into law.

  The Supreme Court's 1994 ruling and subsequent court decisions have not to date had a material adverse affect on any of the Company's operations. In the event that legislation to effectively grandfather existing flow control mandates is not adopted, the Company believes that affected municipalities will endeavor to implement alternative lawful means to continue controlling the flow of waste. However, given the uncertainty surrounding the matter, it is not possible to predict what impact, if any, it may have in the future on the Company's disposal facilities, particularly WTI's trash-to-energy facilities.

  WTI's Gloucester County, New Jersey, facility has historically relied on a disposal franchise for substantially all of its supply of municipal solid waste. On May 1, 1997, the Third Circuit Court of Appeals ("Third Circuit") permanently enjoined the State of New Jersey from enforcing its franchise system as a form of unconstitutional solid waste flow control, but stayed the injunction for so long as any appeals were pending. On November 10, 1997, the U.S. Supreme Court announced its decision not to review the Third Circuit decision, thereby ending the stay and, arguably, the facility's disposal franchise. The State had continued to enforce flow control during the stay period. In light of the current circumstances, the facility has lowered its prices and solicited new customers. Under the reimbursement agreement between the project company that owns the Gloucester facility and the bank that provides credit support to the project, the termination of the waste franchise constitutes an event of default. WTI and the credit support bank are presently disputing the consequences of these developments.

  The New Jersey legislature has been considering various alternative solutions, including a bill that provides for the payment and recovery of bonded indebtedness incurred by counties, public authorities and certain qualified private vendors in reliance on the State's franchise system. WTI currently believes that, through either legislative action or a project recapitalization, the Gloucester project can be restructured to operate, in the absence of regulatory flow control, at a level of profitability which will not result in a material adverse impact on consolidated results.

  Within the next several years, the air pollution control systems at certain trash-to-energy facilities owned or leased by WTI will be required to be modified to comply with more stringent air pollution control standards adopted by the United States Environmental Protection Agency in December 1995 for municipal waste combusters. The compliance dates will vary by facility, but all affected facilities will be required to be in compliance with the new rules by the end of the year 2000. Currently available technologies will be adequate to meet the new standards. The total capital expenditures required for such modifications are estimated to be in the $180-$220 million range. The impacted facilities long-term waste supply agreements generally require that customers pay, based on tonnage delivered, their proportionate share of incremental capital, financing, and operating costs resulting from changes in environmental regulations. Customer shares of capital and financing costs are typically recovered over the remaining life of the waste supply agreements. Pro rata operating costs are recovered in the period incurred. The Company currently expects to recover approximately two-thirds of the incremental expenditures incurred to comply with these stricter air emission standards.

  As the states and the U.S. Congress have accelerated their consideration of ways in which economic efficiencies can be gained by deregulating the electric generation industry, some have argued that over-market

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
power sales agreements entered into pursuant to the Public Utilities Regulatory Policies Act of 1978 ("PURPA") should be voidable as "stranded assets." WTI's power production facilities are qualifying facilities under PURPA and depend on the sanctity of their power sales agreements for their economic viability. WTI believes that federal law offers strong protections to its PURPA contracts, and recent state and federal agency and court decisions have unanimously upheld the inviolate nature of these contracts. While there is a risk that future utility restructurings, court decisions or legislative or administrative action in this area could have an adverse effect on its business, the Company currently believes such risk is remote.

  In the ordinary course of conducting its business, the Company becomes involved in lawsuits, administrative proceedings and governmental investigations, including antitrust and environmental matters and commercial disputes. Some of these proceedings may result in fines, penalties or judgments being assessed against the Company which, from time to time, may have an impact on earnings for a particular quarter or year. The Company believes it has adequately provided for such matters in its financial statements and does not believe that their outcome, individually or in the aggregate, will have a material adverse impact on its financial condition or results of operations.

  Several purported class action lawsuits and one purported derivative lawsuit seeking injunctive relief and unspecified money damages were filed in the Chancery Court in and for New Castle County, Delaware against the Company, WTI, and individual directors of WTI in connection with the June 20, 1997 proposal by the Company to acquire all of the shares of WTI common stock which the Company does not own. The Company has agreed to a merger in whch WTI's stockholders would receive $16.50 in cash per share of WTI's common stock. The lawsuits allege, among other things, that the defendants have breached fiduciary duties to WTI's minority stockholders because the merger consideration contemplated by the proposal was inadequate and unfair. In addition, the purported derivative lawsuit alleges that the proposal was part of a plan to misappropriate WTI's corporate opportunity to repurchase its own shares. The Company believes that its actions and those of WTI and its Board of Directors in connection with the proposal have been in accordance with Delaware law. Accordingly, the Company intends to contest these lawsuits vigorously.

  In November and December 1997, several alleged purchasers of the Company's stock brought purported class action lawsuits against the Company and several of its current and former officers in the United States District Court for the Northern District of Illinois. Each of the lawsuits asserts that the defendants violated the federal securities laws by issuing allegedly false and misleading statements in 1996 and 1997 about the Company's financial condition and results of operations. Among other things, the plaintiffs allege that the Company employed accounting practices that were improper and that caused its publicly-filed financial statements to be materially false and misleading. The lawsuits demand, among other relief, unspecified monetary damages, attorneys' fees, and the costs of conducting the litigation. The Company intends to defend itself vigorously in this litigation. In January 1998, the fourteen purported class actions were consolidated before one judge in the Northern District of Illinois. Plaintiffs have until May 1998 to file a consolidated amended complaint. It is not possible at this time to predict the impact this litigation may have on the Company, although it is reasonably possible that the outcome may have a materially adverse impact on its financial condition or results of operations in one or more future periods. No provision has been made in the Consolidated Financial Statements for future costs or liabilities, if any, associated with this litigation.

  The Company is also aware that the Securities and Exchange Commission has commenced a formal investigation with respect to the Company's previously filed financial statements and related accounting policies, procedures and system of internal controls. The Company intends to cooperate with such investigation. The Company is unable to predict the outcome or impact of this investigation at this time.

  A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed in the Chancery Court in and for New Castle County, Delaware (although the Company has not yet been served) against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

NOTE 13. BENEFIT PLANS

  The Company has a qualified defined benefit pension plan for all eligible non-union domestic employees of Waste Management, CWM and Waste Management of North America, Inc. ("WMNA"). The benefits are based on the employee's years of service and compensation during the highest five consecutive years out of the last ten years of employment. The Company's funding policy is to contribute annually an amount determined in consultation with its actuaries, approximately equal to pension expense, except as may be limited by the requirements of the Employee Retirement Income Security Act. An actuarial valuation report is prepared for the plan as of September 30 each year and used, as permitted by FAS No. 87, for the year-end disclosures.

  Net periodic pension expense for 1994 through 1997, based on discount rates of 8.5%, 8.5%, 7.75% and 7.75%, respectively, included the following components:

                                                  1994    1995    1996    1997
                                                 ------  ------  ------  ------
Service cost-benefits earned during the year.... $ 11.1  $ 11.8  $ 14.0  $ 15.0
Interest cost on projected benefit obligation...   11.5    13.2    14.4    17.1
Expected return on plan assets..................  (12.3)  (13.2)  (13.8)  (17.1)
Net amortization and deferral...................   (1.3)     --     1.8     2.8
                                                 ------  ------  ------  ------
  Net periodic pension expense.................. $  9.0  $ 11.8  $ 16.4  $ 17.8
                                                 ======  ======  ======  ======

  Assumptions used to determine the plan's funded status and pension expense for the following year were as follows:

                                                               1995  1996  1997
                                                               ----  ----  ----
Discount rate................................................. 7.75% 7.75% 7.25%
Rate of increase in compensation..............................  4.0%  3.5%  3.5%
Long-term rate of return on plan assets.......................  9.0%  9.0%  9.0%

  The following table sets forth the plan's funded status and the amount recognized in the Company's Consolidated Balance Sheets at December 31, 1995, 1996 and 1997, for its pension plan:

                                                       1995     1996     1997
                                                      -------  -------  -------
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
   benefits of $152.0 million, $182.5 million and
   $231.0 million at December 31, 1995, 1996 and
   1997, respectively...............................  $(167.3) $(199.5) $(248.9)
                                                      =======  =======  =======
  Projected benefit obligations.....................  $(191.1) $(223.7) $(284.8)
Plan assets at fair value, primarily common stocks,
 bonds and real estate..............................    149.1    193.7    264.9
                                                      -------  -------  -------
Plan assets less than projected benefit obligation..  $ (42.0) $ (30.0) $ (19.9)
Unrecognized net loss...............................     47.8     52.6     55.2
Unrecognized overfunding at date of adoption
 (January 1, 1985) of FAS No. 87, net of
 amortization, being recognized over 15 years.......     (6.4)    (4.9)    (3.3)
Adjustment to recognize minimum liability...........    (17.6)   (23.5)      --
                                                      -------  -------  -------
Prepaid pension cost (pension liability) included in
 the Consolidated Balance Sheets....................  $ (18.2) $  (5.8) $  32.0
                                                      =======  =======  =======

  The Company also has a non-qualified Supplemental Executive Retirement Plan for certain officers of Waste Management, CWM and WMNA, and an ERISA Excess Plan for non-officer managers of those companies who's eligible compensation exceeds the ERISA limit (collectively, the "SERP"). The SERP, which is unfunded, provides eligible executives with defined pension benefits outside the qualified Waste Management, Inc. Retirement Plan, based on average earnings and years of service. The SERP is valued each year (at

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

September 30) by the Company's independent actuaries, using the same assumptions as used for the qualified plan. The following table sets forth information relating to the SERP:

                                                          1995    1996    1997
                                                         ------  ------  ------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation including vested
   benefits of $24.5 million, $27.7 million and $36.3
   million at December 31, 1995, 1996 and 1997,
   respectively........................................  $(24.5) $(33.2) $(41.0)
                                                         ------  ------  ------
  Projected benefit obligation.........................  $(29.5) $(37.1) $(44.1)
Plan assets at fair value, primarily contributions made
 after the measurement date............................     0.1     0.1      --
                                                         ------  ------  ------
Plan assets less than projected benefit obligation.....  $(29.4) $(37.0) $(44.1)
Unrecognized net loss..................................     6.5    11.2    11.8
Unrecognized underfunding at date of adoption of FAS
 No. 87, net of amortization, being recognized over 15
 years.................................................     2.5     1.7     1.4
Adjustment to recognize minimum liability..............    (4.0)   (9.0)  (10.1)
                                                         ------  ------  ------
Liability recorded (in Other Deferred Items)...........  $(24.4) $(33.1) $(41.0)
                                                         ======  ======  ======

  SERP expense for 1994, 1995, 1996 and 1997 included the following components:

                                                            1994 1995 1996 1997
                                                            ---- ---- ---- ----
      Service cost - benefits earned during the year....... $1.0 $1.1 $1.3 $1.0
      Interest.............................................  1.7  2.2  2.2  2.8
      Net amortization and deferral........................  0.8  1.1  1.0  1.1
                                                            ---- ---- ---- ----
        Total expense...................................... $3.5 $4.4 $4.5 $4.9
                                                            ==== ==== ==== ====

  WM International participates in both defined benefit and defined contribution retirement plans for its employees in various countries. The projected benefit obligation, plan assets and unfunded liability of the WM International defined benefit plans are not material. Other subsidiaries participate in various multi-employer pension plans covering certain employees not covered under the Company's pension plan, pursuant to agreements with collective bargaining units who are members of such plans. These plans are generally defined benefit plans; however, in many cases, specific benefit levels are not negotiated with or known by the employer-contributors. Contributions of $16.1 million, $18.3 million, $16.5 million and $18.6 million for subsidiaries' defined benefit plans were made and charged to income in 1994, 1995, 1996 and 1997, respectively.

  Waste Management, WMNA and CWM provide postretirement health care benefits to eligible employees, and WTI provides certain postretirement benefits other than pensions to a limited number of former employees of a manufacturing business it has sold. The following table analyzes the obligation for postretirement benefits other than pensions (primarily health care costs), measured as of December 31 of each year, which is included in other deferred items on the Consolidated Balance Sheets.

                                                              1995  1996  1997
                                                              ----- ----- -----
      Accumulated Postretirement Benefit Obligations:
        Retirees............................................. $42.4 $42.2 $43.1
        Other fully eligible participants....................   5.5   6.7   1.5
        Other active participants............................   9.8  10.1  19.9
                                                              ----- ----- -----
                                                              $57.7 $59.0 $64.5
      Unrecognized:
        Prior service (cost) credit..........................   0.6   0.3  (3.9)
        Gain.................................................   7.9   8.5   8.7
                                                              ----- ----- -----
                                                              $66.2 $67.8 $69.3
                                                              ===== ===== =====

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care claims was assumed for 1998; the rate was assumed to decrease by 0.5% per year to 6.0% in 2001 and remain at that level thereafter. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $4.0 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1997 by approximately $0.3 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1995 and 1996 and 7.0% in 1997.

  The expense for postretirement health care benefits was as follows:

                                                             1994 1995 1996 1997
                                                             ---- ---- ---- ----
      Service cost.......................................... $1.1 $1.1 $0.7 $1.8
      Interest..............................................  3.6  4.3  3.5  4.6
                                                             ---- ---- ---- ----
        Total expense....................................... $4.7 $5.4 $4.2 $6.4
                                                             ==== ==== ==== ====

  The Company had an Employee Stock Ownership Plan ("1988 ESOP") for all eligible non-union United States and Canadian employees of Waste Management, CWM and WMNA. The benefits are based on the employee's years of service and compensation. The Company contributes each year an amount, if any, determined by the Board of Directors of the Company. This plan terminated December 31, 1997.

  Information concerning the 1988 ESOP is as follows:

                                                            1994 1995 1996 1997
                                                            ---- ---- ---- ----
Expense recorded (contribution)............................ $7.9 $6.7 $6.7 $6.4
                                                            ==== ==== ==== ====
Interest expense on 1988 ESOP debt......................... $2.0 $1.1 $1.0 $1.0
                                                            ==== ==== ==== ====
Dividends on unallocated 1998 ESOP shares used by the 1988
 ESOP...................................................... $0.8 $0.6 $0.4 $0.2
                                                            ==== ==== ==== ====

  The Company has a Profit Sharing and Savings Plan ("PSSP") available to certain employees of Waste Management, Inc., CWM and WMNA. The terms of the PSSP allow for annual contributions by the Company as determined by the Board of Directors as well as a match of employee contributions up to $750 per employee ($500 prior to January 1, 1996). Charges to operations for the PSSP were $27.3 million in 1994, $24.9 million in 1995, $16.0 million in 1996 and $17.9 million in 1997. Effective January 1, 1998, the plan was renamed the "Retirement Savings Plan", the matching contribution formula was increased, and the discretionary annual contribution was discontinued.

  Rust, WTI and WM International also sponsor non-contributory and contributory defined contribution plans covering both salaried and hourly employees. Employer contributions are generally based upon fixed amounts of eligible compensation and amounted to $12.1 million, $13.6 million, $12.4 million and $19.1 million during 1994, 1995, 1996 and 1997, respectively.

  During 1994, the Company established an Employee Stock Benefit Trust and sold 12.6 million shares of treasury stock to the Trust in return for a 30-year, 7.33% note with interest payable quarterly and principal due at maturity. The Company has agreed to contribute to the Trust each quarter funds sufficient, when added to dividends on the shares held by the Trust, to pay interest on the note as well as principal outstanding at maturity. At the direction of an administrative committee comprised of Company officers, the trustee will use the shares or proceeds from the sale of shares to pay employee benefits, and to the extent of such payments by the Trust, the Company will forgive principal and interest on the note. The shares of common stock issued to the Trust are not considered to be outstanding in the computation of earnings per share until the shares are utilized to fund obligations for which the trust was established. Changes in the market value of these shares are charged or credited to Additional Paid-In Capital.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 14. COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

  As discussed in Note 1, the Company believes that all of its material operations are part of the waste management services industry, and it currently reports as a single industry segment. Foreign operations in 1997 were conducted in ten countries in Europe, seven countries in the Asia Pacific region, and Canada, Mexico, Brazil, Israel and Argentina. However, during the year, WMNA sold most of its Canadian operations, and WM International sold substantially all of its operations in France, Spain and Austria. WM International also learned in late September that its joint venture company's bid to continue to provide waste collection and cleaning services to the City of Buenos Aires, which represented a substantial portion of its business in Argentina, was not successful.

  Information relating to the Company's continuing operations is set forth in the following table (operating income is defined as revenue less operating expenses, special charges, asset impairment loss and selling and administrative expenses):

                                        UNITED               OTHER
                                        STATES     EUROPE   FOREIGN CONSOLIDATED
                                       ---------  --------  ------- ------------
1994
Revenue............................... $ 6,654.6  $1,322.7  $560.6   $ 8,537.9
                                       =========  ========  ======   =========
Operating income...................... $ 1,166.2  $  184.2  $ 63.2   $ 1,413.6
                                       =========  ========  ======   =========
Identifiable assets................... $11,587.0  $3,471.0  $748.3   $15,806.3
                                       =========  ========  ======   =========
1995
Revenue............................... $ 7,060.2  $1,527.3  $512.7   $ 9,100.2
                                       =========  ========  ======   =========
Operating income...................... $ 1,069.0  $    2.4  $ 32.8   $ 1,104.2
                                       =========  ========  ======   =========
Identifiable assets................... $12,384.1  $3,682.4  $772.7   $16,839.2
                                       =========  ========  ======   =========
1996
Revenue............................... $ 7,103.1  $1,539.2  $583.3   $ 9,225.6
                                       =========  ========  ======   =========
Operating income...................... $   972.2  $  (12.8) $ 74.5   $ 1,033.9
                                       =========  ========  ======   =========
Identifiable assets................... $12,752.4  $3,503.0  $828.2   $17,083.6
                                       =========  ========  ======   =========
1997
Revenue............................... $ 7,222.4  $1,411.8  $554.4   $ 9,188.6
                                       =========  ========  ======   =========
Operating income...................... $  (855.1) $   27.3  $ 65.5   $  (762.3)
                                       =========  ========  ======   =========
Identifiable assets................... $10,438.0  $2,613.7  $537.4   $13,589.1
                                       =========  ========  ======   =========

  No single customer accounted for as much as 3% of consolidated revenue in 1994, 1995, 1996 or 1997.

  WM International operates facilities in Hong Kong which are owned by the Hong Kong government. The Hong Kong economy has been impacted by the economic uncertainty associated with many of the countries in the region. High and volatile interest rates have resulted from speculation regarding its currency. In addition to Hong Kong, WM International has operations in Indonesia and Thailand. These countries have experienced illiquidity, volatile currency exchange rates and interest rates, and reduced economic activity. WM International, and therefore the Company, will be affected for the foreseeable future by economic conditions in this region, although it is not possible to determine the extent of such impact. At December 31, 1997, WM International had a net investment of $107.5 million in these countries (including Hong
Kong). Pretax income from Hong Kong was $25.7 million in 1997. Income from Indonesia and Thailand has not been significant to date.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 15. SPECIAL CHARGES

  In the first quarter of 1995, in response to the continuing deterioration of the chemical waste services market, CWM realigned its organization, and in connection therewith, recorded a special charge of $140.6 million before tax ($91.4 million after tax). The charge related primarily to a write-off of the investment in facilities and technologies that CWM abandoned because they did not meet customer service or performance objectives, but also includes $22.0 million of future cash payments for rents under non-cancelable leases, guaranteed bank obligations of a joint venture, and employee severance. The majority of the cash expenditures were paid in 1995, although certain of the non-cancelable leases extend through the year 2002.

  In the fourth quarter of 1995, WM International recorded a special charge of $194.6 million ($152.4 million after tax) primarily related to the actions it had decided to take to sell or otherwise dispose of non-core businesses and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization. The charge reduced the Company's income by approximately $153.3 million before tax ($111.0 million after tax). The charge included $34.3 million of cash payments for employee severance and rents under non-cancelable leases. Approximately $11.2 million of the cash costs were paid in 1995. The majority of the balance was paid in 1996, although certain rent payments on abandoned leased facilities continue into the future.

  In the fourth quarter of 1996, WM International recorded a provision of $77.0 million after tax related to the sale of its investment in Wessex and a charge of $169.5 million after tax to revalue its investments in France, Austria and Spain in contemplation of exiting all or part of these markets or forming joint ventures. The charge also included the write-off of an investment in a hazardous waste disposal facility in Germany because regulatory changes adversely affected its volumes. These charges, primarily of a non-cash nature, reduced the Company's income by $213.6 million after tax.

  Also, in the fourth quarter of 1996, Waste Management and CWM recorded pretax charges of $154.1 million ($100.2 million after tax) for reengineering their finance and administrative functions and increasing reserves for certain litigation, including a dispute involving the computation of royalties on the Emelle, Alabama, hazardous waste landfill. In December 1996, a federal court in Memphis, Tennessee, held CWM liable for approximately $100.3 million in damages to the former owners of the Emelle site. CWM is appealing the decision. Any settlement of the Emelle litigation would be a cash payment, but the timing is not currently estimable. The balance of the charge is primarily non-cash, with $13.4 million of cash-related items paid mostly in 1997.

  In 1997, the Company recorded a special charge of $41.6 million (primarily in the fourth quarter) for severance. Employees terminated were primarily field operating management and related support personnel. Approximately $5.9 million of the severance had been paid by December 31, 1997, with the balance being paid in 1998 and thereafter.

  WM International also recorded a special charge in 1997 ($104.4 million before tax and minority interest) to reflect the costs of demobilization in Argentina following loss of the contract renewal for the City of Buenos Aires, divestiture or closure of underperforming businesses, primarily in Italy and Germany and the writeoff of costs of projects, primarily in Germany, which it decided to no longer pursue. The charge included $14.8 million of severance, primarily related to operating personnel in Buenos Aires and with closed or divested businesses in Italy and Germany. These terminations are expected to occur and the severance paid in 1998.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 16. ASSET IMPAIRMENT LOSS

  As a result of the comprehensive review of operating assets and investments discussed in Note 2, the Company recorded an impairment loss of $1,401.2 million in the fourth quarter of 1997, and restated prior financial statements to retroactively recognize impairment losses in earlier periods. Fair values were determined for landfills, hazardous waste facilities, recycling investments and other facilities, primarily based on future cashflow projections discounted back using discount rates appropriate for the risks involved with the specific assets. For surplus real estate, market opinions and appraisals were used. In determining fair values for abandoned projects and vehicles to be sold, recoverable salvage values were determined using market estimates. The losses related to the following asset categories:

                                                                     IMPAIRMENT
                                                                        LOSS
                                                                     ----------
1994--
  Landfills, related primarily to management decisions to abandon expansion projects due to political or competitive factors, which
   will result in closure earlier than previously expected..........  $   22.4
  Abandonment of other projects, primarily vehicle on board computer
   systems projects.................................................       7.3
  Surplus real estate...............................................       4.3
                                                                      --------
    Total...........................................................  $   34.0
                                                                      ========
1995--
  Landfills, related primarily to management decisions to abandon expansion projects due to political or competitive factors, which
   will result in closure earlier than previously expected..........  $   48.2
  Hazardous waste facility costs, resulting from continuing market deterioration, increased competition, excess capacity and
   changing regulation..............................................       2.2
  Other, primarily abandoned computer systems project costs.........       1.9
  Surplus real estate...............................................       1.5
                                                                      --------
    Total...........................................................  $   53.8
                                                                      ========
1996--
  Landfills, related primarily to management decisions to abandon expansion projects due to political or competitive factors, which
   will result in closure earlier than previously expected..........  $   13.4
  Recycling investments, related primarily to pricing, overcapacity
   and competitive factors..........................................      47.8
  Other, primarily equipment to be scrapped.........................       2.0
  Surplus real estate...............................................       1.5
                                                                      --------
    Total...........................................................  $   64.7
                                                                      ========
1997--
  Landfills, related primarily to management decisions to abandon expansions and development projects due to political or
   competitive factors, which will result in closure earlier than previously expected (includes $233.8 million for hazardous waste sites)...........................................................  $  578.6
  Hazardous waste facilities, resulting from continuing market deterioration, increased competition, excess capacity and
   changing regulation..............................................     131.4
  Goodwill, primarily related to landfills and hazardous waste facilities impaired (includes $411 million related to hazardous
   waste business)..................................................     433.4
  Write-down of WTI long-lived assets, including $47.1 million related to a wood waste burning independent power production
   facility.........................................................      57.2
  Recycling investments, related primarily to continued pricing,
   overcapacity and competitive factors.............................      21.5
  Write-down to estimated net realizable value of trucks to be sold
   as a result of new fleet management policy (Note 2)..............      70.9
  Write-down to estimated net sales proceeds of business to be sold
   (Note 17)........................................................     122.2
  Abandoned equipment and facilities................................      26.9
  Surplus real estate...............................................      38.2
                                                                      --------
    Total...........................................................  $1,480.3
                                                                      ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Impaired assets to be sold are primarily businesses to be sold (see Note 17) and surplus real estate. The carrying amount of such real estate was $73.3 million at December 31, 1997. The Company is currently marketing these properties; however, since the disposal date cannot be accurately estimated, these assets are classified as long-term assets in the accompanying balance sheet at December 31, 1997.

NOTE 17. DISCONTINUED OPERATIONS

  In the fourth quarter of 1995, the Rust Board of Directors approved a plan to sell or otherwise discontinue Rust's process engineering, construction, specialty contracting and similar lines of business. During the second quarter of 1996, the sale of the industrial process engineering and construction businesses, based in Birmingham, Alabama, was completed.

  During the fourth quarter of 1996, WTI sold its water process systems and equipment manufacturing businesses. WTI had also entered into an agreement to sell its water and wastewater facility operations and privatization business, which was sold in 1997. As of September 30, 1996, Rust sold its industrial scaffolding business and began implementing plans to exit its remaining international engineering and consulting business. Waste Management recorded a fourth-quarter provision for loss of $360.0 million before tax and minority interest in connection with the planned divestiture of these businesses, and others subsequently reclassified to continuing operations (see discussion below).

  The discontinued businesses have been segregated and the accompanying consolidated balance sheets, statements of income and related footnote information have been restated. Revenues from the discontinued businesses were $1,186.5 million in 1994, $1,511.0 million in 1995, $734.5 million for 1996 and $84.8 million in 1997. The decreases in revenue during the periods primarily reflect the sales of certain of the discontinued businesses. Results of their operations in 1997 were not material and were included in the reserve for loss on disposition provided previously.

  The following table summarizes the assets and liabilities as of December 31, 1995 and 1996, which are reflected on the consolidated balance sheet as net assets of discontinued operations. The Company had no operations classified as discontinued as of December 31, 1997.

                                                                1995     1996
                                                               -------  -------
      Current assets.......................................... $ 445.1  $  74.7
      Property and equipment and other noncurrent assets......   570.4    173.8
      Current liabilities.....................................  (306.7)   (47.5)
      Noncurrent liabilities..................................   (90.8)  (258.9)
                                                               -------  -------
        Net assets (liabilities) of discontinued operations... $ 618.0  $ (57.9)
                                                               =======  =======

  At December 31, 1996, management also classified as discontinued and planned to sell Rust's domestic environmental and infrastructure engineering and consulting business and CWM's high organic waste fuel blending services business. In 1997, management reclassified the CWM business back into continuing operations, and classified certain of its sites as operations held for sale. The Rust disposition was not completed within one year, and accordingly this business has been reclassified back into continuing operations, as operations held for sale, at December 31, 1997, in accordance with generally accepted accounting principles, although management is continuing its efforts to market its investment in this business. As these businesses were reclassified to continuing operations, the remaining provision for loss on disposal ($95 million after tax--$87 million related to Rust and $8 million related to CWM) was reversed in discontinued operations and an impairment loss for Rust

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
of $122.2 million was recorded in continuing operations. Prior year financial statements have been restated. Information regarding the businesses reclassified as continuing operations held for sale is as follows:

                                                 1994   1995    1996    1997
                                                ------ ------  ------  -------
Results of operations--
  Revenue...................................... $373.0 $368.2  $361.5  $ 350.4
  Income (loss) before tax after minority
   interest....................................   24.1   25.1     0.3     (9.9)
  Net income (loss)............................ $ 12.1 $ 13.9  $  0.1  $  (6.7)
                                                ------ ------  ------  -------
Condensed balance sheet--
  Current assets...................................... $125.3  $147.5  $ 118.6
  Property and equipment and other noncurrent assets..  163.7   162.0    164.7
  Current liabilities.................................  (39.0)  (44.2)   (41.0)
  Noncurrent liabilities..............................  (14.6)  (37.9)  (161.2)
                                                       ------  ------  -------
    Net assets........................................ $235.4  $227.4  $  81.1
                                                       ======  ======  =======

  The net assets are included in Net Assets of Continuing Businesses Held for Sale in the accompanying balance sheet. At December 31, 1997, this caption also includes $73.3 million of surplus real estate which the Company is actively marketing.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and commonly accepted valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on information available to management as of December 31, 1995, 1996, and 1997. Such amounts have not been revalued since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

                         DECEMBER 31, 1995    DECEMBER 31, 1996   DECEMBER 31, 1997
                         -------------------  ------------------  ------------------
                                   ESTIMATED           ESTIMATED           ESTIMATED
                         CARRYING    FAIR     CARRYING   FAIR     CARRYING   FAIR
                          AMOUNT     VALUE     AMOUNT    VALUE     AMOUNT    VALUE
                         --------  ---------  -------- ---------  -------- ---------
Nonderivatives--
 Assets--
  Cash and cash
   equivalents.......... $  169.5  $  169.5   $  323.3 $  323.3   $  132.8 $  132.8
  Receivables...........  1,632.1   1,632.1    1,660.8  1,660.8    1,547.2  1,547.2
  Short-term
   investments..........     12.2      12.2      319.3    319.3       59.3     59.3
 Liabilities--
  Commercial paper......  1,119.4   1,120.2      645.9    646.2      356.3    356.5
  Project debt..........    735.6     880.6      833.8    896.7      829.0    885.2
  Liquid Yield Option
   Notes and
   Subordinated Notes...    539.3     576.0      534.8    602.7      494.5    512.1
  Other borrowings......  5,083.8   5,284.5    5,510.6  5,610.0    4,947.3  5,063.4
Derivatives relating to
 debt...................       --      (0.1)        --     (4.8)        --     (3.3)
Other derivatives--
  Assets................       --        --         --      2.8         --       --
  Liabilities...........     (0.1)    (16.6)        --     (0.1)        --     (0.3)
Letters of credit,
 performance bonds and
 guarantees.............       --        --         --       --         --       --

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  Cash, Receivables and Investment. The carrying amounts of these items are a reasonable estimate of their fair value.

  Liabilities. For debt issues that are publicly traded, fair values are based on quoted market prices or dealer quotes. Due to the short-term nature of the ESOP notes, their carrying value approximates fair value. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

  Derivatives. The fair value of derivatives generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at December 31, thereby taking into account unrealized gains and losses. Dealer quotes are available for most of the Company's derivatives. Unrealized gains and losses are shown as assets and liabilities, as offsetting such amounts against the related nonderivative instrument is permitted only pursuant to a right of setoff or master netting agreement.

  Off-Balance-Sheet Financial Instruments. In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk, such as bank letters of credit, performance bonds and other guarantees, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are to be valued based on the amount of exposure under the instrument and the likelihood of performance being required. In the Company's experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

NOTE 19. SUBSEQUENT EVENTS

  On March 10, 1998, the Company entered into a definitive merger agreement (the "Merger Agreement") with USA Waste Services, Inc. ("USA Waste") pursuant to which the Company will be merged with a wholly-owned subsidiary of USA Waste (the "Merger"). Pursuant to the Merger Agreement, the Company's stockholders will receive 0.725 shares of common stock of USA Waste for each share of common stock of the Company. The consummation of the Merger is subject to a number of conditions, including the expiration or termination of the applicable merger review waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, approval by the stockholders of each company and other closing conditions. In addition, the Merger is contingent upon the transaction qualifying for pooling-of-interests accounting treatment. In order to qualify for pooling-of-interests accounting treatment, the Company intends to sell a portion of its treasury shares pursuant to a registered public offering prior to the closing of the Merger. A lawsuit by an alleged Company stockholder purporting to represent a class of the Company's stockholders has been filed (although the Company has not yet been served) against the Company and the members of its Board of Directors alleging breaches of fiduciary duty by the defendants in connection with the Merger. The lawsuit seeks, among other things, to have the transaction enjoined and to recover unspecified damages. The Company believes the suit to be without merit and intends to contest it vigorously.

  Upon the consummation of the Merger, certain long-term debt of WM International may be accelerated and become payable with three months notice. At December 31, 1997, this debt totalled approximately $209 million, however, by March 17, 1998, it had been reduced to $71 million. In addition, Wessex has an option to acquire WM International's ownership in its United Kingdom business at fair market value that may become exercisable upon the consummation of the Merger. In 1997, this business had revenues of approximately $276 million and operating income (before minority interest) of approximately $25 million. WM International had a net investment of approximately $315 million in the business at December 31, 1997.

  The Company may have other "change of control" provisions in customer and employee contracts or agreements, governmental franchises or facility permits that may be triggered by the closing of the proposed Merger. The Company is currently in the process of reviewing these contracts, franchises and permits, but does not expect at this time that the effect of these provisions, in the event they are triggered by the Merger, will have a material adverse effect on future results of operations.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

  On March 15, 1998, approximately $2.5 million face amount of Subordinated Notes (see Note 6) were submitted for redemption by the holders in accordance with their terms. The next optional redemption date is March 15, 2000, and accordingly the remaining outstanding Subordinated Notes will be classified as long-term as of March 31, 1998.

  In connection with the planned purchase of the remaining publicly held WTI shares, the Company has entered into a commitment with the Chase Manhattan Bank ("Chase") whereby Chase, along with other financial institutions, has committed, subject to the satisfaction of certain conditions, to provide new credit facilities in the amount of $1.1 billion. The new credit facilities, which will have a termination date of December 31, 1998 (subject to earlier termination in the event of a change-in-control, including the Merger with USA Waste), will provide the funding needed to complete the WTI transaction and replace the Company's existing $250 million revolving credit facility. Additionally, the termination date of the Company's $550 million standby trade receivables sale agreement will be extended from June 30, 1998, to December 31, 1998.

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following is an analysis of certain items in the Consolidated Statements Income, as restated and reclassified (see Note 2), by quarter for 1995, 1996 and 1997. Sum of per share amounts for the quarters does not always equal the full year amount due to rounding and, in the case of Diluted EPS, the method of calculation prescribed by FAS No. 128. See Note 15 for a discussion of special charges, Note 16 for a discussion of the asset impairment losses, and
Note 17 for a discussion of operations discontinued during 1995 and 1996.

                                                               1995
                          ----------------------------------------------------------------------------------
                             FIRST QUARTER       SECOND QUARTER        THIRD QUARTER       FOURTH QUARTER
                          -------------------  -------------------  -------------------  -------------------
                          PREVIOUSLY    AS     PREVIOUSLY    AS     PREVIOUSLY    AS     PREVIOUSLY    AS
                           REPORTED  RESTATED   REPORTED  RESTATED   REPORTED  RESTATED   REPORTED  RESTATED
                          ---------- --------  ---------- --------  ---------- --------  ---------- --------
Revenue.................   $2,151.8  $2,164.3   $2,326.3  $2,339.2   $2,322.3  $2,334.2   $2,252.6  $2,262.5
Operating expenses......    1,485.3   1,542.4    1,603.4   1,671.2    1,589.9   1,645.9    1,542.3   1,655.4
Asset impairment loss...         --      33.7         --       3.5         --       3.8         --      12.8
Special charges.........      140.6     141.0         --        --         --        --      194.6     194.6
                           --------  --------   --------  --------   --------  --------   --------  --------
   Gross profit.........   $  525.9  $  447.2   $  722.9  $  664.5   $  732.4  $  684.5   $  515.7  $  399.7
Selling and
 administrative
 expenses...............      245.2     250.5      256.3     275.1      251.8     270.6      251.6     295.6
Interest, net...........       97.7     108.5       97.4     113.7       96.2     111.3       93.4      95.5
Minority interest.......       26.1      26.0       37.0      37.0       34.7      34.7      (15.9)    (16.4)
Sundry income...........      (16.9)    (22.1)     (14.1)    (29.2)     (23.4)    (39.0)     (22.1)   (187.5)
Provision for income
 tax....................       82.6      64.4      143.2     126.8      152.3     132.2      105.6     128.3
                           --------  --------   --------  --------   --------  --------   --------  --------
Income from continuing
 operations.............   $   91.2  $   19.9   $  203.1  $  141.1   $  220.8  $  174.7   $  103.1  $   84.2
Discontinued operations.       10.0       7.0       16.0       7.9       13.1       7.6      (53.4)    (17.6)
Accounting changes......         --     (84.7)        --        --         --        --         --        --
                           --------  --------   --------  --------   --------  --------   --------  --------
   Net income (loss)....   $  101.2  $  (57.8)  $  219.1  $  149.0   $  233.9  $  182.3   $   49.7  $   66.6
                           ========  ========   ========  ========   ========  ========   ========  ========
Basic income (loss) per
 share-
 Continuing operations..   $   0.19  $   0.04   $   0.42  $   0.29   $   0.45  $   0.36   $   0.21  $   0.17
 Discontinued
  operations............       0.02      0.01       0.03      0.02       0.03      0.02      (0.11)    (0.03)
 Accounting changes.....         --     (0.17)        --        --         --        --         --        --
                           --------  --------   --------  --------   --------  --------   --------  --------
 Net income (loss)......   $   0.21  $  (0.12)  $   0.45  $   0.31   $   0.48  $   0.38   $   0.10  $   0.14
                           ========  ========   ========  ========   ========  ========   ========  ========
Diluted income (loss)
 per share-
 Continuing operations..   $   0.19  $   0.04   $   0.41  $   0.29   $   0.44  $   0.35   $   0.21  $   0.17
 Discontinued
  operations............       0.02      0.01       0.03      0.01       0.03      0.02      (0.11)    (0.03)
 Accounting changes.....         --     (0.17)        --        --         --        --         --        --
                           --------  --------   --------  --------   --------  --------   --------  --------
 Net income (loss)......   $   0.21  $  (0.12)  $   0.44  $   0.30   $   0.47  $   0.37   $   0.10  $   0.14
                           ========  ========   ========  ========   ========  ========   ========  ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                                                               1996
                          ----------------------------------------------------------------------------------
                             FIRST QUARTER       SECOND QUARTER        THIRD QUARTER       FOURTH QUARTER
                          -------------------  -------------------  -------------------  -------------------
                          PREVIOUSLY    AS     PREVIOUSLY    AS     PREVIOUSLY    AS     PREVIOUSLY    AS
                           REPORTED  RESTATED   REPORTED  RESTATED   REPORTED  RESTATED   REPORTED  RESTATED
                          ---------- --------  ---------- --------  ---------- --------  ---------- --------
Revenue.................   $2,144.5  $2,144.5   $2,331.0  $2,331.0   $2,372.7  $2,372.7   $2,338.8  $2,377.4
Operating expenses......    1,494.8   1,532.7    1,619.3   1,701.4    1,630.5   1,716.8    1,628.2   1,709.9
Asset impairment loss...         --       0.1         --      11.7         --       1.7         --      51.2
Special charges.........         --        --         --        --         --        --      471.6     370.7
                           --------  --------   --------  --------   --------  --------   --------  --------
   Gross profit.........   $  649.7  $  611.7   $  711.7  $  617.9   $  742.2  $  654.2   $  239.0  $  245.6
Selling and
 administrative
 expenses...............      245.9     261.8      246.7     259.6      240.4     264.7      246.2     309.4
Interest, net...........       87.5     102.5       87.9     105.3       84.9     111.4       87.8     115.3
Minority interest.......       27.2      26.5       31.4      29.5       32.1      28.3      (33.1)    (43.0)
Sundry income...........      (17.3)    (23.9)     (21.4)    (21.4)     (23.5)    (37.7)     (23.0)    (19.4)
Provision for income
 tax....................      126.2     111.2      149.4     130.8      168.1     132.2      121.4      62.3
                           --------  --------   --------  --------   --------  --------   --------  --------
Income from continuing
 operations.............   $  180.2  $  133.6   $  217.7  $  114.1   $  240.2  $  155.3   $ (160.3) $ (179.0)
Discontinued operations.        5.0       4.8        5.3      20.5        5.0     (72.8)    (301.0)   (215.8)
                           --------  --------   --------  --------   --------  --------   --------  --------
Net income (loss).......   $  185.2  $  138.4   $  223.0  $  134.6   $  245.2  $   82.5   $ (461.3) $ (394.8)
                           ========  ========   ========  ========   ========  ========   ========  ========
Basic income (loss) per
 share-
 Continuing operations..   $   0.37  $   0.27   $   0.44  $   0.23   $   0.49  $   0.32   $  (0.33) $  (0.37)
 Discontinued
  operations............       0.01      0.01       0.01      0.04       0.01     (0.15)     (0.62)    (0.44)
                           --------  --------   --------  --------   --------  --------   --------  --------
 Net income (loss)......   $   0.38  $   0.28   $   0.45  $   0.27   $   0.50  $   0.17   $  (0.95) $  (0.81)
                           ========  ========   ========  ========   ========  ========   ========  ========
Diluted income (loss)
 per share-
 Continuing operations..   $   0.36  $   0.27   $   0.43  $   0.23   $   0.48  $   0.31   $  (0.33) $  (0.37)
 Discontinued
  operations............       0.01      0.01       0.01      0.04       0.01     (0.14)     (0.62)    (0.44)
                           --------  --------   --------  --------   --------  --------   --------  --------
 Net income (loss)......   $   0.37  $   0.28   $   0.44  $   0.27   $   0.49  $   0.17   $  (0.95) $  (0.81)
                           ========  ========   ========  ========   ========  ========   ========  ========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                                                          1997
                          ------------------------------------------------------------------------
                                                                                          FOURTH
                             FIRST QUARTER       SECOND QUARTER        THIRD QUARTER      QUARTER
                          -------------------  -------------------  -------------------  ---------
                          PREVIOUSLY    AS     PREVIOUSLY    AS     PREVIOUSLY    AS
                           REPORTED  RESTATED   REPORTED  RESTATED   REPORTED  RESTATED
                          ---------- --------  ---------- --------  ---------- --------
Revenue.................   $2,198.3  $2,205.0   $2,327.3  $2,333.3   $2,351.2  $2,351.2  $ 2,299.1
Operating expenses......    1,617.8   1,697.5    1,639.2   1,715.5    1,839.2   1,819.5    1,962.9
Asset impairment loss...         --       5.9         --      46.9         --      26.2    1,401.2
Special charges.........         --      15.9         --       0.9         --       0.9      128.3
                           --------  --------   --------  --------   --------  --------  ---------
    Gross profit........   $  580.5  $  485.7   $  688.1  $  570.0   $  512.0  $  504.6  $(1,193.3)
Selling and
 administrative
 expenses...............      261.2     249.8      253.8     257.1      266.5     292.2      330.1
Interest, net...........       95.5     102.7       93.6     101.1       92.3      99.7      105.8
Minority interest.......       27.8      27.1       27.9      27.9       30.4      29.4      (39.0)
Sundry income...........     (133.9)   (135.5)     (32.5)    (28.1)      (8.1)     (8.1)       8.4
Provision for income
 tax....................      151.5     127.2      170.1     127.9       67.7      61.6     (101.0)
                           --------  --------   --------  --------   --------  --------  ---------
Income from continuing
 operations.............   $  178.4  $  114.4   $  175.2  $   84.1   $   63.2  $   29.8  $(1,497.6)
Discontinued operations.         --       0.6        0.8       7.6         --       0.2       87.3
Accounting changes......         --        --         --        --         --        --       (2.0)
Extraordinary item......         --        --         --        --         --        --       (0.5)
                           --------  --------   --------  --------   --------  --------  ---------
Net income (loss).......   $  178.4  $  115.0   $  176.0  $   91.7   $   63.2  $   30.0  $(1,412.8)
                           ========  ========   ========  ========   ========  ========  =========
Basic income (loss) per
 share-
  Continuing operations.   $   0.37  $   0.24   $   0.37  $   0.18   $   0.14  $   0.07  $   (3.29)
  Discontinued
   operations...........         --        --         --      0.01         --        --       0.19
  Accounting changes....         --        --         --        --         --        --         --
  Extraordinary item....         --        --         --        --         --        --         --
                           --------  --------   --------  --------   --------  --------  ---------
  Net income (loss).....   $   0.37  $   0.24   $   0.37  $   0.19   $   0.14  $   0.07  $   (3.10)
                           ========  ========   ========  ========   ========  ========  =========
Diluted income (loss)
 per share-
  Continuing operations.   $   0.36  $   0.23   $   0.37  $   0.18   $   0.14  $   0.07  $   (3.29)
  Discontinued
   operations...........         --        --         --      0.01         --        --       0.19
  Accounting changes....         --        --         --        --         --        --         --
  Extraordinary item....         --        --         --        --         --        --         --
                           --------  --------   --------  --------   --------  --------  ---------
  Net income (loss).....   $   0.36  $   0.23   $   0.37  $   0.19   $   0.14  $   0.07  $   (3.10)
                           ========  ========   ========  ========   ========  ========  =========

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES

                          FINANCIAL STATEMENT SCHEDULE

                             ($000'S OMITTED)

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS (AS RESTATED)

                                                                EFFECT OF
                           BALANCE  CHARGED ACCOUNTS             FOREIGN   BALANCE
                          BEGINNING   TO    WRITTEN             CURRENCY   END OF
                           OF YEAR  INCOME    OFF     OTHER(A) TRANSLATION  YEAR
                          --------- ------- --------  -------- ----------- -------
1994--Reserve for doubt-
 ful accounts (B)(C)....   $57,279  $35,720 $(38,621)  $5,072    $ 1,760   $61,210
1995--Reserve for doubt-
 ful accounts (C).......   $61,210  $48,914 $(45,224)  $1,814    $ 1,213   $67,927
1996--Reserve for doubt-
 ful accounts (B)(C)....   $67,927  $52,766 $(69,799)  $4,374    $  (245)  $55,023
1997--Reserve for doubt-
 ful accounts (B)(C)....   $55,023  $51,691 $(51,406)  $  641    $(2,605)  $53,344
                           =======  ======= ========   ======    =======   =======

--------
(A) Reserves of companies accounted for as purchases.

(B)  Includes reserves for doubtful long-term notes receivable.

(C)  Excludes discontinued operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, COMPANY COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Cautionary Statement Concerning Forward-Looking Statements................   2
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   3
Prospectus Summary........................................................   4
Risk Factors..............................................................  12
Use of Proceeds...........................................................  19
Price Range of Company Common Stock and Dividend Policy...................  19
Capitalization............................................................  21
Selected Historical Financial Information.................................  22
Combined Unaudited Pro Forma Condensed Financial Statements...............  24
Management's Discussion and Analysis of Results of Operations and
 Financial Condition for the Three Months Ended March 31, 1998............  32
Management's Discussion and Analysis of Results of Operations and
 Financial Condition for the Year Ended December 31, 1997.................  40
Business..................................................................  56
Description of Capital Stock..............................................  67
Underwriting..............................................................  69
Legal Matters.............................................................  71
Experts...................................................................  71
Index to Financial Statements............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               20,000,000 SHARES

                       --------------------------------

                          [LOGO WASTE MANAGEMENT/SM/]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses expected to be incurred in connection with the distribution of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimates except for the Securities and Exchange Commission filing fee.

      Securities and Exchange Commission filing fee................... $184,191
      Costs of printing and engraving................................. $100,000
      Legal fees and expenses......................................... $100,000
      Accounting fees and expenses.................................... $ 20,000
      Transfer Agent Fees............................................. $ 10,000
      Miscellaneous................................................... $ 10,809
                                                                       --------
          Total....................................................... $425,000
                                                                       ========

--------
*To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation contains such a provision.

  Under Article VII of the Registrant's Amended and Restated By-Laws as currently in effect, as well as under Article TWELFTH of the Registrant's Restated Certificate of Incorporation, each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant, shall be indemnified by the Registrant to the full extent permitted by the Delaware General Corporation Law.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to an action other than one brought by or on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim as to which such person is adjudged liable to such corporation except to the extent that a court otherwise provides. To the extent that such person has been successful in defending any action (even one on behalf of the corporation), he is entitled to indemnification for reasonable expenses (including attorneys' fees).

  The indemnification provided for by the Delaware General Corporation Law is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Delaware General Corporation Law. The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Restated Certificate of Incorporation. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

  The Registrant maintains a liability insurance policy providing coverage for its directors and officers.

ITEM 16.  EXHIBITS

      EXHIBIT
      NUMBER   DESCRIPTION
      -------  -----------
        1      Form of Purchase Agreement
        2      Agreement and Plan of Merger, dated as of March 10, 1998,
               by and among USA Waste, Dome Merger Subsidiary and Waste
               Management (incorporated by reference to Annex A to the
               Joint Proxy Statement/Prospectus contained in the Regis-
               tration Statement on Form S-4 of USA Waste Services, Inc.,
               Registration No. 333-56113)
       4.1(a)  Restated Certificate of Incorporation of Registrant, as
               amended as of May 24, 1985 (incorporated by reference to
               Exhibit 4.1 to Registrant's Quarterly Report on Form 10-Q
               for the quarter ended June 30, 1985)
       4.1(b)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, recorded May 23, 1986 (incorpo-
               rated by reference to Exhibit 4(c) to Registrant's Regis-
               tration Statement on Form S-8, Registration No. 33-6265)
       4.1(c)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, recorded May 15, 1987 (incorpo-
               rated by reference to Exhibit 4.5(d) to Registrant's Reg-
               istration Statement on Form S-4, Registration No. 33-
               15518)
       4.1(d)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, filed May 19, 1989 (incorporated
               by reference to Exhibit 3(e) to Registrant's Registration
               Statement on Form S-3, Registration No. 33-30190)
       4.1(e)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, filed May 18, 1990 (incorporated
               by reference to Exhibit 4(h) to Registrant's Registration
               Statement on Form S-8, Registration No. 33-35936)
       4.1(f)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, filed May 14, 1993 (incorporated
               by reference to Exhibit 4(a) to Registrant's Current Re-
               port on Form 8-K dated May 14, 1993)
       4.1(g)  Certificate of Amendment of Restated Certificate of Incor-
               poration of Registrant, filed May 9, 1997 (incorporated by reference to Exhibit 3(a) to Registrant's Current Report
               on Form 8-K dated May 9, 1997)
       4.1(h)  Conformed copy of Restated Certificate of Incorporation of
               Registrant, as amended (incorporated by reference to Ex-
               hibit 3(b) to Registrant's Current Report on Form 8-K
               dated May 9, 1997)
       4.2     By-Laws of Registrant, as amended and restated as of No-
               vember 4, 1997 (incorporated by reference to Exhibit 3 to
               Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997)
       5       Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
               regarding legality of the securities being registered
      23.1     Consent of Arthur Andersen LLP

               23.2  Consent of Coopers & Lybrand L.L.P.
               23.3  Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5)

--------

ITEM 17. UNDERTAKINGS

  1. The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN OAK BROOK, ILLINOIS ON JUNE 15, 1998.

                                          WASTE MANAGEMENT, INC.

                                                 /s/ Robert S. Miller
                                          By: _________________________________
                                            Robert S. Miller
                                             Chairman of the Board and Chief
                                                    Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURE                           TITLE                         DATE
             ---------                           -----                         ----
/s/ Robert S. Miller                 Director, Chairman of the             June 15, 1998
____________________________________ Board and Chief Executive
 Robert S. Miller                    Officer

/s/ Donald F. Flynn                  Director                              June 15, 1998
____________________________________
 Donald F. Flynn

/s/ Peer Pederson                    Director                              June 15, 1998
____________________________________
 Peer Pederson

/s/ James R. Peterson                Director                              June 15, 1998
____________________________________
 James R. Peterson

/s/ James B. Edwards                 Director                              June 15, 1998
____________________________________
 James B. Edwards

/s/ H. Jesse Arnelle                 Director                              June 15, 1998
____________________________________
 H. Jesse Arnelle

/s/ Pastora San Juan Cafferty        Director                              June 15, 1998
____________________________________
 Pastora San Juan Cafferty

/s/ Paul M. Montrone                 Director                              June 15, 1998
____________________________________
 Paul M. Montrone

/s/ Steven G. Rothmeier              Director                              June 15, 1998
____________________________________
 Steven G. Rothmeier

/s/ Roderick M. Hills                Director                              June 15, 1998
____________________________________
 Roderick M. Hills

/s/ John C. Pope                     Director                              June 15, 1998
____________________________________
 John C. Pope

/s/ Mark T. Spears                   Vice President, Controller            June 15, 1998
____________________________________ and Principal Accounting
 Mark T. Spears                      Officer

/s/ Donald R. Chappel                Vice President, and                   June 15, 1998
____________________________________ Principal Financial Officer
 Donald R. Chappel


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER   DESCRIPTION
  -------  -----------
    1      Form of Purchase Agreement
   2       Agreement and Plan of Merger, dated as of March 10, 1998, by and among USA Waste, Dome Merger Subsidiary and Waste Manage-
           ment (incorporated by reference to Annex A to the Joint Proxy
           Statement/Prospectus contained in the Registration Statement on Form S-4 of USA Waste Services, Inc., Registration No. 333-
           56113)
   4.1(a)  Restated Certificate of Incorporation of Registrant, as
           amended as of May 24, 1985 (incorporated by reference to Ex-
           hibit 4.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1985)
   4.1(b)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, recorded May 23, 1986 (incorporated by reference to Exhibit 4(c) to Registrant's Registration State-
           ment on Form S-8, Registration No. 33-6265)
   4.1(c)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, recorded May 15, 1987 (incorporated by reference to Exhibit 4.5(d) to Registrant's Registration
           Statement on Form S-4, Registration No. 33-15518)
   4.1(d)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, filed May 19, 1989 (incorporated by refer-
           ence to Exhibit 3(e) to Registrant's Registration Statement on
           Form S-3, Registration No. 33-30190)
   4.1(e)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, filed May 18, 1990 (incorporated by refer-
           ence to Exhibit 4(h) to Registrant's Registration Statement on
           Form S-8, Registration No. 33-35936)
   4.1(f)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, filed May 14, 1993 (incorporated by refer-
           ence to Exhibit 4(a) to Registrant's Current Report on Form 8-
           K dated May 14, 1993)
   4.1(g)  Certificate of Amendment of Restated Certificate of Incorpora-
           tion of Registrant, filed May 9, 1997 (incorporated by refer-
           ence to Exhibit 3(a) to Registrant's Current Report on Form 8-
           K dated May 9, 1997)
   4.1(h)  Conformed copy of Restated Certificate of Incorporation of
           Registrant, as amended (incorporated by reference to Exhibit
           3(b) to Registrant's Current Report on Form 8-K dated May 9,
           1997)
   4.2     By-Laws of Registrant, as amended and restated as of November
           4, 1997 (incorporated by reference to Exhibit 3 to Regis-
           trant's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1997)
   5       Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) re-
           garding legality of the securities being registered
  23.1     Consent of Arthur Andersen LLP
  23.2     Consent of Coopers & Lybrand L.L.P.
  23.3     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
           (included in Exhibit 5)
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